Exhibit 10.1

Execution Version

CREDIT AGREEMENT
Dated as of September 23, 2026
among
FLOTEK INDUSTRIES, INC.,
as Borrower,
THE LENDERS PARTY HERETO FROM TIME TO TIME,
ALTER DOMUS (US) LLC,
as Administrative Agent,
ALTER DOMUS (US) LLC,
as Collateral Agent,
______________________________________________________________________________
Coordinating Lead Arranger:
Elda River Credit Opportunities Master Fund A, L.P _____________________________________________________________________________
Credit Facility:
$120,000,000 Term Loan Credit Facility

TABLE OF CONTENTS
Page
Section 1.01    Defined Terms    1
Section 1.02    Terms Generally    36
Section 1.03    Rates    37
Section 1.04    Cashless Rollovers..    38
ARTICLE II.
CREDITS
Section 2.01    Commitments and Term Borrowings    38
Section 2.02    Loans and Borrowings Generally    38
Section 2.03    Requests for Borrowings and Interest Elections    39
Section 2.04    Funding of Borrowings    39
Section 2.05    Termination of Commitments    40
Section 2.06    Repayment of Loans Generally; Evidence of Debt    40
Section 2.07    Repayment of Loans; Application of Prepayments    41
Section 2.08    Prepayment of Loans    42
Section 2.09    Fees    46
Section 2.10    Interest    46
Section 2.11    Increased Costs    46
Section 2.12    Compensation for Losses    48
Section 2.13    Taxes    48
Section 2.14    Payments Generally; Pro Rata Treatment; Sharing of Set-offs    52
Section 2.15    Mitigation Obligations; Replacement of Lenders    53
Section 2.16    Defaulting Lenders    54
Section 2.17    Inability to Determine Rates    56
Section 2.18    Benchmark Replacement Setting    56
Section 2.19    Initial Delayed Draw Term Loans    58
Section 2.20    Delayed Draw Term Loans    59
ARTICLE III.
REPRESENTATIONS AND WARRANTIES
Section 3.01    Organization; Power and Authority    62
Section 3.02    Ownership of Equity Interests    62
Section 3.03    Authorization; No Conflict    63
Section 3.04    Enforceability    63
Section 3.05    Governmental Approvals    63
Section 3.06    Financial Statements    63
Section 3.07    No Material Adverse Effect    64
Section 3.08    Title to Property    64
Section 3.09    Litigation; Compliance with Laws    64
Section 3.10    Federal Reserve Regulations    65
Section 3.11    Investment Company Act    65

Section 3.12    Taxes    65
Section 3.13    Disclosure    66
Section 3.14    Employee Matters    66
Section 3.15    Environmental Matters; Hazardous Materials    67
Section 3.16    Solvency    68
Section 3.17    No Default    68
Section 3.18    Collateral    68
Section 3.19    Line of Business; No Subsidiaries    68
Section 3.20    Insurance    69
Section 3.21    Intellectual Property    69
Section 3.22    Senior Indebtedness    69
Section 3.23    Use of Proceeds    69
ARTICLE IV.
CONDITIONS PRECEDENT
Section 4.01    Closing    69
ARTICLE V.
AFFIRMATIVE COVENANTS
Section 5.01    Use of Proceeds    73
Section 5.02    Maintenance of Properties    73
Section 5.03    Notices    74
Section 5.04    Financial Statements    75
Section 5.05    Maintenance of Existence and Rights    77
Section 5.06    Maintenance of Records    77
Section 5.07    Compliance with Laws; Permits    77
Section 5.08    Further Assurances; Additional Collateral, Etc.    77
Section 5.09    Maintenance of Insurance    80
Section 5.10    Taxes    81
Section 5.11    Separate Existence    81
Section 5.12    Patriot Act; Beneficial Ownership Regulation    81
Section 5.13    Flood Hazard Determinations    82
Section 5.14    Compliance with Sanctions Laws, Anti-Corruption Laws, Ex-Im Laws, and Anti-Money Laundering Laws.    82
Section 5.15    Inspection Rights    83
Section 5.16    Post-Closing Actions..    83
ARTICLE VI.
NEGATIVE COVENANTS
Section 6.01    Liens    84
Section 6.02    Indebtedness    86
Section 6.03    Restricted Payments    88
Section 6.04    Sale of Assets    89

Section 6.05    Business Activities    89
Section 6.06    No Subsidiaries or Joint Ventures    90
Section 6.07    No Liquidation, Merger or Consolidation    90
Section 6.08    Fiscal Year, Name and Location; Accounting Policies    90
Section 6.09    Investments    91
Section 6.10    Transactions with Affiliates; Related Party Contracts; Approved ProFrac Contracts.    92
Section 6.11    No Margin Stock    93
Section 6.12    Hedging    93
Section 6.13    Liability Management Transactions    93
Section 6.14    Use of Proceeds    93
Section 6.15    Taxes    93
Section 6.16    Restrictive Agreements    93
Section 6.17    Clauses Restricting Subsidiary Distributions    94
Section 6.18    Organizational Documents    94
Section 6.19    Financial Covenants    94
ARTICLE VII.
EVENTS OF DEFAULT
Section 7.01    Events of Default    95
ARTICLE VIII.
AGENTS
Section 8.01    Appointment    98
Section 8.02    Nature of Duties    99
Section 8.03    Resignation by the Agents    100
Section 8.04    Each Agent in its Individual Capacity    101
Section 8.05    Indemnification    101
Section 8.06    Lack of Reliance on Agents    102
Section 8.07    Loan Documents    102
Section 8.08    Removal of Administrative Agent    102
Section 8.09    Delegation of Duties    102
Section 8.10    No Risk of Funds    103
Section 8.11    Lender ERISA Matters    103
Section 8.12    Erroneous Payments    104
Section 8.13    Appointment of Supplemental Agents    105
Section 8.14    Administrative Agent May File Proofs of Claim    106
ARTICLE IX.
MISCELLANEOUS
Section 9.01    Notices    107
Section 9.02    Survival of Agreement    107
Section 9.03    Binding Effect    108

Section 9.04    Successors and Assigns; Participations and Assignments    108
Section 9.05    Expenses; Indemnity    111
Section 9.06    Right of Set-off    114
Section 9.07    GOVERNING LAW    114
Section 9.08    Waivers; Amendment    114
Section 9.09    Interest Rate Limitation    118
Section 9.10    Entire Agreement    118
Section 9.11    WAIVERS    118
Section 9.12    Severability    118
Section 9.13    Counterparts    119
Section 9.14    Headings    119
Section 9.15    Jurisdiction; Venue    119
Section 9.16    Confidentiality    120
Section 9.17    Communications    121
Section 9.18    Release of Liens    122
Section 9.19    U.S.A. Patriot Act    122
Section 9.20    Scope of Liability    123
Section 9.21    Acknowledgment and Consent to Bail-In of Affected Financial Institutions    123
Section 9.22    E-Signature    124
Section 9.23    Acknowledgements    124
Section 9.24    Acknowledgement Regarding Any Supported QFCs    125

Appendixes, Exhibits and Schedules[Omitted]
Appendix A    Organizational Chart
Appendix A-1    Borrower Group Members
Exhibit A    Form of Assignment and Acceptance
Exhibit B    Form of Borrowing Request
Exhibit C    Form of Loan Note
Exhibit D    Form of Interest Election Request
Exhibits E-1 – E-4    Forms of U.S. Tax Compliance Certificate
Exhibit F    Form of Insurance Certificate
Exhibit G    Form of Closing Certificate
Exhibit H    Form of Solvency Certificate
Exhibit I    Form of Prepayment Notice
Schedule 2.01    Commitments
Schedule 3.02    Ownership of Equity Interests
Schedule 3.18    Perfection Requirements
Schedule 5.08(b)    Existing Accounts
Schedule 5.16    Post-Closing Actions
Schedule 6.01(f)    Permitted Liens
Schedule 9.01    Notice Addresses
Schedule 9.04    Approved Assignees

This CREDIT AGREEMENT, dated as of September 23, 2026 (this “Agreement”), among FLOTEK INDUSTRIES, INC., a Delaware corporation (the “Borrower”), THE LENDERS PARTY HERETO FROM TIME TO TIME, ALTER DOMUS (US) LLC, as administrative agent for the Lender Parties (in such capacity, together with any successor administrative agent appointed pursuant to the Loan Documents, the “Administrative Agent”), and ALTER DOMUS (US) LLC, as collateral agent for the Secured Parties (in such capacity, together with any successor collateral agent appointed pursuant to the Loan Documents, the “Collateral Agent”). Capitalized terms used herein have the respective meanings set forth in Section 1.01.
R E C I T A L S:
WHEREAS, in order to refinance the Borrower’s Existing Indebtedness, fund Capital Expenditures, Permitted Acquisitions and general corporate purposes, the Borrower has requested the Lenders to extend, and the Lenders have agreed to extend, on the terms and conditions set forth in this Agreement and the other Loan Documents, a Term Loan Facility in an aggregate principal amount up to $120,000,000; and
NOW, THEREFORE, the Lenders are willing to extend the credit described above to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:
A G R E E M E N T:
ARTICLE I.
DEFINITIONS
Section 1.01    Defined Terms.
As used in this Agreement, the following terms shall have the meanings specified below:
“ABL Credit Agreement” means that certain Revolving Loan and Security Agreement dated August 14, 2023, among Borrower, Flotek Chemistry, and JP3 Measurement, LLC, as borrowers, and ABL Lender, as the same has been and may be further amended, restated, supplemented, refinanced, or otherwise modified from time to time; provided that any refinancing of the ABL Credit Agreement (or amendment or amendment and restated that has the effect of refinancing the ABL Credit Agreement) shall be subject to clauses (b) and (c) of the Required Additional Debt Terms.
“ABL Lender” means Amerisource Funding, Inc., a Texas corporation, any successor lender under the ABL Credit Agreement, and their respective successors and assigns.
“Acquisition” means the acquisition (whether by means of a merger, consolidation or otherwise) of all of the Equity Interests of any Person or all or substantially all of the assets of (or any division or business line of) any Person.
“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.
“Administrative Agent and Collateral Agent Fee Letter” shall mean that Fee Letter, dated as of the Closing Date, by and between the Administrative Agent, the Collateral Agent and the Borrower, in respect of certain fees payable to the Administrative Agent and the Collateral Agent.

“Administrative Questionnaire” shall mean an administrative questionnaire in form and substance acceptable to the Administrative Agent.
“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person; provided that, (a) ProFrac and its Subsidiaries shall not be considered Affiliates of the Borrower Group under this Agreement or the Loan Documents, except for the purposes of Section 6.10 of this Agreement, and (b) PC Energy and ALSC shall not be considered Affiliates of the Borrower Group under this Agreement or the Loan Documents.
“Affiliate Transaction” shall have the meaning assigned to such term in Section 6.10(a).
“Agent Fees” shall mean any fees payable to the Administrative Agent and Collateral Agent, in their respective capacities as and in compensation of their respective roles as Administrative Agent and Collateral Agent, under the terms of the Administrative Agent and Collateral Agent Fee Letter.
“Agent Indemnitee” has the meaning assigned to such term in Section 9.05(b).
“Agent Party” shall have the meaning assigned to such term in Section 9.17(b).
“Agents” shall mean the Administrative Agent and the Collateral Agent.
“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.
“ALSC” shall mean American Life & Security Corp. and its Affiliates.
“Anti-Corruption Laws” shall mean the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, as amended, and any other laws, rules, and regulations concerning or relating to the prevention or prohibition of bribery or corruption.
“Anti-Money Laundering Laws” shall mean the U.S.A. Patriot Act, the U.S. Bank Secrecy Act of 1970, as amended, and any other laws, rules, and regulations related to the prevention or prohibition of money laundering or terrorism financing.
“Approved Assignee” shall mean each of the Persons set forth in Schedule 9.04 hereto.
“Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.
“Approved ProFrac Contract” shall mean each of the following (a) the Chemistry Supply Agreement between Flotek Chemistry and ProFrac, (b) the Agreement for Equipment Rental between PWRTEK, LLC, as lessor, and ProFrac GSM, LLC, as lessee, and (c) any ProFrac Affiliate Contract that either is (i) an ordinary course customer or supplier contract, consistent with past practice; provided that such agreement is approved by a majority of the disinterested members of the Board of Directors of Borrower or the audit committee of the Board of Directors of Borrower or (ii) approved by a majority of the disinterested members of the Board of

Directors of Borrower or the audit committee of the Board of Directors of Borrower, and by the Coordinating Lead Arranger.
“Applicable Margin” shall mean a rate per annum equal to 6.50%.
“Arranger” shall mean the Coordinating Lead Arranger.
“Asset Sale” shall mean any Disposition of property or assets of any Borrower Group Member (excluding any Disposition in accordance with Section 6.04(a) through Section 6.04(i) of this Agreement).
“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent and the Borrower (if required pursuant to the terms hereof), in the form of Exhibit A or such other form as shall be approved by the Administrative Agent.
“Audited Financial Statements” has the meaning assigned to such term in Section 3.06(a).
“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.18(d).
“Availability Period” shall mean the period from the Closing Date until the earlier of (a) March 31, 2028, and (b) any date on which the Commitments are terminated in accordance with Section 7.01.
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Proceeding” shall mean (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, in each case undertaken under federal, provincial, state or foreign law or any other applicable jurisdiction, including any Debtor Relief Law.
“Benchmark” shall mean, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.18(a).
“Benchmark Replacement” shall mean, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(a)    Daily Simple SOFR; or
(b)    the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Date” shall mean a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) and (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); and
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been, or if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been, determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” shall mean, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.18 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.18.
“Beneficial Ownership Certificate” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.
“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code, or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.
“Borrower Group” shall mean the Borrower and each of its Subsidiaries from time to time (collectively, the “Borrower Group” and any entity therein a “Borrower Group Member”), which, as of the Closing Date, are set out in the group structure chart in Appendix A.
“Borrower’s Notice” has the meaning assigned to such term in Section 5.13.
“Borrowing” shall mean a group of Loans made on a single date.
“Borrowing Minimum” shall mean $5,000,000.
“Borrowing Multiple” shall mean $1,000,000.
“Borrowing Request” shall mean a written request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit B.
“Breakage Costs” shall mean, with respect to any Loan, any amount payable with respect to such Loan pursuant to Section 2.12.
“Business Day” shall mean any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of the State of New York or is a day on which financial institutions in such state are authorized or required by law to close.
“Capital Expenditures” shall mean, for any period, the aggregate amount of all expenditures of the Borrower Group Members on a consolidated basis for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements) during such period that should be capitalized under GAAP in the consolidated statement of cash flows of the Borrower Group Members.
“Capital Lease Obligations” shall mean, as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP; provided, that with respect to the accounting for leases as either operating leases or capital leases and the impact of such accounting in accordance with FASB ASC 842 on the definitions and covenants herein, GAAP as in effect on December 31, 2018 shall be applied.
“Capital Stock” shall mean any and all shares of, rights to purchase or acquire, warrants, options or depository receipts for, or other equivalents of, or partnership or other interest in (however designated), equity of such Person.

“Cash” shall mean money, currency or a credit balance in any demand account or deposit account.
“Change in Law” shall mean the occurrence of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty by any Governmental Authority after the Closing Date, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof (but excluding proposals thereof) by any Governmental Authority after the Closing Date or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law (but excluding proposals thereof)) by any Governmental Authority after the Closing Date; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” shall mean:
(a)    any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, but excluding any employee benefit plan of the Borrower and its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), excluding the Permitted Holders, shall be the “beneficial owner” (as defined in Rules 13(d)-3 and 13 (d)-5 under such Act), directly or indirectly, of more than fifty percent (50%) of the outstanding Voting Stock of the Borrower;
(b)    the merger or consolidation of the Borrower with or into another Person or the merger of another Person with or into the Borrower, unless the holders of a majority of the aggregate voting power of the Voting Stock of the Borrower, immediately prior to such transaction, hold securities of the surviving or transferee Person that represent, immediately after such transaction, at least a majority of the aggregate power of the Voting Stock of the surviving or transferee person;
(c)    the common stock of the Borrower ceases to be listed or admitted to trading on the New York Stock Exchange (or any successor exchange thereto), unless such common stock is concurrently listed or admitted to trading on The Nasdaq Stock Market LLC or another nationally recognized securities exchange in the United States; or
(d)    the sale, assignment, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries.
“Change of Control Successor” shall have the meaning assigned to such term in Section 2.08(b)(iv).
“Charges” shall have the meaning assigned to such term in Section 9.09.
“Closing” shall mean the satisfaction or waiver of the applicable conditions set forth in Section 4.01 on the Closing Date.
“Closing Date” shall mean the date on which Closing occurs.
“Closing Date Financial Statements” has the meaning assigned to such term in Section 3.06(a).

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited, as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Collateral” shall mean all of the “Collateral” referred to in the Collateral Agreement and all other property (including Equity Interests but excluding Excluded Assets) of the Borrower Group Members, now owned or hereafter acquired, which is subject or is intended to become subject to the security interests or Liens granted pursuant to any of the Security Documents.
“Collateral Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.
“Collateral Agreement” shall mean that certain Guarantee and Collateral Agreement, dated as of the Closing Date, among the Borrower, each Subsidiary Guarantor, the Administrative Agent and the Collateral Agent.
“Commitment” means a Term Commitment and/or a Delayed Draw Commitment, as the context may require.
“Commonly Controlled Entity” shall mean an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.
“Communications” shall have the meaning assigned to such term in Section 9.17(a)(i).
“Conforming Changes” shall mean, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.11, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated EBITDA” shall mean, with respect to the Borrower and its Subsidiaries measured on a consolidated basis and determined in accordance with GAAP for any period:
(a)    the Consolidated Net Income of such Person for such period,

plus
(b)    without duplication, the sum of the following amounts for such period to the extent deducted in the calculation of Consolidated Net Income for such period:
(i)    income taxes,
(ii)    Interest Expense,
(iii)    amortization, depreciation and other non-cash charges,
(iv)    non-cash amortization of contract assets,
(v)    non-cash compensation charges arising from any grant of stock, stock options or other equity-based awards, or any vesting or acceleration thereof,
(vi)    amounts paid which constitute the MOIC Payment Amount,
(vii)    debt issuance costs and commissions, discounts and other fees associated with Permitted Debt,
(viii)    costs, fees and expenses incurred in connection with actual or prospective Permitted Acquisitions and other Investments permitted under Section 6.09,
(ix)    any other extraordinary, unusual or non-recurring costs and expenses, one-time items or charges, losses, or expenses,
(x)    costs, expenses, and losses related to Permitted Dispositions (other than Dispositions of inventory), and
(xi)    transaction fees and expenses (including legal fees of the Lender Parties or ABL Lender) incurred in connection with the Transactions, the Loan Documents or the ABL Credit Agreement;
provided that the aggregate amount under clauses (viii), (ix), (x) and (xi) above shall not exceed 10% of Consolidated EBITDA for any period of four consecutive fiscal quarters.
Notwithstanding anything to the contrary contained in this Agreement, Consolidated EBITDA for any period shall (a) include the Consolidated EBITDA for any Borrower Group Member or business unit that has been acquired by the Borrower or any of its Subsidiaries for any portion of such period prior to the date of acquisition, so long as such Consolidated EBITDA has been verified by appropriate audited financial statements, a quality of earnings prepared by a third party with respect to such Borrower Group Member or business unit, or other financial diligence reasonably acceptable to the Required Lenders and (b) exclude the Consolidated EBITDA for any Borrower Group Member or business unit that has been disposed of by the Borrower or any of its Subsidiaries, for the portion of such period prior to the date of such disposition.
“Consolidated Leverage Ratio” shall mean, as of the last day of each fiscal quarter, the ratio of (a) Consolidated Net Debt as of the last day of the period of the prior four consecutive fiscal quarters ending on, or most recently ended prior to, such date of determination to (b) Consolidated EBITDA for the period of the prior four consecutive fiscal quarters ending on, or most recently ended prior to, such date of determination.

“Consolidated Net Debt” shall mean, with respect to the Borrower and its Subsidiaries measured on a consolidated basis and determined in accordance with GAAP for any period, without duplication, (a) Funded Indebtedness minus (b) all unrestricted cash and cash equivalents.
“Consolidated Net Income” shall mean, with respect to the Borrower and its Subsidiaries measured on a consolidated basis and determined in accordance with GAAP for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries for such period after taxes on income to the extent imposed on the Borrower and its Subsidiaries for such period, without duplication; provided that, notwithstanding anything to the contrary contained in this Agreement, Consolidated Net Income for any period shall (a) include the Consolidated Net Income for any Borrower Group Member or business unit that has been acquired by the Borrower or any of its Subsidiaries for any portion of such period prior to the date of acquisition, so long as such Consolidated Net Income has been verified by appropriate financial statements, a quality of earnings prepared by a third party with respect to such Borrower Group Member or business unit, or other financial diligence reasonably acceptable to the Required Lenders and (b) exclude the Consolidated Net Income for any Borrower Group Member or business unit that has been disposed of by the Borrower or any of its Subsidiaries, for the portion of such period prior to the date of such disposition.
“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other written undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.
“Control Agreement” shall mean any account control agreement entered into to establish “control” (within the meaning of the UCC) over any account established by any Borrower Group Member and required to be subject to the Lien of the Collateral Agent under the Security Documents, which shall be in form and substance reasonably satisfactory to the Administrative Agent, the Collateral Agent and the Required Lenders.
“Coordinating Lead Arranger” shall mean Elda River Credit Opportunities Master Fund A, L.P.
“Covered Party” has the meaning assigned to such term in Section 9.24(a)
“Daily Simple SOFR” shall mean, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided that, if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.
“Daily Simple SOFR Loan” shall mean a Loan that bears interest based on Daily Simple SOFR.
“Debtor Relief Laws” shall mean the U.S. Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement,

receivership, insolvency, reorganization, or similar debtor relief laws of the United States, Austria or other applicable jurisdictions from time to time in effect.
“Default” shall mean any of the events specified in Section 7.01, whether or not any requirement for the giving of notice, the lapse of time or both, has been satisfied.
“Default Rate” shall mean an interest rate equal to the lesser of (a) the interest rate otherwise applicable to the Loans hereunder plus 2.00% per annum and (b) the highest rate of interest that lenders may contract for, charge or receive from borrowers under applicable Requirements of Law for the use, forbearance or detention of money.
“Defaulting Lender” shall mean, subject to Section 2.16(c), any Lender that:
(a)    has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one (1) or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, or any other Lender Party any other amount required to be paid by it hereunder within two (2) Business Days of the date when due;
(b)    has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied);
(c)    has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower); or
(d)    at any time after the date of this Agreement, has, or has a direct or indirect parent company that has, (i) become the subject of a public proceeding under any Debtor Relief Law, (ii) had publicly appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state, federal or national regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clause (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower and each Lender Party.

“Delayed Draw Commitment” shall have the meaning assigned to such term in Section 2.20(a).
“Delayed Draw Term Loan Funding Date” shall have the meaning assigned to such term in Section 2.20.
“Delayed Draw Term Loan” shall have the meaning assigned to such term in Section 2.20(a).
“Discharge Date” shall mean, subject to Section 9.02, the date on which all of the following have occurred:
(a)    payment in full in cash of (i) the outstanding principal amount of loans and advances under this Agreement, together with any and all premiums and (ii) interest accrued and owing at or prior to the time such amounts are paid (including interest accruing (or which would, absent the commencement of an insolvency or liquidation proceeding of the Borrower, accrue) on or after the commencement of any insolvency or liquidation proceeding of the Borrower, whether or not such interest would be allowed in such insolvency or liquidation proceeding), on all Indebtedness outstanding under the Loan Documents;
(b)    the termination or expiration of all commitments (including the Commitments), if any, to extend credit under the Loan Documents and the payment in full in cash of any and all premiums or fees in respect of such commitments; and
(c)    payment in full in cash of all other Obligations (other than contingent obligations in respect of indemnity for which a claim has not been made) that are then due and payable or otherwise accrued and owing at or prior to the time such amounts are paid.
“Disposition” shall mean, with respect to any property or asset, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose”, “Disposal” and “Disposed of” shall have correlative meanings.
“Dollars” or “$” shall mean lawful money of the United States of America.
“Domestic Subsidiary” shall mean any Subsidiary incorporated or organized under the laws of the United States of America, any state or territory thereof or the District of Columbia.
“ECF Payment Amount” shall have the meaning assigned to such term in Section 2.08(b)(ii).
“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” shall mean (a) any Lender Party (other than a Defaulting Lender), any Affiliate thereof, any Approved Fund (any two (2) or more Approved Funds related to the same Lender being treated as a single Eligible Assignee for all purposes hereof), any Approved Assignee, and (b) any commercial bank, insurance company or other Person (other than a natural person) that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) and which extends credit or buys loans in the ordinary course of business; provided that in no event shall any Borrower Group Member or any Person that is a Restricted Person be an Eligible Assignee.
“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata or sediment, and natural resources such as flora and fauna.
“Environmental Claim” shall mean any and all actions, suits, demands, demand letters, claims, notices of non-compliance or violation, notices of liability or potential liability, investigations, proceedings, consent orders or consent agreements, or any other liability, relating to (a) any actual or alleged violation of or liability under Environmental Law or (b) the presence, Release or exposure to any Hazardous Material.
“Environmental Law” shall mean all federal, state or local laws, including common law, ordinances, regulations, rules, codes, orders, judgments or other requirements or rules of law that relate to the prevention, abatement or elimination of pollution, or the protection of the Environment, natural resources or human health (to the extent relating to exposure to Hazardous Materials), or natural resource damages, including any that relate to the use, generation, manufacture, handling, treatment, storage, disposal, Release, transportation or regulation of, or exposure to Hazardous Materials, including the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 et seq., the Endangered Species Act, 16 U.S.C. §§ 1531 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Clean Water Act, 33 U.S.C. §§ 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§ 11001 et seq., each as amended, and their state or local counterparts or equivalents.
“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
“Erroneous Payment” shall have the meaning assigned to it in Section 8.12(a).
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” shall mean any of the events specified in Section 7.01, provided that any requirement for the giving of notice, the lapse of time or both, has been satisfied.
“Excess Cash Flow” shall mean, for any fiscal quarter of the Borrower, the excess, if any, of:
(a)    the sum, without duplication, of:

(i)    Consolidated Net Income of the Borrower and Subsidiaries for such fiscal quarter;
(ii)    the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income;
(iii)    the amount of the decrease, if any, in working capital for such fiscal quarter; and
(iv)    the aggregate amount of non-cash losses on the Disposition of property by the Borrower and its Subsidiaries during such fiscal quarter (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income; minus
(b)    the sum, without duplication, of:
(i)    the amount of all non-cash credits included in arriving at such Consolidated Net Income (but excluding any non-cash credit to the extent representing the reversal of an accrual or reserve described in clause (a)(ii) above) and cash charges (including any reserves or accruals for potential cash charges in any future period), expenses, costs and fees excluded by virtue of the definition of “Consolidated Net Income”;
(ii)    Capital Expenditures made by the Borrower and its Subsidiaries in cash during such fiscal quarter, in each case, except to the extent funded by the incurrence of Long Term Indebtedness or from equity contributions made to, or the proceeds of Equity Interests issued by, the Borrower;
(iii)    the aggregate amount of all principal payments of Indebtedness of the Borrower or any of its Subsidiaries during such fiscal quarter, in each case, to the extent made by the Borrower or any of its Subsidiaries in cash with internally generated cash including (A) the principal component of payments in respect of Capital Lease Obligations, (B) the amount of any scheduled repayment of Term Loans pursuant to Section 2.07, (C) any mandatory prepayment of Term Loans made pursuant to Section 2.08(b) to the extent required due to an Asset Sale or Recovery Event that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase and (D) any mandatory repayment, prepayment, repurchase (including pursuant to an offer to purchase), redemption, defeasance or other discharge of such Indebtedness, in any such case in whole or in part of Indebtedness, but excluding (x) all voluntary prepayments of Term Loans, (y) all prepayments, redemptions or repurchases of Permitted Junior Debt and (z) all prepayments of revolving Indebtedness during such fiscal quarter, except to the extent there is an equivalent permanent reduction in commitments thereunder;
(iv)    the amount of the increase, if any, in working capital for such fiscal quarter, other than any such increases arising from acquisitions or dispositions by the Borrower or its Subsidiaries during such period or the application of purchase accounting;
(v)    the aggregate amount of net non-cash gains on the Disposition of property by the Borrower and its Subsidiaries during such fiscal quarter (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income;

(vi)    cash payments by the Borrower and the Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Subsidiaries (other than Indebtedness) to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income;
(vii)    any fees or expenses paid in cash during such fiscal quarter in connection with any Investment, Disposition, incurrence or repayment of Indebtedness, issuance of Equity Interests or amendment or modification of any debt instrument (including any amendment or other modification of this Agreement or the other Loan Documents) and including, in each case, any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed;
(viii)    the amount of cash Taxes (including penalties and interest) paid or tax reserves set aside or payable (without duplication) in such period, to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period; and
(ix)    cash payments or expenses paid by the Borrower in respect of its Equity Interests to the extent such amounts were permitted to be paid under Section 6.03(d), (e) or (f).
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
“Excluded Assets” shall have the meaning assigned to such term in the Collateral Agreement.
“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.15) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.13 amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.13(g) and (d) any Taxes imposed under FATCA.
“Ex-Im Laws” shall mean any laws, rules or regulations relating to the control of hardware, software, technology, data and services for export, re-export, transfer or import, as implemented, administered or enforced by any relevant Governmental Authority (including the Export Administration Regulations administered by the Bureau of Industry and Security of the U.S. Department of Commerce and the UFLPA administered by the U.S. Department of Homeland Security).
“Existing Accounts” shall have the meaning assigned to such term in Section 5.08.
“Existing Indebtedness” shall mean indebtedness in respect of the Senior Secured Note.

“Facility” shall mean the Commitments and the Loans made hereunder.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the NYFRB on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) quoted to the Administrative Agent by three major banks of recognized standing (as selected by the Administrative Agent) on such day on such transactions as determined by the Administrative Agent; provided, further that, if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System of the United States.
“Fee Letters” shall mean (i) Administrative Agent and Collateral Agent Fee Letter and (ii) the Upfront Fee Letter.
“Fees” shall mean the Agent Fees and any other fees payable in accordance with Section 2.09.
“Financial Officer” of any Person shall mean (i) the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer, Controller or (ii) any other officer principally responsible for or familiar with the financial matters of such Person so long as a Responsible Officer of Borrower has delivered a certificate to the Administrative Agent certifying as to the incumbency and specimen signature of such officer.
“Flood Compliance Event” shall mean the occurrence of any of the following: (a) a Flood Redesignation with respect to any Mortgaged Property and (b) the addition of any Flood Hazard Property (other than the Initial Mortgaged Property) as a Mortgaged Property pursuant to Section 5.08.
“Flood Hazard Determination” shall have the meaning assigned to such term in Section 5.13.
“Flood Hazard Property” shall have the meaning assigned to such term in Section 5.13.
“Flood Insurance Documents” shall have the meaning assigned to such term in Section 5.13.
“Flood Insurance Laws” shall have the meaning assigned to such term in Section 5.13.

“Flood Redesignation” shall mean the designation of any Mortgaged Property as a Flood Hazard Property where such Mortgaged Property was not a Flood Hazard Property previous to such designation.
“Flood Requirements” shall have the meaning assigned to such term in Section 5.13.
“Floor” shall mean a rate of interest equal to 2.50%.
“Flotek Chemistry” means Flotek Chemistry, LLC, an Oklahoma limited liability company.
“Foreign Lender” shall mean a Lender Party that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.
“Fund” means any Person (other than a natural person, PC Energy or an Affiliate of the Borrower) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“Funded Indebtedness” of any Person shall mean, without duplication, all Indebtedness described in clauses (a), (b), (c), (d), (e), and (f) in the definition thereof of such Person.
“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, subject to the provisions of Section 1.02.
“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank), any securities exchange, and any self-regulatory organization (including the National Association of Insurance Commissioners).
“Guarantee Obligation” shall mean, as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (1) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (2) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such

Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
“Guaranty” shall mean the guarantee provided by each Subsidiary Guarantor pursuant to the Collateral Agreement.
“Hazardous Materials” shall mean all wastes, chemicals, materials, substances and constituents, of any nature, that are defined, listed or regulated as “hazardous” or “toxic,” or as “contaminants” or “pollutants” (or words or similar intent or meaning) or are otherwise subject to regulation or which can give rise to liability under any Environmental Law, including explosive or radioactive substances, petroleum or petroleum distillates, asbestos or asbestos containing materials, per- and polyfluoroalkyls, polychlorinated biphenyls, lead, toxic mold or radon gas.
“Hedge Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one (1) or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower shall be a Hedge Agreement.
“Inactive Subsidiary” means each of Flotek Gulf LLC, Flotek Gulf Research LLC, Flotek International, Inc., Flotek Export, Inc., USA Petrovalve, Inc., Flotek Industries UK Ltd., and Flotek Technologies ULC.
“Indebtedness” of any Person shall mean, without duplication, (a) all Indebtedness for Borrowed Money of such Person, (b) all obligations of such Person for the deferred purchase price of property or services (other than (i) trade payables incurred in the ordinary course of such Person’s business that either (A) are not overdue by more than one hundred twenty (120) days or (B) are being contested in good faith by appropriate dispute resolution or other proceedings and (ii) earnout obligations of any Borrower Group Member arising in connection with a Permitted Acquisition, unless such earnout obligations have actually been earned), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all mandatorily redeemable preferred Equity Interests in such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation (limited to the lesser of (x) the amount of obligations secured and (y) the fair market value of such property), and (j) all obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indebtedness for Borrowed Money” of any Person shall mean, at any date of determination, the sum, without duplication, of (a) all items that, in accordance with GAAP, would be classified as indebtedness on a consolidated balance sheet of such Person at such date, and (b) all obligations of such Person under acceptance, letter of credit or similar facilities at such date. For the avoidance of doubt, Indebtedness for Borrowed Money shall not include any Capital Lease Obligations.
“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).
“Initial Delayed Draw Commitment” means, as to each Term Lender, its obligation to make Initial Delayed Draw Term Loans to the Borrower pursuant to Section 2.19 in an aggregate principal amount not to exceed the amount set forth opposite such Term Lender’s name on Schedule 2.01 under the caption “Initial Delayed Draw Commitment” as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Initial Delayed Draw Commitments as of the Closing Date is $15,000,000.
“Initial Delayed Draw Term Loan” shall have the meaning assigned to such term in Section 2.19.
“Initial Mortgaged Property” shall mean that certain real property located in Stephens County, Oklahoma owned by Flotek Chemistry, which is mortgaged in favor of the ABL Lender on the Closing Date.
“Initial Response Date” has the meaning assigned to such term in Section 2.20(a).
“Initial Term Commitment” means, as to each Term Lender, its obligation to make Initial Term Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount not to exceed the amount set forth opposite such Term Lender’s name on Schedule 2.01 under the caption “Initial Term Commitment”. The initial aggregate amount of the Initial Term Commitments as of the Closing Date is $75,000,000.
“Initial Term Loans” shall have the meaning assigned to such term in Section 2.01.
“Intellectual Property” shall mean the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, domain names, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
“Intercreditor and Subordination Agreement” means the Intercreditor and Subordination Agreement dated as of the date hereof by and between the Administrative Agent, Collateral Agent, the Lenders, ABL Lender and Borrower.
“Interest Election Request” shall mean a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.03(b), which shall be in the form of Exhibit D.
“Interest Expense” shall mean, for any period, all interest, all other fees under Section 2.09 (other than Agent Fees) and Breakage Costs in respect of outstanding Obligations, accrued, capitalized or payable during such period (whether or not actually paid during such period).

“Interest Payment Date” shall mean the last day of each Interest Period therefor that commences on or after the Closing Date.
“Interest Period” shall mean the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the date that is, at Borrower’s option, one month or three months thereafter; provided, however, that, if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.
“Investments” shall have the meaning assigned to such term in Section 6.09.
“Lender” shall mean each financial institution listed on Schedule 2.01, as well as any Person that becomes a “Lender” hereunder pursuant to Section 2.20 or Section 9.04.
“Lender Indemnitee” has the meaning assigned to such term in Section 9.05(b).
“Lender Parties” shall mean the Lenders and the Agents.
“Lien” shall mean any mortgage, pledge, hypothecation, assignment, security interest, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing) under any applicable law.
“Loan Documents” shall mean (a) this Agreement, (b) each Security Document, (c) each Fee Letter, (d) each promissory note issued under Section 2.06(e) and (e) any other agreement, instrument, or document, which the Lenders and the Administrative Agent agree should be a “Loan Document”.
“Loan Parties” shall mean (a) the Borrower and (b) each Subsidiary Guarantor from time to time.
“Loans” shall mean (x) the Initial Term Loans (y) once funded, the Initial Delayed Draw Term Loans and (z) once funded, any Delayed Draw Term Loans.
“Long Term Indebtedness” shall mean all Indebtedness of the Borrower and its Subsidiaries for borrowed money that matures more than one (1) year from the date of its creation or matures within one (1) year from such date that is renewable or extendable, at the option of such Person, to a date more than one (1) year from such date or arises under any revolving credit facility that obligates the lender or lenders to extend credit during a period of more than one (1) year from such date, including Indebtedness in respect of the Loans.
“Margin Stock” shall have the meaning assigned to such term in Regulation U.
“Material Adverse Effect” means any event, condition or occurrence of whatever nature that has a material adverse change in (a) the status of the business, results of operations or business, or financial condition of the Borrower and its Subsidiaries (taken as a whole) that affects the ability of such Persons in any material respect to meet their financial obligations under the Loan Documents to which they are a party in a timely manner, taking into consideration the scheduled repayment of the Loans and payment of other Obligations under the

Loan Documents; (b) with respect to the Loan Documents, the validity or priority of Collateral Agent’s security interests in, and Liens on, the Collateral and the continued effectiveness and enforceability of the Security Documents; or (c) the material rights and remedies of any Secured Party under any Loan Document.
“Maturity Date” shall mean the earlier of (a) the fifth anniversary of the Closing Date and (b) the date on which the entire outstanding principal amount of the Loans, together with all unpaid interest, fees, charges and costs, shall become due and payable in full hereunder, whether by acceleration or otherwise; provided, however, notwithstanding anything to the contrary contained in this definition of “Maturity Date”, if any such day is not a Business Day, such day shall be the immediately preceding Business Day.
“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.
“MOIC Event” shall have the meaning assigned to such term in Section 2.08(c)(i).
“MOIC Factor” shall mean:
(a) at any time that no Delayed Draw Term Loan has been extended hereunder, 1.30;
(b) at any time that one or more Delayed Draw Term Loans have been extended, an amount equal to the quotient of (rounded to the nearest thousandth):
(i)     the sum of (A) the product of 1.30 multiplied by the aggregate principal amount of all Initial Term Loans and Initial Delayed Draw Term Loans funded as of such time (without giving effect to any repayment or prepayment thereof), plus (B) the product of 1.20 multiplied by the aggregate principal amount of all Delayed Draw Term Loans funded as of such time (without giving effect to any repayment or prepayment thereof), divided by
(ii)    the aggregate principal amount of all Loans funded as of such time (without giving effect to any repayment or prepayment thereof).
By way of illustration, if the combined funded amounts of the Initial Term Loans and Initial Delayed Draw Term Loans equal $90,000,000 and the funded amount of the Delayed Draw Term Loans equals $30,000,000, the MOIC Factor would equal ($75,000,000 × 1.30 + $15,000,000 x 1.30 + $30,000,000 × 1.20) / $120,000,000 = 1.275.
“MOIC Payment Amount” shall mean, with respect to a MOIC Event, an amount equal to the positive difference (if any) of (i) the product of (A) the aggregate principal amount of the Loans that had been extended hereunder (without giving effect to any prepayment or repayment of the Loans) multiplied by (B) the MOIC Factor, less (ii) the aggregate amount of all principal, interest, Fees, upfront fees, commitment fees, premiums of any kind, in each of the foregoing cases, paid to the Lenders prior to or substantially concurrently with the date of such MOIC Event and all payments to any Lender to the extent such payment constitutes a MOIC Payment Amount paid prior to or substantially concurrently with the date of such MOIC Event (including any prepayment made and any MOIC Payment Amount paid in connection with a Lender-Elected COC Prepayment).
For purposes of calculating the MOIC Payment Amount on a “Lender-by-Lender” basis as specified herein with respect to a Lender-Elected COC Prepayment, the term “MOIC Payment Amount” shall mean the applicable Lender’s pro rata percentage (calculated as of the payment date for the Lender-Elected COC Prepayment) of an amount equal to the positive difference (if any) of (i) the product of (A) the aggregate principal amount of the portion of the Loans of all Lenders being repaid (or prepaid) at such time (without giving effect to any prepayment or repayment of such Loans prior to such date) multiplied by (B) the MOIC Factor, less (ii) the product of (A) the aggregate amount of all principal, interest, Fees, upfront fees, commitment fees, premiums of any kind, in each of the foregoing cases, paid to the Lenders prior to or substantially concurrently with the payment date for such Lender-Elected COC Prepayment and all payments to any Lender to the extent such payment constitutes a MOIC Payment Amount paid prior to or substantially concurrently with the date of such MOIC Event (including any prepayment made and any MOIC Payment Amount paid in connection with such Lender-Elected COC Prepayment) multiplied by (B) the pro rata percentage (calculated as of the payment date for the Lender-Elected COC Prepayment) of all Loans outstanding of each such Lender that has elected to be prepaid pursuant to the Lender-Elected COC Prepayment.
“Moody’s” shall mean Moody’s Investors Service, Inc. and any successor thereto.
“Mortgage” shall mean a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property for the benefit of the Secured Parties (including any Mortgage to secure the Obligations). Each Mortgage shall be in form and substance reasonably satisfactory to the Collateral Agent and the Required Lenders.
“Mortgaged Property” shall mean (a) each parcel of Real Property owned in fee by a Loan Party as of the Closing Date, and the improvements thereto, and (b) each other parcel of Real Property acquired in fee by a Loan Party after the Closing Date, and the improvements thereto, in each case, other than any Real Property that is an Excluded Asset.
“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Cash Proceeds” shall mean (a) in connection with any Recovery Event or any Asset Sale, the proceeds thereof in the form of Cash and Permitted Investments (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, consultants’ fees, investment banking fees, advisory fees, consent fees, regulatory approval fees, amounts required to be applied to the repayment of Indebtedness (other than Indebtedness under a Loan Document) (including any premium, penalty and interest paid in connection with such payment) secured by a Lien expressly permitted hereunder on any asset that is the subject of such Recovery Event or Asset Sale (other than any Lien pursuant to a Security Document), amounts required to be applied to the unwind of any Hedge Agreement (whether or not secured by a Lien under the Security Documents), net of taxes incurred by the relevant Borrower Group Member, including as a result of any transactions or deemed transactions effected in order to carry out the related prepayment, and net of other customary fees and expenses actually incurred in connection therewith, and (b) in connection with any incurrence of Indebtedness, the Cash proceeds received from such incurrence, net of attorneys’ fees, accountants’ fees, consultants’ fees, investment banking fees, advisory fees, consent fees, regulatory approval fees, underwriting discounts and commissions, and net of other customary fees and expenses actually incurred in connection therewith, in each case to the extent payable to a Person that is not an Affiliate of a Borrower Group Member.
“NFIP” shall have the meaning assigned to such term in Section 5.13.
“Non-Recourse Persons” shall have the meaning assigned to such term in Section 9.20.
“NYFRB” means the Federal Reserve Bank of New York.

“Obligations” shall mean all amounts then due and owing by any of the Borrower Group Members to any of the Lender Parties pursuant to the terms of this Agreement and each other Loan Document, including all principal, interest, liquidation costs, indemnity or reimbursement obligations, fees, the MOIC Payment Amount (if applicable), charges, expenses, reasonable and documented attorneys’ fees and accountants fees chargeable to any Borrower Group Member in connection with its dealings with the Lender Parties and payable by any Borrower Group Member under this Agreement or any of the other Loan Documents and any Borrower Group Member’s obligations to pay, discharge and satisfy Erroneous Payment Subrogation Rights, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement or any other Loan Document, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all reasonable and documented fees, charges and disbursements of counsel to any Lender Party that are required to be paid by any Borrower Group Member pursuant to the terms of the Loan Documents) or otherwise.
“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Organizational Documents” shall mean, as to any Person, the certificate of formation, the articles of incorporation, bylaws, limited liability company agreement, partnership agreement, or other organizational or governing documents of such Person.
“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Subordinated Indebtedness” shall mean Indebtedness for Borrowed Money provided by a bank, an institutional lender, another financial institution that is not a Lender, or a Fund and incurred by any of the Loan Parties after the Closing Date and prior to September 30, 2028, provided that such Indebtedness (a) has a final maturity no earlier than the date that is ninety-one (91) days after the Maturity Date, (b) does not permit cash payments of interest by any Borrower Group Member in excess of 6% per annum of the notional amount of such Indebtedness in any calendar year, (c) is not subject to any mandatory redemption or prepayment provisions or rights and (d) is either (x) unsecured or (y) if secured, secured on a junior basis by a Lien on the Collateral, and in each case subject to customary subordination agreements or intercreditor arrangements which are reasonably acceptable to the Coordinating Lead Arranger.
“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.15).
“Participant” shall have the meaning assigned to such term in Section 9.04(c)(i).
“Participant Register” shall have the meaning assigned to such term in Section 9.04(c)(iii).
“Payment Date” means September 30, 2028, and each December 31, March 31, June 30 and September 30 thereafter until the Maturity Date.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
“PC Energy” shall mean PC Energy Credit I LLC and its Affiliates.
“Periodic Term SOFR Determination Day” has the meaning assigned to it in the definition of “Term SOFR”.
“Permits” shall mean any and all franchises, licenses, leases, permits, approvals, notifications, certifications, registrations, authorizations, exemptions, qualifications, easements, rights of way, Liens and other rights, privileges and approvals required to be obtained from a Governmental Authority.
“Permitted Acquisition” shall mean any Acquisition by the Borrower or any of its Subsidiaries to the extent that each of the following conditions shall have been satisfied:
(a)    no Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition;
(b)    if the aggregate purchase price for such proposed Acquisition exceeds $10,000,000, the Borrower shall have furnished to the Administrative Agent at least ten (10) Business Days prior to the consummation of such Acquisition (or such shorter period of time as the Required Lenders may agree in their sole discretion) (i) an executed term sheet and/or commitment letter (setting forth in reasonable detail the terms and conditions of such Acquisition) and, at the request of the Administrative Agent or any Lender, such other information and documents that the Administrative Agent or any Lender may reasonably request, including to the extent available, executed counterparts of the respective agreements, instruments or other documents pursuant to which such Acquisition is to be consummated, any schedules to such agreements, instruments or other documents and all other material ancillary agreements, instruments or other documents to be executed or delivered in connection therewith, (ii) a quality of earnings report prepared by a third party with respect to the target of such Acquisition and (iii) pro forma financial statements of the Borrower and its Subsidiaries after the consummation of such Acquisition;
(c)    at least three (3) Business Days prior to the consummation of any such Acquisition (or such shorter period of time as the Required Lenders may agree in their sole discretion), the Borrower shall have delivered to the Administrative Agent a certificate of an Responsible Officer of the Borrower demonstrating on a pro forma basis compliance, as at the end of the most recently ended fiscal quarter for which internally prepared financial statements are available, but solely to the extent such covenants were required to be tested as at the end of the most recently ended fiscal quarter for which internally prepared financial statements are available; provided, that such pro forma ratios shall be determined as if (i) such Acquisition had been completed at the beginning of the recently ended fiscal quarter for which internally prepared financial statements are available, and (ii) any Indebtedness assumed in connection with such Acquisition or incurred to finance such Acquisition had been outstanding for such entire fiscal quarter;
(d)    the agreements, instruments and other documents referred to in paragraph (c) above shall provide that (i) neither the Borrower nor any of its Subsidiaries shall, in connection with such Acquisition, assume or remain liable in respect of any Indebtedness of the Seller or Sellers, or other obligation of the Seller or Sellers (except for obligations incurred in the ordinary course of business in operating the property so acquired and necessary or desirable to the continued operation of such property and except for Permitted Debt), and (ii) all property to be so acquired in connection with such Acquisition shall be free and clear of any and all Liens, except for Permitted Liens (and if any such property is subject to any Lien not permitted by this clause (ii), then concurrently with such Acquisition such Lien shall be released);
(e)    such Acquisition shall be effected in such a manner so that the acquired Equity Interests or assets are owned either by a Loan Party or a Person that will become a Loan Party and, if effected by merger or consolidation involving a Loan Party, such Loan Party shall be the continuing or surviving Person or the continuing or surviving Person shall become a Loan Party upon the effectiveness of such merger or consolidation;
(f)    the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States or the Person whose Equity Interests are being acquired is organized in a jurisdiction located within the United States;
(g)    [Reserved];
(h)    the assets being acquired (other than a de minimis amount of assets in relation to the Borrower and its Subsidiaries’ total assets), or the Person whose Equity Interests are being acquired, are useful in or engaged in, as applicable, the business of the Borrower and its Subsidiaries or a business that is incidental, reasonably related or similar, or complementary, ancillary or corollary, to such business;
(i)    such Acquisition shall be consensual and shall have been approved by the board of directors or managers, as applicable, of the Person whose Equity Interests or assets are proposed to be acquired and shall not have been preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, the Borrower or any of its Subsidiaries or an Affiliate thereof;
(j)    any such Subsidiary (and its equity holders) shall execute and deliver the agreements, instruments and other documents to the extent required by Section 5.08 on or prior to the date required by Section 5.08; and
(k)    the purchase price payable in respect of (i) any single Acquisition or series of related Acquisitions shall not exceed $25,000,000 in the aggregate and (ii) all Acquisitions (including the proposed Acquisition) shall not exceed $50,000,000 in the aggregate during the term of this Agreement.
“Permitted Affiliate Transactions” has the meaning assigned to such term in Section 6.10(b).
“Permitted Dispositions” shall have the meaning given in Section 6.04.
“Permitted Debt” shall have the meaning given in Section 6.02.
“Permitted Holders” shall mean ProFrac and its Subsidiaries and Affiliates.
“Permitted Investments” shall mean:
(a)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one (1) year from the date of acquisition thereof;
(b)    securities issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than one (1)

year from the date of acquisition thereof and, at the time of acquisition, having a rating of A+ or higher from S&P or A1 or higher from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);
(c)    investments in commercial paper maturing within two hundred seventy (270) days from the date of acquisition thereof and having at such date of acquisition, a rating of at least A-1 or P-1 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);
(d)    investments in certificates of deposit, banker’s acceptances and time deposits maturing within two hundred seventy (270) days from the date of acquisition thereof issued or guaranteed by or placed with any domestic office of any commercial bank organized under the laws of the United States or any state thereof that (i) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator) and (ii) has a Tier 1 capital ratio (as defined in such regulations) of not less than 10%;
(e)    demand deposits, including interest bearing money market accounts, time deposits, trust funds, trust accounts, overnight bank deposits, interest-bearing deposits, and certificates of deposit or bankers acceptances of depository institutions, issued or offered by any domestic office of any commercial bank organized under the laws of the United States or any state thereof that has a combined capital and surplus and undivided profits of not less than $1,000,000,000;
(f)    fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (d) or (e) above;
(g)    investments in money market mutual funds having a rating in the highest investment category granted thereby from S&P or Moody’s; and
(h)    cash.
“Permitted Junior Debt” shall have the meaning assigned to it in Section 6.02(j).
“Permitted Liens” shall have the meaning assigned to it in Section 6.01.
“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.
“Plan” shall mean an “employee benefit plan” (as defined in Section 3(3) of ERISA) subject to Title I of ERISA and in respect of which the Borrower or any Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4062 or 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Platform” shall have the meaning assigned to such term in Section 9.17(b).
“Prepayment Notice” shall mean a written request by the Borrower in accordance with Section 2.08 and substantially in the form attached hereto as Exhibit I or such other form as may be approved by the Administrative Agent.
“ProFrac” means ProFrac Holding Corp.

“ProFrac Affiliate Contract” shall mean a contract between the Borrower or any other Borrower Group Member, and ProFrac or any of its Subsidiaries or Affiliates.
“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“QFC Credit Support” has the meaning assigned to such term in Section 9.24.
“Real Property” of any Person shall mean all right, title and interest of such Person in and to any and all parcels of real property owned, leased, licensed or operated by such Person together with all improvements and appurtenant fixtures, easements and other real property and rights incidental to the ownership, lease or operation thereof.
“Recipient” shall mean (a) the Administrative Agent or (b) any Lender Party, as applicable.
“Recovery Event” shall mean any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any Loan Party, but excluding all identifiable amounts constituting compensation for lost earnings or revenues, including business interruption insurance.
“Register” shall have the meaning assigned to such term in Section 2.06(c).
“Regulation U” shall mean Regulation U of the Federal Reserve Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, sub-agents and advisors of such Person and such Person’s Affiliates.
“Related Party Contract” shall mean a contract between the Borrower or any other Borrower Group Member and an Affiliate of the Borrower (excluding Permitted Holders, but including PC Energy) or any Affiliate of another Borrower Group Member (other than a contract between or among the Borrower Group Members), which results in any Borrower Group Member making or receiving payments in excess of $5,000,000. For the avoidance of doubt, no ProFrac Affiliate Contract or Approved ProFrac Contract or this Agreement shall constitute a Related Party Contract.
“Release” shall mean any releasing, placing, spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or depositing in, into or onto the Environment. “Released” shall have the correlative meaning.
“Relevant Governmental Body” shall mean the Federal Reserve Board or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB, or any successor thereto.
“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30)-day notice period is waived.
“Representatives” has the meaning assigned to such term in Section 9.16.
“Required Lenders” shall mean, at any time, Lenders having Loans outstanding that represent more than 50.0% of all Loans outstanding; provided that, “Required Lenders” shall always include the Coordinating Lead Arranger and its Affiliates so long as they are a Lender.

The Loans of any Defaulting Lender shall be disregarded in determining Required Lenders at any time, except as otherwise set forth in Section 2.16.
“Required Additional Debt Terms” shall mean, with respect to any Indebtedness, (a) such Indebtedness is provided by a commercial bank or financial institution having combined capital and surplus of not less than $100,000,000 (or the Dollar equivalent as of the date of determination), (b) the interest rate on such Indebtedness may not exceed the maximum rate of non-usurious interest permitted by applicable Requirement of Law and (c) such Indebtedness shall have terms that are fair and reasonable to the applicable Borrower Group Member and such terms shall be no less favorable to such Borrower Group Member (taken as a whole) than those which would be included in an arm’s-length transaction.
“Required Insurance” has the meaning assigned to such term in Section 5.09(a).
“Requirements of Law” shall mean any law, treaty, rule, regulation, order or determination of an arbitrator or a court or other Governmental Authority (including any Environmental Laws and any Permits, ERISA, the U.S.A. Patriot Act, the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, the Energy Policy Act of 2005, and state regulatory laws governing public utilities, public service companies, generation owners, or similar entities), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Resignation Effective Date” has the meaning assigned to such term in Section 8.03.
“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” shall mean, with respect to any Borrower Group Member, the chief executive officer, president, chief financial officer, principal accounting officer, treasurer, assistant treasurer, controller, any managing director, director or vice president of such Borrower Group Member, but in any event, with respect to financial matters, a Financial Officer of the Borrower.
“Restricted Documents” has the meaning assigned to such term in Section 9.16.
“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in, or subordinated Indebtedness (including Permitted Junior Debt) of, any Borrower Group Member, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, defeasance, retirement, acquisition, cancellation or termination of any Equity Interests in, or subordinated Indebtedness (including Permitted Junior Debt) of, any Borrower Group Member or any option, warrant or other right to acquire any such Equity Interest in, or subordinated Indebtedness (including Permitted Junior Debt) of, any Borrower Group Member.
“Restricted Payment Cap” has the meaning assigned to such term in Section 6.03.
“Restricted Period” shall mean the period commencing on the Closing Date to (and including) the Restricted Period End Date.
“Restricted Period End Date” shall mean the date that is two (2) years after the Closing Date.

“Restricted Person” shall mean any Person that is (a) identified on any list of blocked or restricted Persons maintained under Sanctions Laws (including the SDN List); (b) domiciled, organized or resident in a Sanctioned Jurisdiction; (c) owned 50 percent (50%) or more, or Controlled, by one or more Persons described in the foregoing clause (a) or (b); (d) otherwise the subject or target of Sanctions Laws; or (e) identified on any list of blocked or restricted Persons maintained under Ex-Im Laws (including the Entity List maintained by the Bureau of Industry and Security of the U.S. Department of Commerce and the UFLPA Entity List maintained by the U.S. Department of Homeland Security).
“S&P” shall mean Standard & Poor’s Ratings Group, Inc.
“Sanctioned Jurisdiction” shall mean a region, country or territory that is the subject or target of any Sanctions Laws broadly restricting or prohibiting dealings with such country or territory (as of the date hereof, Cuba, Iran, North Korea, and the so-called Donetsk People’s Republic, so-called Luhansk People’s Republic, and Crimea regions of Ukraine).
“Sanctions Authority” shall mean the United States (including OFAC and the U.S. Department of State), the United Nations Security Council, the European Union and its member states, His Majesty’s Treasury of the United Kingdom, or any other relevant Governmental Authority.
“Sanctions Laws” shall mean any economic or financial sanctions laws or regulations, trade embargoes, or restrictive measures imposed, administered or enforced from time to time by any Sanctions Authority.
“SDN List” shall mean the Specially Designated Nationals and Blocked Persons List maintained by OFAC.
“SEC” means the United States Securities and Exchange Commission.
“Secured Parties” shall mean the Lender Parties.
“Security Documents” shall mean (a) the Collateral Agreement, (b) each Control Agreement, (c) each Mortgage, (d) each joinder agreement in respect of any of the foregoing, and (e) each of the security agreements and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.08.
“Seller” means any Person that sells Equity Interests or other property or assets to a Borrower Group Member or a Subsidiary of a Borrower Group Member in a Permitted Acquisition.
“Senior Secured Note” shall mean that certain senior secured note by an among PWRTEK, LLC, as borrower and PC Energy (as successor to ProFrac GDM, LLC by assignment), under that certain Senior Secured Note dated as of April 28, 2025, in the face amount of $40,000,000.
“Single Employer Plan” shall mean any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.
“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” shall mean the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” shall mean a Loan that bears interest at a rate based on Term SOFR.
“Solvent” shall mean, with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required, as of such date, to pay the liabilities of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) as of such date, such Person has not incurred and does not intend to incur, or believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise). For purposes of this definition, (i) “debt” shall mean liability on a “claim,” and (ii) “claim” shall mean any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.
“Subsidiary” shall mean, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers, or similar governing body, of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one (1) or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Subsidiary Guarantor” shall mean each wholly-owned Domestic Subsidiary of the Borrower.
“Supplemental Agent” has the meaning assigned to such term in Section 8.13(a).
“Supported QFC” has the meaning assigned to such term in Section 9.24.
“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority and any and all interest, additions to tax or penalties applicable thereto.
“Term Benchmark Rate Loan” means a Loan that bears interest at a rate based on the Term SOFR Rate.
“Term Borrowing” means a borrowing of the same Type of Term Loan of a single tranche from all the Lenders having Term Commitments or Term Loans of the respective tranche on a given date (or resulting from a conversion or conversions on such date) having in the case of Term Benchmark Rate Loans, the same Interest Period.
“Term Commitment” means, as to each Lender, (i) its Initial Term Commitment, (ii) its Initial Delayed Draw Commitment or (iii) its Delayed Draw Commitment (if any). The amount of each Lender’s Initial Term Commitment and Initial Delayed Draw Commitment is as set forth in the definition thereof and the amount of each Lender’s other Term Commitments shall be as set forth in the Assignment and Acceptance, or in the amendment or agreement relating to the respective Delayed Draw Commitment pursuant to which such Lender shall have assumed its Term Commitment, as the case may be, as such amounts may be adjusted from time to time in accordance with this Agreement.
“Term Facility” means a facility in respect of any Term Loan Tranche (including any Delayed Draw Commitment with respect to any Term Loan Tranche), as the context may require.
“Term Lender” means any Lender that holds Term Loans or Term Commitments at such time.
“Term Loan” means an advance made by any Term Lender under any Term Facility (including, for the avoidance of doubt, the Initial Term Loans, any Initial Delayed Draw Term Loans and any Delayed Draw Term Loans).
“Term Loan Tranche” means the respective facility and commitments utilized in making (or, where applicable, conversion of) Term Loans hereunder, with there being one tranche on the Closing Date, i.e., Initial Term Loans and Initial Term Commitments. The Initial Term Loans, Initial Delayed Draw Term Loans and any Delayed Draw Term Loans, when funded, will form one (1) Term Loan Tranche. Additional Term Loan Tranches may be added after the Closing Date pursuant to Section 2.20(e).
“Term SOFR” shall mean, for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided, further if Term SOFR as so determined shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.
“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Rate” means, with respect to any Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator; provided that if the Term SOFR Rate with respect to any Loans would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Transactions” shall mean, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which it is a party, (b) the borrowings hereunder and the use of proceeds of each of the foregoing and (c) the granting of the Liens pursuant to the Security Documents.
“Type” means, with respect to a Loan, its character as a Term Benchmark Rate Loan.
“UFLPA” shall mean the Uyghur Forced Labor Prevention Act administered by the U.S. Department of Homeland Security.
“U.S. Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.
“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Special Resolution Regimes” has the meaning assigned to such term in Section 9.24.
“U.S. Tax Compliance Certificate” shall have the meaning assigned to such term in Section 2.13(g)(ii)(B)(iii).
“U.S.A. Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (signed into law on October 26, 2001).
“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if, with respect to any financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Collateral Agent pursuant to the applicable Security Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, “UCC” shall mean the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Loan Document and any financing statement relating to such perfection or effect of perfection or non-perfection.
“Unaudited Financial Statements” has the meaning assigned to such term in Section 3.06(a).
“Uncommitted Delayed Draw Amount” has the meaning assigned to such term in Section 2.20(a).
“Upfront Fee Letter” shall mean the fee letter, dated as of the date hereof, between the Coordinating Lead Arranger, the Lenders and the Borrower.
“Voting Stock” shall mean all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors (or the equivalent thereof).
“Withholding Agent” shall mean each Loan Party and the Administrative Agent.
“Write-Down and Conversion Powers” shall mean (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.02    Terms Generally. Except as otherwise expressly provided, the following rules of interpretation shall apply to this Agreement and the other Loan Documents:
(a)    the definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined;
(b)    whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;
(c)    the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;
(d)    the word “will” shall be construed to have the same meaning and effect as the word “shall”;
(e)    the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights;
(f)    all references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require;
(g)    except as otherwise expressly provided herein, any reference in this Agreement to any agreement shall mean such agreement as amended, restated, supplemented or otherwise modified from time to time;
(h)    “or” is not exclusive unless the context otherwise requires;
(i)    except as otherwise expressly provided herein (including Section 9.08(e)), all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith;
(j)    any reference to any Person shall include its successors and permitted assigns in the capacity indicated, and in the case of any Governmental Authority, any Person succeeding to its functions and capacities;

(k)    any reference to any Requirements of Law in any of the Loan Documents shall include all references to such Requirements of Law as amended; and
(l)    for all purposes under the Loan Documents, in connection with any division or plan of division by any Borrower Group Member under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Borrower Group Member or any Subsidiary of any Borrower Group Member becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Borrower Group Member or any Subsidiary of any Borrower Group Member (as the case may be) to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
Section 1.03     Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Term SOFR or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Section 1.04    Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement, the Borrower and the PC Energy have agreed that, on the Closing Date, PC Energy will exchange through a cashless roll, a portion of its loans under the Senior Secured Note in the amount set forth in Schedule 2.01 in the row for PC Energy under the heading for Initial Term Commitments, into Initial Term Loans held by PC Energy on the Closing Date.
ARTICLE II.
CREDITS
Section 2.01    Commitments and Term Borrowings.
Subject to the terms and conditions set forth herein, each Lender with an Initial Term Commitment severally agrees to make loans denominated in Dollars (the “Initial Term Loans”) to the Borrower on the Closing Date in an amount equal to such Term Lender’s Initial Term

Commitment. Amounts borrowed under this Section 2.01 and subsequently repaid or prepaid may not be reborrowed.
Section 2.02    Loans and Borrowings Generally.
(a)    Each Loan shall be made as part of a Borrowing consisting of Loans of the same currency made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b)    Each Borrowing shall be in an aggregate amount that is an integral multiple of the applicable Borrowing Multiple and not less than the applicable Borrowing Minimum.
Section 2.03    Requests for Borrowings and Interest Elections.
(a)    To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by hand delivery or electronic means of an irrevocable written Borrowing Request signed by the Borrower not later than 2:00 p.m., New York City time, ten (10) Business Days before the date of the proposed Borrowing. Each such Borrowing Request shall specify the following information:
(i)    the aggregate amount of the requested Borrowing;
(ii)    the date of such Borrowing (which shall be a Business Day);
(iii)    the selected Interest Period; and
(iv)    the location and account number to which the proceeds of such Borrowing are to be disbursed.
Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
(b)    The Loans comprising each Borrowing shall have an Interest Period of one month or three months, at Borrower’s option, as reflected in an Interest Election Request. If Borrower fails to elect an Interest Period for any Loans on the last day of any Interest Period, such Loans shall automatically continue for an Interest Period of one month.
Section 2.04    Funding of Borrowings.
(a)    Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds, in Dollars, by 12:00 noon, New York City time, to the account of the Administrative Agent designated by it for such purpose by notice to the Lenders. Upon receipt of all requested Loan funds and upon satisfaction or waiver of the conditions specified herein, the Administrative Agent will make such Loans available to the Borrower by promptly wire-transferring the amounts so received, in like funds, to the account or accounts of the Borrower in the applicable Borrowing Request (or by applying such funds in accordance with any funds flow memorandum delivered to the Administrative Agent on the Closing Date).

(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.04(a) and may (but shall be under no obligation to), in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to the Loans under the Facility. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
Section 2.05    Termination of Commitments. Subject to Section 2.08(c), unless previously terminated, (a) the Initial Term Commitment shall be automatically and permanently reduced to $0 on the date of the initial incurrence of Initial Term Loans on the Closing Date, (b) the Initial Delayed Draw Commitment shall be automatically and permanently reduced to $0 on the earlier of (i) the Initial Delayed Draw Term Loan Funding Date or (ii) June 30, 2027, and (c) (x) any Delayed Draw Commitment of any Lender shall be automatically and permanently reduced on each Delayed Draw Term Loan Funding Date, by the amount of Delayed Draw Term Loans funded on such Delayed Draw Term Loan Funding Date, and (y) if any Delayed Draw Term Loan Commitment is incurred during the Availability Period but not funded during the Availability Period, such Delayed Draw Commitments shall be automatically and permanently reduced to $0 at the end of the Availability Period.
Section 2.06    Repayment of Loans Generally; Evidence of Debt.
(a)    The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender, the then unpaid principal amount of each Loan on such dates and in such amounts as provided in Section 2.07.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)    The Administrative Agent, acting as a non-fiduciary agent of the Borrower, shall retain at one of its offices a copy of each Assignment and Acceptance delivered to it pursuant to Section 9.04(b)(ii) and shall maintain a register (the “Register”) in which it shall record (i) the names and addresses of the Lenders and the Commitments of each Lender, (ii) the amount of each Loan made hereunder, (iii) the amount of any principal and interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that in the event of any inconsistency between the Register maintained by the Administrative Agent and the account or accounts maintained by any Lender, the Register maintained by the Administrative Agent shall control, absent manifest error; provided, further, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement. The Borrower and the Lender Parties shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender Party at any reasonable time and from time to time upon reasonable prior written notice. Notwithstanding anything to the contrary herein, this Section 2.06(d) and Section 2.06(c) shall be interpreted and applied so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any other relevant or successor provisions of the Code or such regulations).
(e)    Any Lender may request that Loans made by it to the Borrower be evidenced by a promissory note substantially in the form of Exhibit C. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) substantially in such form. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one (1) or more promissory notes in such form payable to the registered payee named therein.
(f)    THE LOANS ARE ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE CODE. THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR SUCH LOANS MAY BE OBTAINED BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO THE BORROWER AT THE ADDRESS SET FORTH IN SCHEDULE 9.01.
Section 2.07    Repayment of Loans; Application of Prepayments.
(a)    Commencing with the first Interest Payment Date ended after the Restricted Period End Date (i) the Borrower shall repay all outstanding Initial Term Loans in consecutive quarterly installments on each Payment Date in a principal amount equal to 0.25% of the aggregate initial principal amount of the Initial Term Loans on the Closing Date, with the remainder due and payable in full on the Maturity Date, (ii) the Borrower shall repay all outstanding Initial Delayed Draw Term Loans in consecutive quarterly installments on each Payment Date in a principal amount equal to 0.25% of the aggregate initial principal amount of the Initial Delayed Draw Term Loans on the Initial Delayed Draw Term Loan Funding Date, with the remainder due and payable in full on the Maturity Date and (iii) the Borrower shall repay all Delayed Draw Term Loans in consecutive quarterly installments on each Payment Date in a principal amount equal to 0.25% of the aggregate initial principal amount of the Delayed Draw Term Loans on any Delayed Draw Term Loan Funding Date, with the remainder due and payable in full on the Maturity Date.
(b)    To the extent not previously paid, all Loans shall be due and payable on the Maturity Date.
(c)    Mandatory prepayments of Loans made pursuant to Section 2.08(b) or otherwise shall be applied (A) first, to prepay the Loans (including the MOIC Payment Amount (if any)), and (B) second, any amount remaining may be retained by Borrower.
(d)    Voluntary prepayments pursuant to Section 2.08(a) shall be applied as directed by the Borrower (and in the absence of such direction, in direct order of maturity).

(e)    All prepayments shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid, which interest shall be paid in cash. For the avoidance of doubt, except in connection with a MOIC Event, if any, no premium or penalty shall be required to be paid in connection with a prepayment of any Loans.
Section 2.08    Prepayment of Loans.
(a)    Voluntary Prepayments.
(i)    The Borrower may at any time after the Restricted Period End Date prepay the Loans, in whole or in part, without premium or penalty (other than in connection with a MOIC Event), upon delivery to the Administrative Agent of an irrevocable (subject to Section 2.08(a)(ii)) written Prepayment Notice delivered to the Administrative Agent no later than 2:00 P.M., New York City time, three (3) Business Days prior to the date of such prepayment, which Prepayment Notice shall specify the date and amount of prepayment, the aggregate principal amount of the Loans to be prepaid on such date of prepayment, and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate from a Responsible Officer of the Borrower as to the estimated MOIC Payment Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. For the avoidance of doubt, no MOIC Payment Amount will be due upon a partial prepayment under this Section 2.08(a). Upon receipt of any such Prepayment Notice, the Administrative Agent shall promptly notify each relevant Lender thereof. If any such Prepayment Notice is given, the amount specified in such Prepayment Notice shall be due and payable on the date specified therein. Partial voluntary prepayments of Loans shall be in an aggregate principal amount of the Borrowing Minimum or a whole multiple of the Borrowing Multiple in excess thereof (or, in the event of a prepayment in full of the Loans, an amount equal to the outstanding principal amount of such Loans being prepaid).
(ii)    Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.08(a)(i) if such prepayment would have resulted from, or been made in connection with, a sale of all or substantially all of the Borrower’s assets or a refinancing of all or a part of the Facility, which sale or refinancing shall not be consummated or shall otherwise be delayed.
(b)    Mandatory Prepayments. The Borrower shall make the following mandatory prepayments, in each case in the manner set forth in Section 2.07 (and, for the avoidance of doubt, nothing in this clause (b) shall give rise to the payment of any MOIC Payment Amount, except as otherwise specified in clause (c)):
(i)    If any Indebtedness shall be issued or incurred by any Loan Party (excluding any Permitted Debt), the Borrower shall, on the date of such incurrence, remit an aggregate amount equal to 100% of the Net Cash Proceeds received by such Loan Party to the prepayment of Loans in accordance with Section 2.07(c).
(ii)    Commencing with the first fiscal quarter ending after the Restricted Period End Date, within five (5) Business Days after the date the financial statements are required to have been delivered pursuant to Section 5.04 for each fiscal quarter, the Borrower shall prepay an aggregate principal amount of Loans (the “ECF Payment Amount”) equal to (A) 50% of Excess Cash Flow, if any, for the fiscal quarter covered by such financial statements, minus (without duplication and to the extent applicable) (B) all voluntary prepayments during such fiscal quarter or during the period between the end of such fiscal quarter and the date by which any such prepayment is due (without duplication of any such credit in any prior or subsequent fiscal quarter) pursuant to Section 2.08(a) to the extent such prepayments are not funded with the proceeds of Long Term Indebtedness; provided that a prepayment of Loans pursuant to this Section 2.08(b)(ii) in respect of any fiscal quarter shall only be required in the amount (if any) by which the ECF Payment Amount for such fiscal quarter exceeds $250,000.
(iii)    No later than the fifth Business Day following the date of receipt by the Borrower or any Borrower Group Member of any Net Cash Proceeds (other than Net Cash Proceeds in respect of Permitted Debt or as otherwise provided below) exceeding $5,000,000 individually (whether in one transaction or in a series of transactions), the Borrower shall apply 100% of such Net Cash Proceeds to the prepayment of the Loans in accordance with Section 2.07(c); provided that, in the case of any Recovery Event or Asset Sale, if the Borrower shall, prior to the date of the required prepayment, reinvest (or to commit to reinvest) such Net Cash Proceeds within 270 days after receipt of such Net Cash Proceeds and, if so committed to be reinvested, reinvested no later than 270 days after the end of such initial 270-day period, in order to acquire real property, equipment or other assets to be used in the business of the Borrower or its Subsidiaries, to demolish, repair or restore the real property, equipment or other assets damaged as a result of a casualty or to replace, improve or expand existing capital assets of the Borrower or its Subsidiaries then no prepayment shall be required pursuant to this paragraph in respect of such Net Cash Proceeds except to the extent of any such Net Cash Proceeds that have not been so applied by the end of such 180-day period (or within a period of 360 days after receipt of such Net Cash Proceeds if by the end of such initial 270-day period the Borrower or one or more other of its Subsidiaries shall have entered into an agreement with a third party to acquire such real property, equipment or other assets with such Net Cash Proceeds), at which time a prepayment shall be required in an amount equal to such Net Cash Proceeds that have not been so applied.
(iv)    Within the earlier of (x) 30 days after the announcement of a transaction that, upon consummation thereof, would constitute a Change of Control or (y) three (3) Business Days of the occurrence of a Change of Control, each Lender, in its sole discretion, may elect to (A) require the Borrower, no later than five (5) Business Days following such election by such Lender, to prepay such Lender’s pro rata share of the outstanding Loans and/or take all other actions necessary to cause the Discharge Date with respect to such Lender or (B) to keep such Lender’s Loans outstanding under this Agreement, subject to such Lender’s satisfaction that (i) the Borrower (or such other successor in interest or controlling entity of the Borrower as a result of such Change of Control (the “Change of Control Successor”)) has expressly (x) assumed all the obligations of the Borrower under this Agreement and the other Loan Documents and (y) reaffirmed, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, that its Guarantee of, and grant of any Liens as security for, the Obligations shall apply to the Borrower’s and/or the Change of Control Successor’s, as applicable, obligations under this Agreement, (ii) the provision by the Borrower and/or the Change of Control Successor, as applicable, of all information requested by such Lender, including but not limited to requests for information in connection with completing diligence and any information required by such Lender’s obligations under applicable Anti-Money Laundering Laws (including “know your customer” rules) and (iii) any other documentation that such Lender may request, including, but not limited to, legal opinions and certifications by a Responsible Officer of the Borrower or the Change of Control Successor, as applicable, that all representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects.

(v)    In connection with any mandatory prepayment under this Section 2.08(b), the Borrower shall deliver to the Administrative Agent written notice no later than 2:00 P.M., New York City time, three (3) Business Days prior to the date of such prepayment, which notice shall specify the date and amount of prepayment and the subsection pursuant to which such prepayment is being made.
(c)    MOIC Payment Amount.
(i)    The MOIC Payment Amount shall be payable to the Administrative Agent, for the ratable benefit of each Lender, upon full discharge of all outstanding Loans prior to or concurrently with the stated maturity date of the Loans by:
(A) voluntary prepayment of the Loans in full pursuant to Section 2.08(a),
(B) mandatory prepayment pursuant to Section 2.08(b),
(C) repayment at maturity pursuant to Section 2.07(b), or
(D) an acceleration pursuant to Article VII (each of the foregoing clauses (A)-(D) a “MOIC Event”);
provided that, in the case of a mandatory prepayment following a Change of Control under Section 2.08(b)(iv), the MOIC Payment Amount due and owing at such time shall be calculated and payable on a Lender-by-Lender basis solely with respect to the Loans of each Lender that has elected prepayment in full pursuant to Section 2.08(b)(iv)(A) (a “Lender-Elected COC Prepayment”); provided further, that other than as set forth in the immediately preceding proviso with respect to a Lender-Elected COC Prepayment, no MOIC Payment Amount shall be due or payable in connection with a partial prepayment of the Loans.
Notwithstanding anything in this Agreement to the contrary, from and after the date that the aggregate amount of all principal, interest, upfront fees, commitment fees, premiums and MOIC Payment Amounts paid hereunder to any and all current or former Lenders during the term of this Agreement equals or exceeds the product of (A) the aggregate principal amount of the Loans extended hereunder (without giving effect to any prepayment or repayment of the Loans) multiplied by (B) the MOIC Factor, the MOIC Payment Amount with respect to any MOIC Event occurring during such time shall equal $0.00.
(ii)    THE BORROWER, ON BEHALF OF ITSELF AND EACH OTHER LOAN PARTY, HEREBY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE MOIC PAYMENT AMOUNT AND ANY DEFENSE TO PAYMENT, WHETHER SUCH DEFENSE MAY BE BASED IN PUBLIC POLICY, AMBIGUITY, OR OTHERWISE, INCLUDING IN CONNECTION WITH ANY VOLUNTARY OR INVOLUNTARY ACCELERATION OF THE OBLIGATIONS PURSUANT TO ANY BANKRUPTCY PROCEEDING OR OTHER PROCEEDING PURSUANT TO ANY BANKRUPTCY, INSOLVENCY, OR OTHER DEBTOR RELIEF LAW OR PURSUANT TO A PLAN OF REORGANIZATION. The Borrower, on behalf of itself and each other Loan Party, acknowledges and agrees that any MOIC Payment Amount and any fee payable in accordance with this Agreement does not and shall not be deemed to constitute unmatured interest, whether under Section 502(b)(2) of the U.S. Bankruptcy Code or otherwise. The Borrower, on behalf of itself and each other Loan Party, further acknowledges and agrees, and waives any argument to the contrary, that payment of such amount does not constitute a penalty or an otherwise unenforceable or invalid obligation. The parties have agreed that any MOIC Payment Amount captures the attractiveness of the investment and the opportunity cost for its capital investment because the Lenders have limited ability to recycle capital and the MOIC Payment Amount reflects the parties’ view on risk return. All parties to this Agreement agree that the MOIC Payment Amount is not to be construed as part of a headline interest rate, but instead compensation specifically reflecting agreement to forego receiving additional compensation, fees and pricing on the Closing Date in return for the Borrower agreeing to pay the MOIC Payment Amount and that the payment of such amount reflects the Lenders’ capital anticipated to be returned for the specific investment of the Lenders’ capital after taking into account all of the circumstances, including the costs of funds, course of dealing, the opportunity cost of capital, the relative risk of the investment, and the operational benefits for the Lenders from continued use of funds as a result of the Lenders’ agreement to receive cash payment of that portion of their compensation at a date later than the Closing Date in lieu of additional upfront fees. The Borrower, on behalf of itself and each other Loan Party, expressly acknowledges and agrees that, prior to executing this Agreement, it has had the opportunity to review, evaluate, and negotiate the MOIC Payment Amount and the calculations thereof with its advisors, and that (i) the MOIC Payment Amount is reasonable and is the product of an arm’s-length transaction between sophisticated business people, ably represented by counsel, (ii) the MOIC Payment Amount shall be payable notwithstanding the then prevailing market rates at the time payment is made, (iii) there has been a course of conduct between the Lenders and the Borrower giving specific consideration in this transaction for such agreement to pay the MOIC Payment Amount, (iv) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this Section 2.08(c)(ii), (v) the Borrower’s agreement to pay the MOIC Payment Amount is a material inducement to the Lenders’ agreement to make any Loans, and (vi) the MOIC Payment Amount is a good faith, reasonable estimate and calculation of the lost profits, losses or other damages of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders as a result of any applicable triggering event.
Section 2.09    Fees.
(a)    Fees. The Borrower agrees to pay to each of the Agents and each Arranger any fees set forth in any Fee Letter to which such Agent or Arranger is a party.
(b)    All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the Fees shall be refundable under any circumstances, absent manifest error.
Section 2.10    Interest.
(a)    Each Loan shall accrue interest at a rate per annum equal to the Applicable Margin plus Term SOFR for the Interest Period then in effect for such Loan.
(b)    Notwithstanding the foregoing, all overdue principal, overdue interest, overdue fees and other overdue amounts shall thereafter bear interest (including post-petition interest in any Bankruptcy Proceeding ) at a rate per annum equal to the Default Rate, which such overdue amounts shall be payable on demand and shall accrue from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand.
(c)    Accrued interest on each Loan shall be payable by the Borrower in arrears:

(i)    on the Maturity Date;
(ii)    on the date of any payment or prepayment, in whole or in part, of principal outstanding on any Loan, in each case, on the principal amount so paid or prepaid; and
(iii)    on each Interest Payment Date for such Loan.
(d)    All interest hereunder shall be computed on the basis of a year of three hundred sixty (360) days. For the avoidance of doubt, the Interest Payment Date with respect to any period shall not be included in any calculation of interest for such period (but shall be included in the calculation of interest for the subsequent period).
Section 2.11    Increased Costs.
(a)    If any Change in Law shall:
(i)    impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any Lender;
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or participation in any such Loan, and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Loans, or to reduce any sum received or receivable hereunder in respect thereof, then, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such additional costs or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section 2.11(a), it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.
(b)    If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or any of the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower shall pay to such Lender, as applicable, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Borrower and shall be conclusive absent manifest error. The

Borrower shall pay such Lender, as applicable, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.
(d)    Promptly after any Lender has determined that it will make a request for increased compensation pursuant to this Section 2.11, such Lender shall notify the Borrower thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.11 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.11 for any increased costs or reductions incurred more than one hundred eighty (180) days prior to the date that such Lender, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; and provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180)-day period referred to above shall be extended to include the period of retroactive effect thereof.
Section 2.12    Compensation for Losses.
In the event of (a) the payment of any principal of any Loan other than on the Interest Payment Date therefor (including as a result of an Event of Default), (b) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto, or (c) the assignment of any Loan other than on the Interest Payment Date therefor as a result of a request by the Borrower pursuant to Section 2.15(b), then, in any such event, the Borrower shall compensate each Lender for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate on the next Interest Payment Date; provided, that such Lender shall have delivered such certificate to the Borrower within one hundred eighty (180) days of the event giving rise to the amounts calculated therein.
Section 2.13    Taxes.
(a)    Defined Terms. For purposes of this Section, the term “Requirements of Law” includes FATCA.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Requirements of Law. If any Requirements of Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Requirements of Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Requirements of Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)    Indemnification by Borrower. The Borrower shall, without duplication, indemnify each Recipient, within ten (10) days after written demand therefor, for (i) the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and (ii) any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after written demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c)(iii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Requirements of Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two (2) sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs 2.13(g)(ii)(A), (ii)(B) and (ii)(D) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing,
(A)    any Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the

Administrative Agent on or before the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or before the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(ii)    executed copies of IRS Form W-8ECI;
(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or
(iv)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one (1) or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or before the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Requirements of Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    On or before the Closing Date, the Administrative Agent (and any successor or replacement Administrative Agent on or prior to the date on which it becomes the Administrative Agent) shall provide to the Borrower an executed copy of IRS Form W-9.
(j)    Survival. Each party’s obligations under this Section 2.13 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender Party, the termination of all of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 2.14    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)    Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or the MOIC Payment Amount or amounts payable under Section 2.11, 2.12 or 2.13, or otherwise) prior to 2:00 p.m., New York City time, on the date when due. All such payments shall be made in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of (i) principal or interest in respect of any Loan, or (ii) any other amount due hereunder or under any other Loan Document shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.
(b)    If at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, interest, the MOIC Payment Amount and fees then due from the Borrower hereunder, such funds shall be applied (i) first, towards payment of interest (paid in cash) and fees then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and the MOIC Payment Amount, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
(c)    If any Lender shall, by exercising any right of set-off or counterclaim, through the application of any proceeds of Collateral or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the Loans of other Lenders or make such other adjustments as shall be equitable to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that the provisions of this paragraph (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of amounts arising from the existence of a Defaulting Lender), any payment obtained by a Lender in connection with any Hedge Agreement to which it or its Affiliate is a party or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower (as to which the provisions of this paragraph (c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but shall be under no obligation to), in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b) or Section 2.14(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
Section 2.15    Mitigation Obligations; Replacement of Lenders.
(a)    If any Lender requests compensation under Section 2.11, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.13, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    The Borrower shall, upon notice to the applicable Lender and Administrative Agent, at its sole cost and expense, be permitted to replace any Lender that (i) requests reimbursement for amounts owing pursuant to Section 2.11 or Section 2.13, (ii) becomes a Defaulting Lender or (iii) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained therefor), with an assignee permitted under Section 9.04; provided that (A) such replacement shall not conflict with any applicable Requirements of Law, (B) the Borrower shall have paid to the Administrative Agent any applicable assignment fee, (C) in the case of clause (iii), no Event of Default shall have occurred and be continuing at the time of such replacement and the replacement Lender shall have consented to the amendment, supplement, modification, consent or waiver to which the replaced Lender did not consent, (D) in the case of clause (i), prior to any such replacement, such Lender shall have taken no action under Section 2.15(a) that had the result of eliminating or reducing the continued need for payment of amounts owing pursuant to Section 2.11 or Section 2.13, and such replacement shall result in a reduction of payments pursuant to Section 2.11 and Section 2.13, (E) the replacement assignee shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, and the replaced Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.12) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (F) in the case of clauses (i) and (iii), the Borrower shall be liable to such replaced Lender under Section 2.12 if any Loan owing to such replaced Lender shall be purchased other than on the Interest Payment Date relating thereto, (G) the replacement assignee shall be an Eligible Assignee, (H) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.04 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (I) the Borrower shall pay to the replaced Lender all amounts (if any) required pursuant to Section 2.11 or Section 2.13, as applicable, and (J) any such replacement shall not be deemed to be a waiver of any rights that the Borrower or any other Lender Party shall have against the replaced Lender.
Section 2.16    Defaulting Lenders.
Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Requirements of Law:
(a)    Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted to the extent set forth in the definition of “Required Lenders” and Section 9.08; provided, however, a Defaulting Lender shall retain its voting rights where its outstanding Loans or Commitments are being extended or increased, where payments of outstanding interest and principal are being reduced or waived, or where the applicable interest rate thereon is being reduced or waived.
(b)    Subject to Section 2.16(c), any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.06 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.16(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(c)    If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(d)    For the avoidance of doubt, notwithstanding anything to the contrary contained in this Agreement, no Lender shall be under any obligation to assume any Commitment or Loan of a Defaulting Lender.
(e)    If a consent, waiver or vote of all Lenders is required for any action under the Loan Documents, or the consent or waiver of a Defaulting Lender is required pursuant to Section 2.16(a) or Section 9.08, then an affirmative consent, waiver or vote of the Defaulting Lender shall be deemed given if such Defaulting Lender does not provide a written response within twenty (20) days after the date of a written notice to the Defaulting Lender requesting such vote or consent.
Section 2.17    Inability to Determine Rates.
Subject to Section 2.18, if, on or prior to the first day of any Interest Period for any Loan:
(a)    the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or
(b)    any Lender determines that for any reason in connection with any request for a Loan or a conversion thereto or a continuation thereof that Term SOFR for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and such Lender has provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent will promptly so notify the Borrower and each Lender.
Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make Loans, and any right of the Borrower to continue Loans, shall be suspended (to the extent of the affected Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (b), at the instruction of the applicable Lender) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of Loans (to the extent of the affected Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Daily Simple SOFR Loans in the amount specified therein and (ii) any outstanding affected Loans will be deemed to have been converted into Daily Simple SOFR Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.12.
Section 2.18    Benchmark Replacement Setting.
(a)    Benchmark Replacement.
(i)    Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is based upon Daily Simple SOFR, all interest payments will be payable on a quarterly basis.
(ii)    No Hedge Agreement shall be deemed to be a “Loan Document” for purposes of this Section 2.18.
(b)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(c)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.18(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.18, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.18.

(d)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Daily Simple SOFR Loans and (ii) any outstanding affected SOFR Loans will be deemed to have been converted to Daily Simple SOFR Loans at the end of the applicable Interest Period.
Section 2.19    Initial Delayed Draw Term Loans.
(a)    The Borrower may one time after the Closing Date and on or prior to June 30, 2027, upon 20 days prior written notice to the Administrative Agent and the Lenders, request term loans (the “Initial Delayed Draw Term Loan”) and each Lender with an Initial Delayed Draw Commitment severally agrees to make (or at the election of such Lender, make through an Affiliate of such Lender) an Initial Delayed Draw Term Loan denominated in Dollars to the Borrower in an amount equal to such Lender’s (or its Affiliate’s) Initial Delayed Draw Commitment, subject to the conditions in this Section 2.19.
(b)    The Initial Delayed Draw Term Loans shall be on the same terms as the Initial Term Loans except interest on the Initial Delayed Draw Term Loans shall commence to accrue from the funding date of such Initial Delayed Draw Term Loans (an “Initial Delayed Draw Term Loan Funding Date”). The funding of Initial Delayed Draw Term Loans in respect of any Initial Delayed Draw Commitment shall be subject to the following conditions:
(i)    no Event of Default shall have occurred and be continuing on the date of effectiveness thereof, both immediately prior to and immediately after making of the Initial Delayed Draw Term Loans to be made on such date;
(ii)    on the date of effectiveness thereof, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing with the same effect as though made on and as of such date (unless such representation or warranty (i) is already qualified by “materiality” or “Material Adverse Effect”, and, if so, such representation and warranty shall be true and correct in all respects and (ii) expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects (or, if clause (i) is applicable, all respects) as of such earlier date);
(iii)    after giving effect to the making of the Initial Delayed Draw Term Loans, the Consolidated Leverage Ratio shall not exceed 2.00:1.00;
(iv)    the Borrower shall have delivered to the Administrative Agent (x) a Borrowing Request in compliance with Section 2.03 and (y) a funds flow memorandum in form and substance satisfactory to the Administrative Agent;
(v)    the Borrower shall have delivered or caused to have been delivered to the Administrative Agent such customary legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Administrative Agent (acting at the direction of the applicable funding Lenders) or the applicable funding Lenders in connection with any such transaction;
(vi)    the Borrower shall have delivered to the Administrative Agent a certificate from a Responsible Officer that the conditions set forth in clauses (i)-(iii) above have been complied with; and
(vii)    the Borrower shall have paid or cause to be paid the applicable fees with respect to such Initial Delayed Draw Term Loans, as set forth in the Upfront Fee Letter.
(c)    Initial Delayed Draw Term Loans, once borrowed, and subsequently repaid or prepaid may not be reborrowed.
Section 2.20    Delayed Draw Term Loans.
(a)    To the extent approved by Required Lenders prior to such request, the Borrower may from time to time during the Availability Period, by written notice to the Administrative Agent and the Lenders, request from the Lenders delayed draw term loan commitments of the same class as the outstanding Initial Term Loan (each, a “Delayed Draw Commitment” and any term loans funded under such Delayed Draw Commitment, a “Delayed Draw Term Loan” ); provided that the aggregate amount of Delayed Draw Commitments incurred for the duration of this Agreement shall not exceed $30,000,000 (the “Uncommitted Delayed Draw Amount”) minus any amount of Other Subordinated Indebtedness incurred pursuant to Section 2.20(b). Each such notice shall specify (i) the date on which the Borrower proposes that the Delayed Draw Commitment shall be effective, which shall be a date not less than ten (10) Business Days (or such shorter period as may be agreed to by the Administrative Agent and Lenders) after the date on which such notice is delivered to the Administrative Agent and Lenders, (ii) the amount of the Delayed Draw Commitment being requested and (iii) the use of proceeds for the Delayed Draw Term Loans incurred under such Delayed Draw Commitment. Each Lender (and, at such Lender’s election, its Affiliates) must be offered a pro rata opportunity to provide such Delayed Draw Commitments, but any Lender (or its Affiliate) approached to provide any Delayed Draw Commitment may elect or decline, in its sole discretion, to provide such Delayed Draw Commitment. Each Lender shall notify the Administrative Agent in writing of its election to participate (and the amount of such Lender’s participation, and, if applicable, the identity of any Affiliate that will provide all or a portion of such Lender’s pro rata share) or its decision to decline within five (5) Business Days after receipt of such notice from the Borrower (such date, the “Initial Response Date”); any Lender that fails to respond by the Initial Response Date shall be deemed to have declined to provide such Delayed Draw Commitment. Within two (2) Business Days after the Initial Response Date, the Administrative Agent shall notify each participating Lender of any pro rata share of the requested Delayed Draw

Commitment that was declined or deemed declined by non-participating Lenders, and each such participating Lender (or its Affiliate) shall have three (3) Business Days after receipt of such notice to elect to fund all or any portion of such declined amounts (pro rata based on outstanding Loans among electing Lenders, in consultation with the Coordinating Lead Arranger). There shall be not more than four advances of Delayed Draw Term Loans during the Availability Period.
(b)    If either (x) Required Lenders do not consent to the Borrower incurring the Delayed Draw Commitments or Delayed Draw Term Loans or (y) any portion of the Uncommitted Delay Draw Amount remains uncommitted and unfunded after request by the Borrower, then the Borrower may, in lieu of such Delayed Draw Term Loans, incur Other Subordinated Indebtedness, in an amount not to exceed (i) the Uncommitted Delayed Draw Amount minus (ii) the amount of Delayed Draw Term Loans funded and previously incurred pursuant to Section 2.20(a) minus (iii) the amount of any Other Subordinated Indebtedness previously incurred pursuant to this Section 2.20(b) plus (iv) any amounts that constitute interest payable in kind by capitalizing such interest and increasing the outstanding principal amount of such Other Subordinated Indebtedness incurred under this Section 2.20(b).
(c)    The Delayed Draw Term Loans shall be on the same terms as the Initial Term Loans except interest on the Delayed Draw Term Loans shall commence to accrue from the applicable funding date of such Delayed Draw Term Loans (each a “Delayed Draw Term Loan Funding Date”). The incurrence of any Delayed Draw Commitment and the funding of any Delayed Draw Term Loans in respect of any Delayed Draw Commitment shall be subject to the following conditions:
(i)    no Event of Default shall have occurred and be continuing on the date of effectiveness thereof, both immediately prior to and immediately after giving effect to such Delayed Draw Commitment and the making of Delayed Draw Term Loans to be made on such date;
(ii)    on the date of effectiveness thereof, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing with the same effect as though made on and as of such date (unless such representation or warranty (i) is already qualified by “materiality” or “Material Adverse Effect”, and, if so, such representation and warranty shall be true and correct in all respects and (ii) expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects (or, if clause (i) is applicable, all respects) as of such earlier date);
(iii)    after giving effect to the making of Delayed Draw Term Loans, the Consolidated Leverage Ratio shall not exceed 2.00:1.00;
(iv)    the Borrower shall have delivered to the Administrative Agent (x) a Borrowing Request in compliance with Section 2.03 and (y) a funds flow memorandum in form and substance satisfactory to the Administrative Agent;
(v)    the Borrower shall have delivered or caused to have been delivered to the Administrative Agent such customary legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Administrative Agent (acting at the direction of the applicable funding Lenders) or the applicable funding Lenders in connection with any such transaction; and

(vi)    the Borrower shall have delivered to the Administrative Agent a certificate from a Responsible Officer that the conditions set forth in clauses (i)-(iii) above have been complied with.
(d)    The funding of any Delayed Draw Term Loans shall be substantially concurrent with the effectiveness of any Delayed Draw Commitment, unless otherwise agreed by the lenders providing such Delayed Draw Term Loans. In connection with any funding of the Delayed Draw Term Loans, the Borrower shall have paid or cause to be paid the applicable fees with respect to such Delayed Draw Term Loans, as set forth in the Upfront Fee Letter.
(e)    A Delayed Draw Commitment may be effected without an amendment to this Agreement, but to the extent determined by the Administrative Agent, the Required Lenders and the Borrower that any technical amendments are required to effectuate the Delayed Draw Commitment, the Administrative Agent, the Required Lenders and the Borrower, without the consent of any other Lender, may effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Required Lenders, to give effect to the provisions of this Section, including any amendments and/or supplements to the documents delivered to satisfy the requirements of Section 5.08 and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent, the Required Lenders and the Borrower in connection with the establishment of such Delayed Draw Commitment, including any amendments that are not adverse to the interests of any Lender that are made to effectuate changes necessary to enable any Delayed Draw Term Loans to be fungible for United States federal income tax purposes with the existing Initial Term Loans, which shall include any amendments that do not reduce the ratable amortization received by each Lender thereunder.
(f)    Upon the effectiveness of a Delayed Draw Commitment, any lender providing such Delayed Draw Commitment shall be deemed to be a “Lender” (and a Lender in respect of Commitments and Term Loans) hereunder, and henceforth shall be entitled to all the rights of, and benefits accruing to, Lenders (or Lenders in respect of Commitments and Term Loans) hereunder and shall be bound by all agreements, acknowledgements and other obligations of Lenders (or Lenders in respect of Commitments and Term Loans) hereunder and under the other Loan Documents and any Delayed Draw Term Loan shall be the same class as the Term Loans and deemed to be “Term Loans” hereunder.
(g)    The Administrative Agent shall notify the Lenders promptly upon receipt by the Administrative Agent of any notice from the Borrower referred to in Section 2.20(a) and of the effectiveness of any Delayed Draw Commitment, in each case advising the Lenders of the details thereof.
(h)    This Section 2.20 shall supersede any provisions in Section 9.08 to the contrary; provided that, notwithstanding the foregoing, no amendment effected pursuant to this Section 2.20 shall (i) subordinate the Liens securing the Obligations to the Liens securing any other Indebtedness or other obligations, or subordinate the Obligations in right of payment to any other Indebtedness or other obligations, (ii) permit any Indebtedness or other obligations to be secured by Liens on the Collateral that are senior to, or pari passu with, the Liens securing the Obligations (other than Permitted Liens as in effect on the Closing Date), (iii) alter the pro rata sharing of payments or permit any payment, prepayment, or distribution to be made to any Lender on a non-pro rata basis (other than as expressly provided in the Defaulting Lender provisions set forth in Section 2.16), (iv) amend, modify or waive any of clauses (viii), (ix), (x), (xi), (xii) or (xiii) of Section 9.08(b) or Section 6.13, or (v) deprive any Lender of any rights or benefits under this Agreement that would otherwise require the consent of such Lender under Section 9.08(b), in each case, without the prior written consent of each Lender.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to each Lender Party that as of the Closing Date and as of the date of any subsequent Borrowing hereunder, and as otherwise when provided for in Article IV of this Agreement, with respect to the representations and warranties set forth in this Article III:
Section 3.01    Organization; Power and Authority. Each Borrower Group Member (a) is duly organized, formed, validly existing and in good standing under the laws of the jurisdiction of its formation or organization, as applicable, (b) has all requisite power and authority to own or lease its property and assets and to carry on its business as now conducted, (c) is qualified to do business and in good standing in each other jurisdiction where such qualification is required, except where the failure to so qualify or be in good standing would not reasonably be expected to have a Material Adverse Effect, and (d) has all requisite power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and to borrow and otherwise obtain credit hereunder.
Section 3.02    Ownership of Equity Interests.
(a)    The Equity Interests in each Borrower Group Member have been duly authorized and validly issued. Except as set forth on Schedule 3.02, there is no existing option, warrant, call, right, commitment or other agreement to which any Borrower Group Member is a party requiring, and there is no Equity Interest in any Borrower Group Member outstanding which upon conversion or exchange would require, the issuance by such Borrower Group Member of any additional membership interests or other Equity Interests in such Borrower Group Member or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase a membership interest or other Equity Interest in such Borrower Group Member.
(b)    Appendix A-1 sets forth, as of the Closing Date and the date of each subsequent Borrowing, the name and jurisdiction of incorporation, formation or organization of each Borrower Group Member and, as to each such Borrower Group Member, the percentage of each class of Equity Interests owned by such other Borrower Group Member.
Section 3.03    Authorization; No Conflict. The execution, delivery and performance by each Borrower Group Member of each Loan Document to which it is a party, the borrowings and other extensions of credit hereunder and the Transactions (a) have been duly authorized by all necessary, partnership, limited liability, corporate or other organizational action required to be taken or obtained by such Borrower Group Member, and (b) will not (i) violate in any material respect (A) any provision of any Requirements of Law or Organizational Document of such Borrower Group Member or (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority, (ii) be in conflict with, violate, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a benefit under any indenture, lease, agreement or other instrument to which Borrower is a party or by which it or any of its property is or may be bound, where any such conflict, violation, breach, default, right or result referred to in this clause (ii) would reasonably be expected to have a Material Adverse Effect or (iii) result in the creation or imposition of any material Lien upon or with respect to any property or assets now owned or hereafter acquired by Borrower, other than Permitted Liens.
Section 3.04    Enforceability. This Agreement has been duly executed and delivered by Borrower and constitutes, and each other Loan Document to which the Borrower or any other Borrower Group Member is or will be a party when executed and delivered by such Borrower Group Member will constitute, a legal, valid and binding obligation of such Borrower Group Member enforceable against such Borrower Group Member in accordance with its terms, subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) implied covenants of good faith and fair dealing.
Section 3.05    Governmental Approvals. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with (a) the extensions of credit hereunder or (b) the execution, delivery and performance of this Agreement or any of the other Loan Documents by any Borrower Group Member, except for (i) consents, authorizations, filings and notices which have been obtained or made and are in full force and effect, (ii) the filings and authorizations referred to in Section 3.18, (iii) consents, authorizations, filings and notices required by securities, regulatory or other applicable law in connection with an exercise of remedies and (iv) consents, authorizations, filings and notices which can reasonably be expected to be obtained or made in the ordinary course of business on commercially reasonable terms and conditions when needed.
Section 3.06    Financial Statements.
(a)    As of the Closing Date, the Borrower has furnished to the Administrative Agent, (i) the audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for the Fiscal Year ending December 31, 2025, reported on by KPMG LLP, independent public accountants (the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for the Fiscal Quarter ending June 30, 2026 (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Closing Date Financial Statements”). The Closing Date Financial Statements fairly present in all material respects the financial position of Borrower and its Subsidiaries, on a consolidated basis, as of the respective dates thereof and the results of its operations and cash flows for the respective periods then ended and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto.
(b)    On each date of a subsequent Borrowing hereunder, the financial statements most recently delivered or required to be delivered pursuant to Section 5.04(a) and (b) fairly present in all material respects the financial position of Borrower and its Subsidiaries, on a consolidated basis, as of the respective dates thereof and the results of its operations and cash flows for the respective periods then ended and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto.
Section 3.07    No Material Adverse Effect. (x) On the Closing Date, since December 31, 2025, and (y) thereafter, since the Closing Date, in either event, there has been no event or occurrence which has resulted in a Material Adverse Effect and is continuing.

Section 3.08    Title to Property. As of the Closing Date and on each date of a subsequent Borrowing hereunder, (a) each Borrower Group Member has title in fee simple to, a valid leasehold interest in, or other necessary, appropriate or adequate right to use, all its material real property, and good title to, or a valid leasehold interest in or other necessary, appropriate or adequate right to use, all its other material property, and (b) none of such property is subject to any Lien other than Permitted Liens.
Section 3.09    Litigation; Compliance with Laws.
(a)    There are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending against, or, to the knowledge of the Borrower, threatened in writing against, any Borrower Group Member or any business, property or rights of any Borrower Group Member that (i) involve any of the Loan Documents or the Transactions or (ii) would reasonably be expected to have a Material Adverse Effect.
(b)    Each Borrower Group Member and other Affiliate of the Borrower has implemented and maintains in effect policies and procedures designed to promote and achieve compliance with applicable Sanctions Laws, Anti-Corruption Laws, Ex-Im Laws, and Anti-Money Laundering Laws.
(c)    No Borrower Group Member or other Affiliate of the Borrower, or any of their respective directors, officers, or, to the knowledge of the Borrower, employees or agents, is a Restricted Person.
(d)    No Borrower Group Member or other Affiliate of the Borrower has (i) from the date that is five (5) years prior to the Closing Date, (A) violated applicable Anti-Corruption Laws or Anti-Money Laundering Laws or (B) been the subject or target of any action, suit, proceeding, or, to the knowledge of the Borrower, investigation related to an actual, alleged, or suspected violation of applicable Anti-Corruption Laws or Anti-Money Laundering Laws or (ii) from the date that is five (5) years prior to the Closing Date, (A) violated applicable Sanctions Laws or Ex-Im Laws, or (B) been the subject or target of any action, suit, proceeding, or, to the knowledge of the Borrower, investigation related to an actual, alleged, or suspected violation of applicable Sanctions Laws or Ex-Im Laws.
(e)    No Borrower Group Member will use any part of the proceeds of any Loan, directly or indirectly, or make available such proceeds to any Affiliate, joint venture partner or other Person (i) in violation of applicable Anti-Corruption Laws or Anti-Money Laundering Laws; (ii) to fund, finance, or facilitate activities or dealings of, with, or involving a Restricted Person, or in or with a Sanctioned Jurisdiction; or (iii) in any manner that would constitute or give rise to a violation of Sanctions Laws or Ex-Im Laws by any party to this Agreement.
(f)    No Borrower Group Member or other Affiliate of the Borrower has, since April 24, 2019, engaged in, or intends to engage in, any dealings or transactions with or for the benefit of any Restricted Person or with or in any Sanctioned Jurisdiction.
(g)    As of the Closing Date and the date of any subsequent Borrowing, the information included in the Beneficial Ownership Certificate delivered pursuant to Section 4.01(l) is true and correct in all respects.
Section 3.10    Federal Reserve Regulations. No part of the proceeds of any Loans, and no other extensions of credit under the Loan Documents, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or (b) for any purpose that violates the provisions of the regulations of the Federal Reserve Board.
Section 3.11    Investment Company Act. No member of the Borrower Group is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) a “covered fund” under the Volcker Rule (Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act).
Section 3.12    Taxes.
(a)    Each Borrower Group Member has timely filed all federal, state, local, foreign and other Tax returns and reports required to be filed, and has timely paid all federal, state, local, foreign and other Taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets otherwise due and payable, except those (i) which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which reserves are maintained in conformity with GAAP on the books of such Borrower Group Member or (ii) with respect to which the failure to make such filing or payment would not reasonably be expected to have a Material Adverse Effect.
(b)    Borrower is a “United States person” within the meaning of Section 7701(a)(30) of the Code.
(c)    The Borrower is classified as a corporation for U.S. federal income tax purposes. Each other domestic Borrower Group Member is classified for U.S. federal income tax purposes as (i) a corporation that is a member of such affiliated group, (ii) an entity disregarded as separate from its owner, the ultimate regarded owner of which is a member of such affiliated group, or (iii) in the case of Flotek Export, Inc., an interest charge domestic international sales corporation within the meaning of Section 992 of the Code.
Section 3.13    Disclosure. As of the Closing Date and as of the date of any subsequent Borrowing no financial statement or information contained in this Agreement, any other Loan Document or any other factual, written report, document, certificate or other written statement (other than projections and other pro forma or forward- looking information and any report produced by a third party) furnished by or at the request of Borrower to the Administrative Agent, or the Lender Parties, or any of them, for use by the Lenders in connection with the transactions contemplated by this Agreement or the other Loan Documents or pursuant to the terms of the Loan Documents, taken as a whole, as of the date so furnished, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein (when taken as a whole), in light of the circumstances under which they were made, not materially misleading;
Section 3.14    Employee Matters.
(a)    No Borrower Group Member has engaged in any unfair labor practice that would reasonably be expected to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against any Borrower Group Member, or to the Borrower’s knowledge, threatened in writing against any Borrower Group Member before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against any Borrower Group Member or, to the Borrower’s knowledge, threatened in writing against any Borrower Group Member and (ii) no strike or work stoppage in existence or, to the Borrower’s knowledge, threatened in writing involving the Borrower or any other Borrower Group Member, except (with respect to any matter specified in clause (i) or (ii) above) such that would not reasonably be expected to have a Material Adverse Effect.
(b)    Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) or any failure by any Plan that is subject to Title IV of ERISA to satisfy the minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 of ERISA), whether or not waived, has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and during such five-year period, there has been no failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan except any of which could reasonably be expect to have a Material Adverse Effect and no Lien in favor of the PBGC with respect to a Plan or in favor of a Plan has arisen. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (i) each Plan has complied in all respects with the applicable provisions of ERISA and the Code; (ii) each Plan that is subject to Title IV of ERISA has satisfied the minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 of ERISA) applicable to such Plan, and there has been no determination that any such Plan is, or is expected to be, in “at risk” status (within the meaning of Title IV of ERISA); (iii) no termination of a Single Employer Plan has occurred and the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits; (iv) neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made; (v) no Multiemployer Plan is insolvent or in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA; and (vi) neither the Borrower nor any Commonly Controlled Entity is or would reasonably be expected to be subject to any liability with respect to any Plan subject to Title IV of ERISA.
Section 3.15    Environmental Matters; Hazardous Materials.
(a)    No Borrower Group Member is in violation of and in the past three (3) years has not violated (or received any written notice that it violated or is in violation of), in each case, in any material respects, any Environmental Law;
(b)    No Borrower Group Member has Released any Hazardous Materials, including at, in, on, under, to or from any Real Property owned, operated or leased by any Borrower Group Member, and, to the knowledge of the Borrower, no other person has Released any Hazardous Materials at, in, on, under, to or from any Real Property owned, operated or leased by any Borrower Group Member, that require any investigation, cleanup, removal or remediation pursuant to, or corrective or remedial action under, Environmental Law;
(c)    No Borrower Group Member has (and has not received any written notice that it or any third party has) used, handled, generated, manufactured, produced, treated, disposed of, stored, Released or exposed any person to any Hazardous Materials at, in, on, under, to, from or about any Real Property owned, operated or leased by any Borrower Group Member, or transported thereto or therefrom, in a quantity or manner that subjected any Borrower Group Member or any Secured Party to an Environmental Claim that remains unresolved;

(d)    no Responsible Officer of any Borrower Group Member has actual knowledge of any underground storage tanks, whether operative or temporarily or permanently closed, located on any Real Property owned or leased by any Borrower Group Member;
(e)    there is no (i) pending or, to the knowledge of the Borrower, threatened in writing Environmental Claim against any Borrower Group Member, or (ii) other action or proceeding with respect to the presence or Release of or exposure to Hazardous Materials at, in, on, under, from or to any Real Property owned, operated or leased by any Borrower Group Member; and
(f)    no Responsible Officer of any Borrower Group Member has actual knowledge of any existing violations of any Environmental Laws by any person relating in any way to any Real Property owned or leased by any Borrower Group Member.
Section 3.16    Solvency. On the Closing Date and each date of each subsequent Borrowing thereafter, the Borrower and its Subsidiaries, on a consolidated basis, are, and after giving effect to the incurrence of Indebtedness on the Closing Date and the date of each subsequent Borrowing thereafter will be, Solvent.
Section 3.17    No Default. Borrower is not in material default under or with respect to any of its Contractual Obligations, and no Default or Event of Default has occurred and is continuing.
Section 3.18    Collateral. The Liens granted to the Collateral Agent pursuant to the Security Documents with respect to the Collateral constitute a legal, valid and enforceable first priority (subject to Permitted Liens) Lien on the Collateral. The Liens granted to the Collateral Agent pursuant to the Security Documents in the Collateral will be perfected (a) with respect to any property that can be perfected by filing, upon the filing of the financing statements referred to in Schedule 3.18, (b) with respect to any property that can be perfected solely by control, upon execution of the applicable deposit account control agreements or other control agreements, as applicable, by each of the parties thereto, (c) with respect to the Security Certificates (as defined in the UCC) representing any of the Pledged Equity Interests (as defined in the Collateral Agreement) and any other property that can solely be perfected by possession, upon the Collateral Agent receiving possession thereof and (d) with respect to the fixtures that are subject to a Mortgage, upon the recording of such Mortgage in the jurisdiction referred to in Schedule 3.18, and in each case are subject to no Liens except Permitted Liens. Except to the extent possession of portions of the Collateral is required for perfection, upon the filing of the financing statements and upon the recording of the Mortgage as described above, all such action as is necessary has been taken to establish and perfect the Collateral Agent’s rights in and to the Collateral to the extent the Collateral Agent’s Lien can be perfected by filing, including any recording, filing, registration, giving of notice or other similar action (assuming proper recordation of any such documents). To the extent required by the Security Documents, each Loan Party has properly delivered or caused to be delivered to the Collateral Agent all Collateral that requires perfection of the Liens and security interests described above by possession.
Section 3.19    Line of Business; No Subsidiaries. No Borrower Group Member:
(a)    has conducted any business, other than (i) the business it is conducting as of the Closing Date, (ii) any business that is incidental, reasonably related or similar, or complementary, ancillary or corollary, thereto and (iii) as otherwise contemplated by the Loan Documents;

(b)    is not a general partner or a limited partner in any general or limited partnership or a joint venturer in any joint venture, except to the extent permitted under this Agreement; or
(c)    has subsidiaries, other than (i) any applicable Borrower Group Member as set forth in Appendix A and (ii) as otherwise permitted under this Agreement.
Section 3.20    Insurance. Each Borrower Group Member maintains the insurance required to be maintained by it pursuant to Section 5.09, and such insurance is in full force and effect.
Section 3.21    Intellectual Property. Each of the Borrower Group Members owns, or is licensed or has rights to use, all material Intellectual Property currently used in its business as currently conducted. To the Borrower’s knowledge, none of the Borrower Group Members have received from any third party a claim in writing that it is infringing in any material respect the Intellectual Property of such third party. The use of Intellectual Property by the Borrower Group Members does not infringe on the rights of any Person in any material respect.
Section 3.22    Senior Indebtedness. The Obligations constitute senior secured first lien Indebtedness of the Borrower (subject to Permitted Liens).
Section 3.23    Use of Proceeds. The proceeds of the Loans received by the Borrower and its Subsidiaries have only been used for the purposes set forth in Section 5.01.
ARTICLE IV.
CONDITIONS PRECEDENT
Section 4.01    Closing. The occurrence of the Closing Date is subject to the satisfaction or waiver by each Lender in accordance with the terms hereof of the following conditions:
(a)    Representations and Warranties. The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the Closing Date (unless such representation or warranty (i) is qualified by “materiality” or “Material Adverse Effect”, and, if so, such representation and warranty shall be true and correct in all respects and (ii) expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects (or, if clause (i) is applicable, all respects) as of such earlier date).
(b)    No Default. Prior to and after giving effect to the Transactions contemplated to occur on the Closing Date, no Default or Event of Default shall have occurred and be continuing.
(c)    Governing Documents. The Administrative Agent and the Required Lenders (or their counsel) shall have received:
(i)    a copy of the certificate of formation, certificate of limited partnership or other formation document, as applicable, including all amendments thereto, of each Loan Party, each certified as of a date no earlier than thirty (30) days prior to the Closing Date by the Secretary of State of the state of such Person’s organization, and a certificate as to the good standing of such Person as of a date no earlier than thirty (30) days prior to the Closing Date from such Secretary of State; and

(ii)    a certificate of one (1) or more Responsible Officers, or, if applicable, a managing member or general partner, of each Loan Party, dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the bylaws, limited liability company agreement or limited partnership agreement of such Person (which shall be in form and substance reasonably satisfactory to the Lenders), as in effect on the Closing Date and at all times since the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the appropriate governing entity or body of such Person, authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, if applicable, the borrowings hereunder and the granting of the Liens contemplated to be granted by such Person under each Security Document, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certification of organization, certificate of formation or certificate of limited partnership of such Person has not been amended since the date of the last amendment thereto shown on such certificate of organization, certificate of formation or certificate of limited partnership, as applicable, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Person.
(d)    Closing Certificates. The Administrative Agent and the Required Lenders (or their counsel) shall have received (i) a closing certificate substantially in the form of Exhibit G, dated the Closing Date and signed by a Responsible Officer of the Borrower, and (ii) a solvency certificate substantially in the form of Exhibit H with respect to the Borrower, dated the Closing Date and signed by a Financial Officer of the Borrower.
(e)    Loan Documents.
(i)    The Administrative Agent and the Required Lenders (or their counsel) shall have received duly authorized and executed copies of this Agreement and each Fee Letter (other than the Upfront Fee Letters, which shall have been received directly by the applicable Lender Party).
(ii)    The Agents and the Required Lenders (or their counsel) shall have received duly authorized and executed copies of each other Loan Document required to be in effect as of the Closing Date, including and, if requested by any Lender pursuant to Section 2.06(e), a promissory note or notes conforming to the requirements of such Section.
(iii)    The Lenders and the Administrative Agent shall have received a duly executed copy of the Intercreditor and Subordination Agreement, in form and substance reasonably satisfactory to the parties party thereto and acceptable to the Administrative Agent and the Required Lenders.
(f)    Legal Opinions. The Agents and the Required Lenders (or their counsel) shall have received, on behalf of themselves and the other Lender Parties, in each case (A) in form and substance reasonably satisfactory to the Coordinating Lead Arranger and their counsel, (B) dated the Closing Date and (C) addressed to the Lender Parties, a legal opinion from Porter Hedges LLP, special counsel for the Loan Parties.
(g)    Personal Property Collateral; Filings and Recordings.
(i)    The Collateral Agent and the Administrative Agent shall have been granted on the Closing Date, for the benefit of the applicable Secured Parties, first priority perfected Liens on the Collateral (subject only to Permitted Liens). The Pledged

Equity Interests (as defined in the Collateral Agreement) shall have been duly and validly pledged under the Collateral Agreement to the Collateral Agent, for the benefit of the Secured Parties; provided, that arrangements satisfactory to the Secured Parties shall have been made to cause any applicable Security Certificates (as defined in the UCC) representing any of the Pledged Equity Interests (as defined in the Collateral Agreement), accompanied by instruments of transfer endorsed in blank, to be mailed to the Collateral Agent no later than two (2) Business Days after the Closing Date.
(ii)    The Administrative Agent and the Required Lenders (or their counsel) shall have received:
(A)    appropriately completed UCC financing statements (Form UCC-1) naming each Loan Party as debtor and the Collateral Agent as secured party, in form appropriate for filing under the UCC of each jurisdiction as may be necessary to perfect the security interests purported to be created by the Security Documents, covering the applicable Collateral;
(B)    certified copies of UCC search reports, or equivalent reports, listing all effective financing statements that name each Loan Party as debtor and that are filed in the jurisdictions referred to in clause (A), together with copies of such financing statements (none of which shall cover the Collateral except to the extent evidencing Permitted Liens or to the extent that such liens will be discharged on the Closing Date);
(C)    appropriately completed copies of all other recordings and filings of, or with respect to, the Security Documents as may be necessary to perfect the security interests purported to be created by the Security Documents; and
(D)    evidence reasonably satisfactory to the Coordinating Lead Arranger that all other actions necessary to perfect and protect the security interests purported to be created by the Security Documents have been or will be taken on the Closing Date.
(h)    Insurance. Insurance complying with Section 5.09 shall be in full force and effect and the Administrative Agent and the Required Lenders (or their counsel) shall have received a certificate from the Borrower’s insurance broker(s) in the form and substance reasonably acceptable to the Administrative Agent and the Required Lenders. To the extent available, the Borrower shall have delivered to the Administrative Agent and the Required Lenders (or their counsel) copies of all insurance policies held by the Loan Parties.
(i)    Funds Flow. The Borrower shall have delivered to the Administrative Agent a funds flow memorandum in form and substance satisfactory to the Lenders and the Administrative Agent.
(j)    No Other Indebtedness. After giving effect to the Transactions and the other transactions contemplated hereby on the Closing Date, including the repayment of the Existing Indebtedness in accordance with Section 4.01(q), no Borrower Group Member shall have outstanding Indebtedness or preferred stock other than the Loans and other extensions of credit under this Agreement and other Permitted Debt.
(k)    Fees and Expenses. All Fees, costs, other fees, expenses (including legal fees and expenses) and other compensation payable to the Coordinating Lead Arranger, the

Lenders and the Agents on the Closing Date shall have been paid, or shall be paid on the Closing Date, to the extent due.
(l)    U.S.A. Patriot Act. The Lender Parties shall have received, at least five (5) Business Days prior to the Closing Date, a properly completed and duly executed IRS From W-9 (or other applicable tax form) from Borrower and all other documentation and other information related to the Borrower Group Members that has been reasonably requested by any Lender Party in connection with such party’s obligations under applicable Anti-Money Laundering Laws (including “know your customer” rules). At least five (5) days prior to the Closing Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall deliver a Beneficial Ownership Certificate related to it.
(m)    Notice. The Coordinating Lead Arranger shall have received a Borrowing Request no later than two Business Days prior to the Closing Date.
(n)    Litigation. There shall be no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration pending or threatened against any of the Loan Parties that involve any of the Loan Documents or the Transactions that could reasonably be expected to restrain or prevent the consummation of the Transactions.
(o)    [Reserved].
(p)    Financial Statements. The Required Lenders (or their counsel) shall have received (i) the Closing Date Financial Statements, and (ii) a pro forma consolidated balance sheet of the Borrower Group as of the Closing Date;
(q)    Existing Indebtedness. The Required Lenders (or their counsel) shall have received evidence satisfactory to the Lenders of (i) the full repayment, discharge and termination (substantially simultaneously with the Closing Date) of all relevant documents governing the Existing Indebtedness and all outstanding obligations and commitments in respect thereof have been (substantially simultaneously with the Closing Date) terminated and (ii) all liens in respect of the foregoing have been (substantially simultaneously with the Closing Date) terminated and released, including evidence of UCC-3 termination statements for all UCC-1 financing statements filed and covering any portion of the Collateral.
(r)    Material Adverse Effect. Since December 31, 2025, there has been no event or occurrence which has resulted in a Material Adverse Effect.
ARTICLE V.
AFFIRMATIVE COVENANTS
The Borrower covenants and agrees with each Lender Party that, from the Closing Date and until the Discharge Date, Borrower shall and to the extent set forth below, shall cause each other Borrower Group Member to, abide by the following affirmative covenants:
Section 5.01    Use of Proceeds.
(a)    Other than as set forth in clause (b) below, the Borrower shall apply, or cause to be applied, the proceeds of the Loan solely (i) for Capital Expenditures, (ii) to pay all costs, fees, expenses (including legal fees and expenses) and other compensation payable to the Lenders and the Agents, (iii) to repay in full on the Closing Date the Existing Indebtedness, and (iv) for working capital or general corporate purposes of the Borrower and its Subsidiaries.

(b)    The proceeds of the Loans on the Closing Date shall be applied in accordance with the funds flow memorandum delivered pursuant to Section 4.01(i).
Section 5.02    Maintenance of Properties. The Borrower shall, and shall cause each of the other Borrower Group Members to, maintain and keep, or cause to be maintained and kept, all of their respective material tangible properties in good repair, working order and condition (other than ordinary wear and tear) and to make or cause to be made all repairs (structural and non-structural, extraordinary or ordinary (ordinary wear and tear excepted)) necessary to keep such properties in such condition, in each case, as would allow for the ordinary conduct of business of the Borrower and the other Borrower Group Members; provided that this Section 5.02 shall not prevent the Borrower or any other Borrower Group Member from:
(a)    entering into any transaction expressly permitted by Section 6.05, Section 6.07 and Section 6.09; or
(b)    from discontinuing the operation and the maintenance of any of its properties (i) as a result of any casualty or condemnation affecting such properties (but only to the extent and for the duration of such casualty or condemnation) or (ii) if such discontinuance is desirable in the conduct of its business and the Borrower or the applicable Borrower Group Member has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 5.03    Notices.
(a)    The Borrower shall promptly (and in any case not later than five (5) days from occurrence thereof, unless otherwise set forth below), upon acquiring notice or giving notice, as the case may be, or obtaining knowledge thereof, give written notice to the Administrative Agent (who shall provide notice thereof to the Lenders and the other Agents) of:
(i)    the commencement of, or any written threat or written notice of intention of any Person to file or commence, any action, suit or proceeding, against any Borrower Group Member, which (A) equals or exceeds $5,000,000, (B) could reasonably be expected to have a Material Adverse Effect if determined adversely to such Borrower Group Member, (C) seeks injunctive or similar equitable relief or (D) relates to the validity or enforceability of any Loan Document;
(ii)    copies of any written notice to any Borrower Group Member from any federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation if the actions or conditions referred to in such notice could reasonably be expected to have a Material Adverse Effect;
(iii)    any Default or Event of Default;
(iv)    upon any Change of Control;
(v)    the occurrence of any event described in Section 7.01(i) that would, alone or together with any other such events that have occurred, reasonably be expected to result in a Material Adverse Effect;
(vi)    the occurrence of any Material Adverse Effect;

(vii)    any change in the information provided in any Beneficial Ownership Certificate that would result in a change to the list of beneficial owners identified in such certification;
(viii)    notice of (i) any material asserted unpaid U.S. federal, state or local Tax affecting any of the Borrower Group Members or any of their assets or properties or (ii) the incurrence or imposition of any material claim, judgment, Lien or other encumbrance affecting any property of any of the Borrower Group Members which in the cases of the events or conditions referred to in clauses (i) and (ii) above could reasonably be expected to have a Material Adverse Effect; and
(ix)    (A) if any Borrower Group Member or any director or officer thereof, or, to the knowledge of any Borrower Group Member, any employee, agent, Affiliate or representative of any Borrower Group Member, is a Person that is, or is owned or controlled by any Person that is (I) the subject or target of any Sanctions Laws or (II) organized or resident in a country or territory that is the subject of comprehensive Sanctions Laws, the Borrower shall notify the Administrative Agent and (B) upon the request of any Lender Party, the Borrower shall provide or cause to be provided any information such Lender Party believes is reasonably necessary to be delivered to comply with its obligations under Sanctions Laws; and
(x)    a written notice setting forth the nature thereof and the action, if any, that any Borrower Group Member (or, with respect to a Multiemployer Plan, to the extent any Borrower Group Member is aware of such action, the plan sponsor or administrator thereof) proposes to take with respect thereto:
(A)    the occurrence of a Reportable Event that would reasonably be expected to have a Material Adverse Effect;
(B)    the taking by the PBGC of steps to institute, or the threatening by the PBGC in writing of the institution of (or the occurrence of any event or condition which would constitute grounds for the institution or threatened institution of), proceedings under Section 4042 or 4041A of ERISA for the termination of, or the appointment by the PBGC of a trustee to administer any Plan or Multiemployer Plan, or the receipt by any Borrower Group Member of a written notice from the PBGC that such action will be or has been taken by the PBGC with respect to such Plan or Multiemployer Plan;
(C)    any event, transaction or condition that would, in each case, reasonably be expected to have a Material Adverse Effect and result in (I) the incurrence of any material liability by any Borrower ERISA Group Member pursuant to Title IV of ERISA with respect to any Plan or Multiemployer Plan (other than liability to make contributions on a timely basis to satisfy the minimum funding standards of ERISA or to pay required premiums on a timely basis to the PBGC); or (II) the imposition of any material penalty or material excise tax on any Borrower ERISA Group Member under the relevant provisions of the Code or ERISA (including, but not limited to, Section 4975 of the Code and Section 406 of ERISA) relating directly to any Plan or Multiemployer Plan; or (III) the imposition of any material Lien on any of the rights, properties or assets of any Borrower ERISA Group Member pursuant to Title IV of ERISA or Section 412 or 430 of the Code; or
(D)    (I) any Plan is in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code) or (II) any Multiemployer

Plan is in “critical” or “endangered” status (as defined in Section 432 of the Code or Section 305 of ERISA).
(b)    The Borrower shall provide, with reasonable promptness, to the Administrative Agent, any other information with respect to the Borrower Group Members as is reasonably requested by the Administrative Agent or any Lender (through the Administrative Agent).
Section 5.04    Financial Statements. The Borrower shall deliver or cause to be delivered to the Administrative Agent:
(a)    within one hundred twenty (120) days after the end of the fiscal year ended December 31, 2026 and each subsequent fiscal year of the Borrower, a copy of the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year and the related consolidated statements of income and of cash flows for such year, in each case, audited by a “registered public accounting firm” as defined in Section 2 of the Sarbanes-Oxley Act of 2002 (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit except as permitted by the Exchange Act and the regulations promulgated thereunder);
(b)    within sixty (60) days after the end of each of the first three (3) fiscal quarters of each fiscal year of Borrower (commencing with the fiscal quarter ending September 30, 2026), the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in comparative form the figures for the previous year (commencing with the fiscal quarter ending September 30, 2026), certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes);
(c)    all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods;
(d)    concurrently with any delivery of financial statements under Section 5.04(a) or Section 5.04(b), a certificate of a Responsible Officer of the Borrower certifying that no Event of Default or Default has occurred and is continuing, except as specified in such certificate and, if specified therein, an explanation of the corrective actions the Borrower has taken or proposes to take with respect thereto;
(e)    concurrently with any delivery of financial statements under Section 5.04(b), a certificate of a Responsible Officer of the Borrower setting forth a description of all Approved ProFrac Contracts and Related Party Contracts entered into during the fiscal quarter; and
(f)    if applicable, promptly after the same become publicly available, copies of all periodic and other material reports and proxy statements filed by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC.
Notwithstanding the foregoing, the obligations in Section 5.04(a) and 5.04(b) may instead be satisfied with respect to any relevant information of the Borrower by furnishing the Borrower’s, Form 10-K or 10-Q, as applicable, filed with the Securities Exchange Commission, in each case, within the time periods specified in such paragraphs and shall be deemed to have been delivered on the date on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Agent); provided, that, to the extent such statements are in lieu of statements required to be provided under Section 5.04(a), such statements shall be accompanied by a report and opinion with respect to the financial statements of the Borrower of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall satisfy the applicable requirements set forth in Section 5.04(a).
Section 5.05    Maintenance of Existence and Rights. Except as otherwise expressly permitted under this Agreement, the Borrower shall, and shall cause each other Borrower Group Member to:
(a)    maintain and preserve its corporate existence as set forth in Appendix A-1; and
(b)    take all reasonable actions to maintain all rights, privileges and franchises necessary in the normal conduct of its business except, in each case, as otherwise permitted by Section 6.04 or Section 6.07, and except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 5.06    Maintenance of Records. The Borrower shall, and shall cause each other Borrower Group Member to, keep proper books of records and accounts in which complete and correct entries shall be made of all dealings and transactions in relation to its business and activities in conformity in all material respects with GAAP in effect from time to time and otherwise in compliance in all material respects with all applicable Requirements of Law.
Section 5.07    Compliance with Laws; Permits. The Borrower shall, and shall cause each other Borrower Group Member to:
(a)    comply with all Requirements of Law (including Environmental Laws), except to the extent that failure to comply therewith would not reasonably be expected to have a Material Adverse Effect (other than Sanctions Laws, Anti-Corruption Laws, Ex-Im Laws, and Anti-Money Laundering Laws, which are governed by Section 5.14).
(b)    obtain, maintain in full force and effect and comply with all Permits in the applicable Borrower Group Member’s name, except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 5.08    Further Assurances; Additional Collateral, Etc.
(a)    [Reserved].
(b)    The Borrower shall deliver to the Collateral Agent within 60 days following the Closing Date (which date may be extended by the Coordinating Lead Arranger in its sole reasonable discretion), Control Agreements with respect to the accounts set forth on Schedule 5.08(b) (such accounts, the “Existing Accounts”), in form and substance reasonably satisfactory to the Administrative Agent, the Collateral Agent and the Required Lenders.
(c)
(i)    With respect to any Borrower Group Member acquired or formed after the Closing Date (other than Borrower Group Members that are Foreign

Subsidiaries), within thirty (30) days of acquisition or formation, as applicable, the Borrower shall cause such Borrower Group Member to (A) execute and deliver to the Collateral Agent joinder agreements in respect of, or amendments to, the Security Documents or such other documents as the Required Lenders deem necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in all property of such Borrower Group Member (other than (1) any property described in paragraph (d) below, (2) any property constituting Excluded Assets and (3) any property subject to a Lien expressly permitted by Section 6.01(g) as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien), and (B) take all actions necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such property of such Borrower Group Member (subject to Permitted Liens), including the entering into of account control agreements, delivery of Collateral that can be perfected by possession and the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Collateral Agreement or by law or as may be reasonably requested by the Required Lenders; provided, that the actions contemplated by clause (B) shall not be required in respect of any such property if perfection of the security interest in such property requires more than the entering into of account control agreements and the filing of Uniform Commercial Code financing statements or delivery of Collateral that can be perfected by possession unless the value, in the reasonable opinion of the Borrower, of such property, individually or in the aggregate, together with the value of the property that is the subject of the proviso in paragraph (b)(ii) below, is equal to $2,500,000 or more.
(ii)    With respect to any property acquired after the Closing Date by any Loan Party (other than (1) any property described in paragraph (d) below, (2) any property constituting Excluded Assets and (3) any property subject to a Lien expressly permitted by Section 6.01(g) as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien), such Loan Party shall promptly (A) execute and deliver to the Collateral Agent such amendments to the Collateral Agreement or such other documents as the Required Lenders deem necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such property, and (B) take all actions necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such property (subject to Permitted Liens), including the entering into of account control agreements, delivery of Collateral that can be perfected by possession and the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Collateral Agreement or by law or as may be reasonably requested by the Required Lenders; provided that the actions contemplated by clause (B) shall not be required in respect of any such property if perfection of the security interest in such property requires more than the entering into of account control agreements and the filing of Uniform Commercial Code financing statements or delivery of Collateral that can be perfected by possession unless the value, in the reasonable opinion of the Borrower, of such property, individually or in the aggregate, together with the value of the property that is the subject of the proviso in paragraph (b)(i) above, is equal to $2,500,000 or more.
(iii)    [reserved].
(d)    With respect to any other fee interest in any real property (together with improvements thereof) (which, for the avoidance of doubt, will exclude any lease of any real property) that has a value, in the reasonable opinion of the Borrower, in excess of $2,500,000 in the aggregate, acquired after the Closing Date by any Loan Party (other than (x) property constituting Excluded Assets or the Initial Mortgaged Property, (y) property already subject to any Mortgage and (z) any such real property subject to a Lien expressly permitted by Section

6.01(g)), the Borrower shall deliver to the Administrative Agent, within thirty (30) days following the date of acquisition of such real property (with respect to any other real property required to be mortgaged), a duly executed Mortgage (or an amendment to the existing Mortgage) in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such real property (consistent, to the extent applicable, with the existing Mortgage), securing payment of the Obligations of the Borrower under the Loan Documents and establishing Liens on all such real property (subject to Permitted Liens), together with:
(i)    evidence of payment of (or satisfactory arrangements for the payment of) all recording, mortgage, transfer, intangibles, documentary and stamp taxes and fees payable in connection with recording such Mortgage, any amendments thereto and any fixture filings (which shall only be required if such Mortgage cannot serve as a fixture filing in the applicable jurisdiction) in appropriate county/city land office(s);
(ii)    evidence that each such Mortgage has been duly executed, acknowledged and delivered by a duly authorized representative of a Loan Party on or before such date in a form suitable for filing and recording in all appropriate local filing or recording offices that the Required Lenders may deem reasonably necessary or desirable in order to create a valid and subsisting Lien on the real property described therein in favor of the Collateral Agent for the benefit of the Secured Parties, subject to Permitted Liens;
(iii)    resolutions and a signed copy of one (1) or more customary enforceability opinions, addressed to the Collateral Agent for the benefit of the Secured Parties, of counsel for the applicable Loan Party in the jurisdiction where the Mortgaged Property is located reasonably acceptable to the Required Lenders as to such matters as the Administrative Agent (acting at the direction of the Required Lenders) may reasonably request with respect to such Mortgage;
(iv)    a fully paid lender’s ALTA policy of mortgage title insurance, together with such title endorsements as are reasonably available in the applicable jurisdiction at commercially reasonable rates, issued by a title company reasonably acceptable to the Coordinating Lead Arranger and insuring the Lien of the Mortgage, free and clear of liens and other exceptions to title policy, except for customary permitted encumbrances; and
(v)    a current ALTA/NSPS land title survey (in accordance with the 2021 Minimum Standard Detail Requirements for American Land Title Association/National Society of Professional Surveyors Land Title Surveys) of such real property certified to the Collateral Agent by an independent land surveyor duly registered and licensed in the State in which such real property is located, for which all necessary fees (where applicable) have been paid; provided, however, that notwithstanding anything else to the contrary in this Agreement, the Borrower shall be permitted to deliver such current ALTA/NSPS land title survey to the Administrative Agent within ninety (90) days following the date of acquisition of such real property.
(e)    The Lender Parties and the Loan Parties will collaborate and negotiate in good faith with respect to reasonably satisfactory documentation, or other evidence required to be delivered or provided to any Agent or Lender as a condition to any Borrowing occurring after the Closing Date to evidence appropriate payment to, and lien waivers from, contractor, subcontractors, vendor, or any other Person that has a Lien described in Section 6.01(b) and any other amendments the Lenders reasonably require to evidence the priority of the Collateral Agent’s Liens on the Collateral as set forth in the Loan Documents.

Section 5.09    Maintenance of Insurance.
(a)    The Borrower shall, and shall cause each other Borrower Group Member to, maintain (with financially sound and reputable insurance companies) insurance in such amounts and against such risks, and with such deductibles, as in each case are customarily maintained by companies engaged in the same or similar businesses, owning similar properties and operating in the same or similar locations (the “Required Insurance”). If any Borrower Group Member fails to take out or maintain the Required Insurance, the Administrative Agent, upon ten (10) Business Days’ prior notice (unless the aforementioned insurance would lapse within such period or has already lapsed, in which event notice shall not be required) to the Borrower of any such failure, may (but shall not be obligated to) take out the required policies of insurance and pay the premiums on the same. All amounts so advanced by the Administrative Agent shall become Obligations and the Borrower shall forthwith pay such amounts to the Administrative Agent, together with interest from the date of payment by the Administrative Agent at the rate specified in Section 2.10(b). The Borrower shall promptly reimburse the Administrative Agent for all such premiums and related costs and expenses thereto. Within thirty (30) days after each annual policy renewal date, the Borrower shall deliver to the Administrative Agent (i) a certificate from the Borrower’s insurance broker(s), dated within such thirty (30)-day period, substantially in the form of Exhibit F, and (ii) customary insurance certificates (it being understood that such certificates substantially in the form as previously delivered shall be deemed to be customary) confirming that each Borrower Group Member has obtained the Required Insurance.
(b)    The Borrower shall, (i) within ninety (90) days following the Closing Date, deliver to the Administrative Agent copies of all insurance policies held by each Borrower Group Member and (ii) within forty-five (45) days following the Closing Date, deliver to the Administrative Agent the applicable lender endorsements.
(c)    If a Flood Redesignation shall occur with respect to any Mortgaged Property, the Borrower shall deliver to the Administrative Agent a completed Flood Hazard Determination with respect to the Mortgaged Property (and provide a copy thereof to the Collateral Agent), and the Borrower shall, and shall cause each relevant Borrower Group Member to, comply with the Flood Requirements with respect to such Mortgaged Property by not later than ninety (90) days after the date a Responsible Officer of such Borrower Group Member has obtained knowledge of such Flood Redesignation. As a condition precedent to the occurrence of any Flood Compliance Event (other than a Flood Redesignation), the Borrower shall, and shall cause each relevant Borrower Group Member to, comply, or re-comply, as the case may be, with the Flood Requirements applicable to such Flood Compliance Event.
(d)    If any Mortgaged Property is at any time a Flood Hazard Property, the Borrower shall promptly (but in no event later than sixty (60) days after the date of such flood designation or any earlier date required by the Flood Insurance Laws) provide to the Administrative Agent and the Collateral Agent the Flood Insurance Documents with respect to such Mortgaged Property. The Collateral Agent shall provide to the Secured Parties copies of the Flood Insurance Documents, to the extent received from the Borrower. The Collateral Agent agrees to request such Flood Insurance Documents at the request of any Secured Party. The Borrower shall cooperate with the Administrative Agent and the Collateral Agent in connection with compliance with the Flood Insurance Laws, including by providing any information reasonably required by the Administrative Agent (or by any Secured Party through the Administrative Agent) in order to confirm compliance with the Flood Insurance Laws.
Section 5.10    Taxes. The Borrower shall, and shall cause each other Borrower Group Member to, pay, discharge or satisfy as the same shall become due and payable, all of its Tax liabilities, except those (a) which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which reserves are being maintained in conformity with GAAP on the books of such Borrower Group Member or (b) with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect.
Section 5.11    Separate Existence. The Borrower shall, and shall cause each other Borrower Group Member to:
(a)    [Reserved];
(b)    act solely in its name and through its duly authorized officers, managers, representatives or agents in the conduct of its business;
(c)    conduct in all material respects its business solely in its own name, in a manner not misleading to other Persons as to its identity (without limiting the generality of the foregoing, all oral and written communications (if any), including invoices, purchase orders, and contracts);
(d)    obtain proper authorization from the applicable members, directors, managers or officers as required by its Organizational Documents for all of its corporate or company actions; and
(e)    comply in all material respects with the terms of its Organizational Documents.
Section 5.12    Patriot Act; Beneficial Ownership Regulation. The Borrower shall, and shall cause each other Borrower Group Member to, provide all documentation and information reasonably requested by any Lender Party in connection with such Lender Party’s obligations under applicable Anti-Money Laundering Laws (including “know your customer” rules). The Borrower will promptly, and in any event within ten (10) Business Days after a Responsible Officer obtains notice thereof, provide the Administrative Agent with any change in the information provided in the Beneficial Ownership Certificate that would result in a change to the list of beneficial owners identified in parts (c) and (d) of such certificate.
Section 5.13    Flood Hazard Determinations. The Collateral Agent shall have received, (a) with respect to real property for which a Mortgage is required to be delivered pursuant to Section 5.08, on or prior to the date on which the Mortgage for the applicable Mortgaged Property is delivered pursuant to Section 5.08, (i) a completed “Life of Loan” Federal Emergency Management Agency Standard Flood Hazard Determination (“Flood Hazard Determination”) and (ii) if such “Building” (as so defined) is located in a special flood hazard area as indicated by the “Life of Loan” Federal Emergency Management Agency Standard Flood Hazard Determination delivered pursuant to sub-clause (i) above (a “Flood Hazard Property”), the Collateral Agent (acting at the direction of the Required Lenders) shall deliver a notification thereof to the Borrower (“Borrower’s Notice”), to be countersigned by Borrower evidencing receipt of the Borrower’s Notice, which shall contain either a notification that flood insurance coverage under the NFIP is not available because the applicable community does not participate in the NFIP or that flood insurance is available in the community in which such Mortgaged Property is located. If Borrower’s Notice is required to be given and flood insurance is available in the community in which such Mortgaged Property is located, Borrower shall deliver a copy of one (1) of the following evidencing to the reasonable satisfaction of the Required Lenders that such Borrower Group Member has obtained and maintains a flood insurance policy with respect to such Mortgaged Property in compliance with the requirements of this Section 5.13: (1) the flood insurance policy, (2) such Borrower Group Member’s application for a flood insurance policy plus proof of premium payment and a declaration page confirming that flood insurance has been issued, or (3) other evidence of flood insurance reasonably satisfactory to the Required Lenders, in form and substance reasonably satisfactory to the Required Lenders that is written in an amount sufficient to comply with the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, and as the same may be further amended, modified or supplemented, and including the regulations issued thereunder (the “Flood Insurance Laws”), whichever is less (and, for avoidance of doubt, if flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community does not participate in the NFIP, no flood insurance shall be required for such property) (collectively, the “Flood Insurance Documents” and the requirements set forth in clauses (i) and (ii), the “Flood Requirements”). If any Borrower Group Member receives notice of any Flood Redesignation with respect to the Mortgaged Property, the Borrower shall, reasonably promptly thereafter, provide written notice of the same to the Collateral Agent.
Section 5.14    Compliance with Sanctions Laws, Anti-Corruption Laws, Ex-Im Laws, and Anti-Money Laundering Laws.
(a)    The Borrower will not, and will cause each other Borrower Group Member not to, engage in any dealings or transactions with or for the benefit of any Restricted Person, or in any Sanctioned Jurisdiction.
(b)    If, to the Borrower’s knowledge, (i) any Borrower Group Member or other Affiliate of the Borrower, or any director, officer, employee, or agent thereof, becomes a Restricted Person or (ii) any Borrower Group Member or other Affiliate of the Borrower becomes the subject or target of any action, suit, proceeding, or investigation related to an actual, alleged, or suspected violation of applicable Sanctions Laws, Anti-Corruption Laws, Ex-Im Laws, or Anti-Money Laundering Laws, the Borrower will promptly (A) give written notice to the Lender Parties of such change in status and (B) comply with all applicable Requirements of Law in connection therewith, including applicable Sanctions Laws, Anti-Corruption Laws, Ex-Im Laws, and Anti-Money Laundering Laws, and the Borrower hereby authorizes and consents to the Lender Parties taking any and all steps necessary to comply with all applicable Requirements of Law with respect to any such change in status, including the requirements of applicable Sanctions Laws, Anti-Corruption Laws, Ex-Im Laws, and Anti-Money Laundering Laws (including the “freezing” and/or “blocking” of assets).
(c)    The Borrower will, and will cause each other Borrower Group Member to, (i) comply with applicable Sanctions Laws, Anti-Corruption Laws, and Ex-Im Laws in all respects, and with applicable Anti-Money Laundering Laws in all material respects and (ii) continue to maintain in effect and enforce policies and procedures designed to promote and achieve compliance with applicable Sanctions Laws, Anti-Corruption Laws, Ex-Im Laws, and Anti-Money Laundering Laws.
Section 5.15    Inspection Rights.
The Borrower will, and will cause each of the Borrower Group Members to, permit representatives and independent contractors of the Administrative Agent, the Coordinating Lead Arranger and the Lenders to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably requested; provided that, other than with respect to such visits and inspections during the continuation of an Event of Default, (a) only the Administrative Agent on behalf of the Lenders may exercise rights under this Section and (b) the Administrative Agent shall not exercise such rights more often than two times during any calendar year; provided, further, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing under this Section 5.15 at the expense of the Borrower and at any time during normal business hours and without advance notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s accountants.
Section 5.16    Post-Closing Actions. Complete each of the actions described on Schedule 5.16 by no later than the date set forth in Schedule 5.16 with respect to such action or such later date as the Coordinating Lead Arranger may agree in its reasonable discretion.
ARTICLE VI.
NEGATIVE COVENANTS
The Borrower covenants and agrees with each Lender Party that, from the Closing Date and until the Discharge Date, the Borrower shall and, to the extent set forth below, shall cause each other Borrower Group Member to, abide by the following negative covenants:
Section 6.01    Liens. The Borrower shall not, and shall not permit any other Borrower Group Member to, create, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except the following (collectively, “Permitted Liens”):
(a)    Liens for (i) Taxes not yet due or (ii) Taxes that are being contested in good faith by appropriate proceedings; provided that, in the case of clause (ii) only, adequate reserves with respect thereto are maintained on the books of the Borrower Group Members in conformity with GAAP;
(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business or in connection with the construction, operation and maintenance of its property, which do not in the aggregate materially detract from the value of the property to which they are attached or materially impair the use thereof or that are for amounts not overdue for a period of more than ninety (90) days, and in each case, that are being contested in good faith by appropriate dispute resolution or other proceedings and are either bonded over or for which adequate reserves with respect thereto are maintained on the books of the Borrower Group Members in conformity with GAAP;
(c)    pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation incurred in the ordinary course of business;
(d)    (i) deposits to secure the performance of bids, tenders, trade contracts (other than for Indebtedness for Borrowed Money), leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; and (ii) Liens securing judgments or the payment of money (not constituting a Default under Section 7.01(h)) or securing appeal or other surety bonds related to such judgments;

(e)    leases or subleases granted to others, easements, rights-of-way, licenses, sublicenses, reservations, servitudes, permits, conditions, covenants, rights of others, restrictions, oil, gas and other mineral interests, royalty interests and leases, defects, exceptions or irregularities in title, encroachments, protrusions and other encumbrances, Liens, and all other matters of record, in each case, which do not secure any monetary obligations of the Borrower Group Members and which would not reasonably be expected to interfere in any material respect with the ordinary course of business of the Borrower Group Members, taken as a whole;
(f)    Liens in existence on the Closing Date set forth on Schedule 6.01(f); provided that no such Lien is spread to cover any additional property after the Closing Date and was not incurred in connection with Indebtedness for Borrowed Money;
(g)    Liens securing Indebtedness of the Borrower Group Members incurred pursuant to Section 6.02(c) to finance the acquisition of fixed or capital assets to finance Capital Expenditures; provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;
(h)    any interest or title of a lessor under any lease entered into by the Borrower Group Members in the ordinary course of its business and covering only the assets so leased;
(i)    zoning, planning and other similar limitations and restrictions, and all rights of any Governmental Authority to regulate any real property, including easements and rights of way appertaining thereto;
(j)    Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;
(k)    any Lien arising in the ordinary course of business consistent with past practices by operation of law with respect to a liability that is not yet due or delinquent or which is being contested in good faith by appropriate dispute resolution or other proceedings;
(l)    terms and conditions of Contractual Obligations in existence on the Closing Date;
(m)    purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;
(n)    Liens not otherwise permitted hereunder so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed $3,000,000 at any time;
(o)    Liens securing Other Subordinated Indebtedness to the extent such Indebtedness is permitted under Section 6.02(o);
(p)    Liens consisting of an agreement to Dispose of any property or Equity Interests permitted under Section 6.04, provided that (i) such agreement is limited to such property or Equity Interests and (ii) such agreement shall not affect the Obligations of the Borrower or the rights and remedies of the Lenders under this Agreement;

(q)    Liens on the Collateral and the Initial Mortgaged Property in favor of the ABL Lender securing Indebtedness under the ABL Credit Agreement or in favor of the Collateral Agent on the Collateral;
(r)    Liens on the assets of any Foreign Subsidiary of the Borrower securing Indebtedness permitted under Section 6.02(n); and
(s)    Liens on property or assets acquired by a Borrower Group Member pursuant to any Permitted Acquisition or other Investment permitted under this Agreement; provided, that (i) such Liens are not incurred in connection with or in contemplation of such Permitted Acquisition or Investment, (ii) the assets that are subject to such Liens are only those assets that were subject to such Liens immediately prior to such Acquisition or Investment, (iii) any such Liens secure only those obligations which they secured immediately prior to such Permitted Acquisition or Investment and (iv) the aggregate amount of outstanding principal of such Indebtedness secured by such Liens does not exceed $7,500,000 at any time.
Section 6.02    Indebtedness. The Borrower shall not, and shall not permit any other Borrower Group Member to, create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except the following (collectively, “Permitted Debt”):
(a)    Indebtedness of any Borrower Group Member pursuant to any Loan Document, including Indebtedness incurred pursuant to Section 2.19 and Section 2.20;
(b)    Guarantee Obligations incurred in the ordinary course of business and performance guarantees;
(c)     Indebtedness (including Capital Lease Obligations) secured by Liens permitted by Section 6.01(g) in an aggregate principal amount not to exceed $2,500,000 at any one (1) time outstanding;
(d)    Indebtedness under any Hedge Agreement entered into in accordance with Section 6.12;
(e)    to the extent constituting Indebtedness, obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, completion guarantees, indemnification obligations, obligations to pay insurance premiums, take-or-pay obligations contained in supply agreements and similar obligations incurred in the ordinary course of business and not in connection with Indebtedness for Borrowed Money;
(f)    Indebtedness in respect of any bankers’ acceptance, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business and not in respect of Hedge Agreements;
(g)    to the extent constituting Indebtedness, obligations under Contractual Obligations in effect on or as of the Closing Date that are not Indebtedness for Borrowed Money;
(h)    Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;
(i)    Indebtedness incurred under the ABL Credit Agreement not to exceed $20,000,000 (which amount may be increased up to $30,000,000 with Coordinating Lead Arranger consent after the Closing Date) in the aggregate principal amount outstanding at any time, and any related Guarantee Obligations of the Loan Parties in respect of such Indebtedness;

(j)    unsecured Indebtedness owed by any Borrower Group Member to any other Borrower Group Member; provided that (i) for so long as any Obligations are outstanding, the agreements and/or instruments representing or governing such Indebtedness shall expressly provide that no payments (including with respect to interest and fees) shall be required to be made with respect to such Indebtedness other than with the proceeds of any Restricted Payment otherwise permitted to be made under the terms of this Agreement, (ii) such Indebtedness shall be subject to terms of subordination reasonably acceptable to the Required Lenders and (iii) such Indebtedness shall be pledged to the Collateral Agent for the benefit of the Lenders on the same terms and conditions contemplated by the Collateral Agreement with respect to intercompany indebtedness (any such Indebtedness being “Permitted Junior Debt”);
(k)    Indebtedness in the nature of customary and commercially reasonable contingent obligations and purchase price or similar adjustments incurred under any agreement to Dispose of property or Equity Interests that is permitted pursuant to Section 6.04 and not in connection with Indebtedness for Borrowed Money;
(l)    Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”) or other similar cash management services, in each case, incurred in the ordinary course of business and in an aggregate principal amount not to exceed $1,000,000 at any one time outstanding;
(m)    Indebtedness of any Borrower Group Member assumed or acquired in connection with any Permitted Acquisition or other Investment permitted under this Agreement; provided, that (i) such Indebtedness was not created or incurred in contemplation of such Permitted Acquisition or Investment and (ii) the aggregate principal amount of such Indebtedness outstanding at any time shall not exceed $7,500,000;
(n)    Indebtedness for Borrowed Money of any Foreign Subsidiary of Borrower and any unsecured Guarantee Obligations of Borrower in respect of such Foreign Subsidiary’s Indebtedness, so long as the aggregate principal amount outstanding does not exceed $10,000,000 at any time; provided that any such Indebtedness must comply with the Required Additional Debt Terms;
(o)    Other Subordinated Indebtedness permitted to be incurred under Section 2.20(b) and any related Guarantee Obligations of the Loan Parties in respect thereof;
(p)    other unsecured Indebtedness of the Borrower Group Members in an aggregate principal amount outstanding which does not exceed $3,000,000 (plus any amounts that constitute interest payable in kind by capitalizing such interest and increasing the outstanding principal amount of such Indebtedness incurred under this Section 6.02(p)) at any time; provided that such Indebtedness (x) has a final maturity no earlier than the date that is ninety-one (91) days after the Maturity Date, (y) does not permit cash payments of interest by any Borrower Group Member in excess of 6% per annum of the notional amount of such Indebtedness in any calendar year, and (z) is not subject to any mandatory redemption or prepayment provisions or rights.
To the extent that the creation, incurrence or assumption of any Indebtedness could be attributable to more than one (1) subsection of this Section 6.02 the Borrower may allocate such Indebtedness to any one (1) or more of such subsections and in no event shall the same portion of Indebtedness be deemed to utilize or be attributable to more than one (1) subsection. For the avoidance of doubt, any Indebtedness permitted to be incurred by any Borrower Group Member, as the case may be, under a specific subsection of this Section 6.02 and any Guarantee Obligation in respect of such Indebtedness which is also permitted to be incurred by any

Borrower Group Member, as the case may be, under the same subsection of this Section 6.02 shall not count as two (2) separate amounts of Indebtedness for purposes of calculating compliance with the limitations set forth in such subsection.
Section 6.03    Restricted Payments. The Borrower shall not, and shall not permit any other Borrower Group Member to, make payments which are Restricted Payments other than:
(a) any Loan Party may make Restricted Payments to any other Loan Party;
(b) any Borrower Group Member may make Restricted Payments to any Loan Party;
(c) any Borrower Group Member may declare or pay any dividend or distribution in additional Equity Interests (other than preferred stock);
(d) repurchases of Equity Interests of the Borrower deemed to occur upon exercise, vesting or settlement of Equity Interests in the ordinary course of business if such Equity Interests represent a portion of the exercise price thereof or any portion of required withholding or similar taxes due upon the exercise, vesting or settlement thereof, so long as the deemed repurchase by Borrower does not exceed $5,000,000 in any fiscal year plus any unused amounts under the Restricted Payment Cap (which amounts shall reduce the applicable Restricted Payment Cap), in respect of Equity Interests arising from any awards issued under the Borrower’s stock-based incentive plans after the Closing Date (including stock options, restricted stock awards, restricted stock units and performance based restricted stock units);
(e) cash payments in lieu of the issuance of fractional shares of Equity Interests of the Borrower arising from any redemption, repurchase, or dividend permitted under this Section 6.03;
(f) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Borrower or any Borrower Group Member held by any future, present or former employee, officer, director or other individual service provider (or any Affiliates, spouses, former spouses, other immediate family members, successors, executors, administrators, heirs, legatees or distributes of any of the foregoing) of Borrower or any Borrower Group Member pursuant to the terms of any employee equity agreement, stock option agreement, restricted stock award, employment agreement, termination agreement, equity-based incentive plan or similar agreement entered into in the ordinary course of business; and
(g) only after the Restricted Period End Date, the Borrower may declare and pay cash dividends in respect of its Equity Interests and other Restricted Payments so long as (i) no Event of Default exists before or after the payment of such cash dividend or Restricted Payment and (ii) the Borrower is in compliance with Section 2.08(b)(ii) for the immediately preceding fiscal quarter;
provided that (x) the aggregate amount of Restricted Payments made pursuant to clauses (e) and (f) above during the Restricted Period shall not exceed $3,000,000 and (y) the aggregate amount of Restricted Payments made pursuant to clauses (e), (f) and (g) above shall not exceed $7,500,000 (this proviso, the “Restricted Payment Cap”).
Section 6.04    Sale of Assets. The Borrower shall not, and shall not permit any other Borrower Group Member to, sell, lease, transfer or otherwise dispose of any of its respective assets, other than the following (collectively, “Permitted Dispositions”):

(a)    the Disposition of obsolete, damaged, worn out or surplus property, assets or rights (including surplus real property) or property, assets, or rights not used or useful in the business, or otherwise material to the operation, of the Borrower Group Members;
(b)    sales of inventory in the ordinary course of business;
(c)    the liquidation, sale or use of cash and Permitted Investments;
(d)    sales or discounts without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;
(e)    easements, licenses, leases, subleases or other grants or dispositions of real or personal property not materially interfering with the conduct by any Borrower Group Member of its business on or at the property that is the subject of such lease or sublease;
(f)    transfers, leases, distributions, contributions or other dispositions of assets or property from one Loan Party to another Loan Party;
(g)    Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;
(h)    transfers of condemned property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), or transfers of property that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement; and
(i)    any other individual asset sale or series of related asset sales not exceeding $5,000,000 in the aggregate in any consecutive 12-month period and $10,000,000 in the aggregate since the Closing Date.
Section 6.05    Business Activities. Each Borrower Group Member shall continue to engage in any material lines of business which are not substantially different from those lines of business conducted by the Borrower Group Members on the Closing Date or any business reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof (including any geographical expansion of the business).
Section 6.06    No Subsidiaries or Joint Ventures. Except to the extent permitted under this Agreement, the Borrower shall not, and shall not permit any other Borrower Group Member to, (a) become a general partner in any general or limited partnership or joint venture, (b) acquire any Subsidiary or (c) organize, create or form any new Subsidiary.
Section 6.07    No Liquidation, Merger or Consolidation. The Borrower shall not, and shall not permit any other Borrower Group Member to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:
(a)    (i) any Borrower Group Member (other than the Borrower) may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving Person) (ii) any Loan Party (other than the Borrower) may be merged or consolidated with or into any other Loan Party (other than the Borrower) and (iii) any Borrower

Group Member (other than the Borrower) may be merged or consolidated with or into any other Borrower Group Member (other than the Borrower); provided, that no Borrower Group Member that is Loan Party may be merged with or into a Borrower Group Member that is not a Loan Party, unless the Loan Party is the continuing surviving Person;
(b)    any Borrower Group Member (other than the Borrower) may Dispose of any or all of its assets to the Borrower or any other Borrower Group Member (upon a voluntary liquidation or otherwise); provided, that no Borrower Group Member that is Loan Party may Dispose of any or all of its assets to a Borrower Group Member that is not a Loan Party;
(c)    the Borrower or any other Borrower Group Member may Dispose of any or all of its assets pursuant to a Disposition permitted by Section 6.04; and
(d)    the Borrower may dissolve or cause the dissolution of any Inactive Subsidiary, so long as such Inactive Subsidiary has no business operations or material assets and has remained inactive since the Closing Date.
Section 6.08    Fiscal Year, Name and Location; Accounting Policies. The Borrower shall not, and shall not permit any other Borrower Group Member to, permit its fiscal year to end on a day other than December 31 or change its method of determining fiscal quarters or make or permit any change in accounting policies or reporting practices except (a) as required by GAAP, (b) for any changes which are not materially adverse to the Lenders and (c) with prior notice to the Administrative Agent; provided that the Borrower, the Required Lenders and the Administrative Agent will make any amendments to the Loan Documents that are necessary in the judgment of the Required Lenders and the Borrower to reflect any such change in fiscal year. The Borrower shall not, and shall not permit any other Borrower Group Member to, change its federal employer identification number without providing the Administrative Agent with prior notice thereof. The Borrower shall not, and shall not permit any other Borrower Group Member to, change its name or its respective location of principal place of business without providing the Collateral Agent with prior notice thereof.
Section 6.09    Investments. The Borrower shall not, and shall not permit any other Borrower Group Member to, make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Equity Interests, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:
(a)    extensions of trade credit in the ordinary course of business;
(b)    Permitted Investments;
(c)    Indebtedness permitted by Section 6.02 constituting Investments;
(d)    (i) Investments made or acquired by the Borrower Group Members in assets useful in the business of the Borrower Group Members, or the development, construction, acquisition, replacement or repair of assets useful in the Borrower Group Members’ business; and (ii) Investments by the Borrower Group Members constituting Capital Expenditures;
(e)    extensions of trade credit to Flotek Industries FZE arising from the intercompany sale of inventory and materials by Flotek Chemistry in the ordinary course of business consistent with past practices;

(f)    intercompany Investments by any Borrower Group Member in any other Borrower Group Member; provided, that, Investments by Borrower Group Members that are Loan Parties in Borrower Group Members that are not Loan Parties shall not exceed $2,500,000 in any fiscal year, provided that, the Coordinating Lead Arranger may agree to increase such amount by an additional $1,000,000 in each fiscal year in its sole reasonable discretion upon Borrower’s request;
(g)    to the extent constituting Investments, Investments in contracts and other agreements (including Hedge Agreements) to the extent otherwise permitted under the Loan Documents;
(h)    Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business;
(i)    Permitted Acquisitions;
(j)    Investments of any Person existing at the time such Person becomes a Subsidiary of the Borrower or consolidates or merges with the Borrower or any Subsidiary of the Borrower (including in connection with a Permitted Acquisition), so long as such Investments were not made in contemplation of such Person becoming a Subsidiary of the Borrower or of such consolidation or merger and such Person becomes a Loan Party; and
(k)    other Investments in an aggregate principal amount at any time not to exceed $5,000,000.
To the extent that the making of any Investment could be deemed a use of more than one (1) subsection of this Section 6.09, the Borrower may select the subsection to which such Investment will be deemed a use and in no event shall the same portion of an Investment be deemed a use of more than one (1) subsection.
Section 6.10    Transactions with Affiliates; Related Party Contracts; Approved ProFrac Contracts.
(a)    The Borrower shall not, and shall not permit any Borrower Group Member to, directly or indirectly, enter into any transaction or series of transactions with or for the benefit of an Affiliate of any Borrower Group Member (other than between or among the Borrower Group Members) (each an “Affiliate Transaction”), unless (i) such Affiliate Transaction (excluding any Permitted Affiliate Transactions) is an ordinary course customer or supplier contract, consistent with past practice on fair and reasonable terms no less favorable to such Borrower Group Member (taken as a whole) than those which would be included in an arm’s-length transaction with a non-Affiliate and (ii) with respect to any such Affiliate Transaction (excluding Permitted Affiliate Transactions) entered into after the Closing Date in excess of $5,000,000, the Borrower delivers to the Administrative Agent, (x) a resolution adopted by the Board of Directors of the Borrower or the audit committee of the Board of Directors of Borrower approving such Affiliate Transaction and set forth in an officer’s certificate certifying that such Affiliate Transaction complies with clause (i) above and (y) a summary thereof and any such other information reasonably requested by the Administrative Agent or any Lender relating to such Affiliate Transaction. For the avoidance of doubt, any ProFrac Affiliate Contract shall constitute an “Affiliate Transaction” for the purposes of this Agreement.
(b)    The following transactions shall not be subject to the restrictions in Section 6.10(a) above (collectively, “Permitted Affiliate Transactions”): (i) transactions between or among the Loan Parties, (ii) the issuance of intercompany Indebtedness permitted under

Section 6.02(j), (iii) Investments permitted under Section 6.09(f), (iv) Restricted Payments permitted under Section 6.03, (v) any Approved ProFrac Contract, (vi) payment of customary fees or indemnification made to current, former and future officers, directors, or employees of any Borrower Group Member, (vii) the sale or issuance of Equity Interests (excluding preferred stock) of Borrower and any agreement that provides customary registration rights to the equity holders of Borrower, (viii) any employment, equity award, equity appreciation agreement, or compensation arrangement for employees, officer or directors adopted by the Board of Directors of Borrower, and (ix) equity-based compensation plans approved by the Board of Directors of Borrower in the ordinary course of business.
(c)    The Borrower shall not, and shall not permit any Borrower Group Member to (i) amend, supplement, terminate, waive, provide consent under, cancel or modify in any material respect any Related Party Contract in any manner that would be material and adverse to the interests of the Lenders under this Agreement, without the prior written consent of the Coordinating Lead Arranger (such consent not to be unreasonably withheld, conditioned or delayed) or (ii) enter into any Related Party Contract after the Closing Date without the prior written consent of the Coordinating Lead Arranger (such consent not to be unreasonably withheld, conditioned or delayed).
(d)    The Borrower shall not, and shall not permit any Borrower Group Member to, amend, supplement, terminate, waive, provide consent under, cancel or modify any Approved ProFrac Contract (i) in any material respect without the approval of a majority of the disinterested members of the Board of Directors of Borrower or the audit committee of the Board of Directors of Borrower, or (ii) in any manner that would be material and adverse to the interests of the Lenders under this Agreement, without the prior written consent of the Coordinating Lead Arranger (such consent not to be unreasonably withheld, conditioned or delayed).
Section 6.11    No Margin Stock. The Borrower shall not directly or indirectly apply any part of the proceeds of any Loan or other extensions of credit hereunder or other revenues to the purchasing or carrying of any Margin Stock.
Section 6.12    Hedging. The Borrower shall not, and shall not permit any Borrower Group Member, to enter into or become a party to any Hedge Agreement without the written consent of the Administrative Agent (acting at the direction of the Required Lenders) if such Hedge Agreement is for speculative purposes.
Section 6.13    Liability Management Transactions. The Borrower shall not, and shall cause each other Borrower Group Member not to, directly or indirectly, (a) offer to any Lender or group of Lenders, or enter into with any Lender or group of Lenders, any exchange, buyback, amendment, or other transaction with respect to the Loans or Commitments that is not contemporaneously offered to all Lenders on the same terms (including as to price, tenor, security, and priority), (b) use the proceeds of any Indebtedness to purchase, redeem, retire, or defease Loans unless such purchase, redemption, retirement, or defeasance is offered to all Lenders on a pro rata basis at the same price, (c) effect or permit any “open market purchase” of Loans by any Borrower Group Member, or (d) designate or direct the application of any Asset Sale proceeds, Excess Cash Flow amounts, or other mandatory prepayment amounts to fewer than all Lenders on a pro rata basis.
Section 6.14    Use of Proceeds. The Borrower shall not use, directly or indirectly, any part of the proceeds of any Loan, or make such proceeds available to any Affiliate, joint venture partner or other Person (a) in violation of any applicable Anti-Corruption Laws or Anti-Money Laundering Laws; (b) to fund, finance or facilitate any activities or dealings of, with, or involving any Restricted Person, or in or with any Sanctioned Jurisdiction; or (c) in any manner that would constitute or give rise to a violation of Sanctions Laws or Ex-Im Laws by any party to this Agreement.
Section 6.15    Taxes. Borrower shall not, and shall not permit any Borrower Group Member to, become categorized for U.S. federal income tax purposes other than as identified in Section 3.12(c).
Section 6.16    Restrictive Agreements. The Borrower shall not, and shall cause each other Borrower Group Member not to, enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any such Borrower Group Member to create, incur, assume or suffer to exist any Lien upon any of its Collateral, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party, other than (a) this Agreement and the other Loan Documents, (b) any agreements in respect of Dispositions permitted under Section 6.04, (c) any such prohibition or limitation set forth in any Hedge Agreement entered into by the Borrower in accordance with the terms of this Agreement; provided that such prohibition or limitation shall either be (x) substantially similar to (or incorporated by reference to) this Agreement, (y) less burdensome or restrictive to the Borrower Group Members than the covenant limiting Liens granted by the Borrower Group set forth in Section 6.01 or (z) not adverse to the interests of the Secured Parties, and (d) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case any prohibition or limitation shall only be effective against the assets financed thereby).
Section 6.17    Clauses Restricting Subsidiary Distributions. The Borrower shall not, and shall cause each other Borrower Group Member not to, enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of such Borrower Group Member to (a) make Restricted Payments in respect of any Equity Interest of such Borrower Group Member held by, or pay any Indebtedness owed to, any Borrower Group Member, (b) make loans or advances to, or other Investments in, any Borrower Group Member or (c) transfer any of its assets to any Borrower Group Member, except (i) any such encumbrances or restrictions existing under, or incorporated by reference from, the Loan Documents (or are less burdensome than the corresponding Loan Document provision), (ii) any such encumbrances or restrictions with respect to a Borrower Group Member imposed pursuant to an agreement that has been entered into in connection with any Disposition permitted under Section 6.04 (including any Disposition of any Equity Interest or assets of a Borrower Group Member) or (iii) any such encumbrance or restriction imposed by any Hedge Agreement entered into by any Borrower Group Member in accordance with the terms of this Agreement that (A) incorporates any applicable Requirements of Law, (B) takes the form of a customary net worth or similar liquidity requirement with respect to the Borrower Group Member that is the counterparty to such Hedge Agreement or agreement or (C) imposes a restriction on the assignment of such Hedge Agreement or agreement (and such restriction is otherwise permitted under the terms of the Loan Documents).
Section 6.18    Organizational Documents. The Borrower shall not, and shall cause each other Borrower Group Member not to, amend, terminate, replace, waive or otherwise modify in any way materially adverse to the Lenders any applicable Organizational Document of any Borrower Group Member.

Section 6.19    Financial Covenants.
Commencing with the first full fiscal quarter ending after the Closing Date, the Borrower shall not, permit the Consolidated Leverage Ratio to exceed: 3.00:1.00 at the end of any fiscal quarter.
ARTICLE VII.
EVENTS OF DEFAULT
Section 7.01    Events of Default. The occurrence of any of the following events shall constitute an event of default hereunder (each, an “Event of Default”):
(a)    Misrepresentations. Any representation or warranty made or deemed made pursuant to the express terms and conditions of a Loan Document by any Borrower Group Member herein or in any other Loan Document or that is contained in any certificate, document or financial or other written statement furnished by any Borrower Group Member at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made pursuant to the express terms and conditions of a Loan Document; provided that, if (i) a Borrower Group Member was not aware that such representation or warranty was inaccurate at the time such representation or warranty was made, (ii) the fact, event or circumstance resulting in such inaccurate representation or warranty is capable of being cured, corrected or otherwise remedied, and (iii) such fact, event or circumstance resulting in such inaccurate representation or warranty shall have been cured, corrected or otherwise remedied within thirty (30) days (or if such inaccurate representation or warranty is not susceptible to cure within thirty (30) days, such Borrower Group Member is proceeding with diligence and in good faith to cure such default and such default is susceptible to cure, such thirty (30) day period shall be extended as may be necessary to cure such incorrect representation or warranty, such extended period not to exceed sixty (60) days in the aggregate (inclusive of the original thirty (30)-day period)) from the date a Responsible Officer of such Borrower Group Member obtains knowledge thereof or from notice to such Borrower Group Member from the Administrative Agent or any Lender, such that such representation or warranty (as cured, corrected or remedied) would not reasonably be expected to result in a Material Adverse Effect, then such inaccurate representation or warranty shall not constitute a Default or an Event of Default for purposes of the Loan Documents.
(b)    Principal Payment Default. Default shall be made in the payment of any principal of any Loan, any MOIC Payment Amount when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise.
(c)    Other Payment Defaults. Default shall be made in the payment of (i) any scheduled interest on any Loan or any Fee (but excluding any MOIC Payment Amount), in each case when and as the same shall become due and payable, and such default shall continue unremedied for a period of five (5) Business Days or (ii) any other amount due and payable hereunder or under any other Loan Document (other than as set forth in Section 7.01(b) and Section 7.01(c)(i)), and such default shall continue unremedied for a period of thirty (30) days.
(d)    Immediate Covenant Default. Default shall be made in the due observance or performance by the Borrower or any Borrower Group Member of any covenant, condition or agreement contained in Section 5.01, Section 5.03(a)(iii), Section 5.03(a)(iv), Section 5.03(a)(vi), Section 5.05(a), Section 5.14, or Article VI.

(e)    Covenant Defaults with Cure.
(i)    Other Cure Periods. Default shall be made in the due observance or performance by any Borrower Group Member of any covenant, condition or agreement contained in Section 5.09(a) and such default shall continue unremedied for a period of ten (10) Business Days after notice thereof from any Lender Party to Borrower.
(ii)    Extended Cure Period. Default shall be made in the due observance or performance by any Borrower Group Member of any other covenant, condition or agreement contained in any Loan Document (other than those listed in paragraphs (a), (b), (c), (d) or (e)(i) above or paragraph (k) below of this Section 7.01) and such default shall continue unremedied for a period of thirty (30) days after notice thereof from any Lender Party to the Borrower or such other Borrower Group Member, as applicable; provided that, if (A) such default cannot be cured within such thirty (30)-day period, (B) such default is susceptible of cure and (C) the relevant Borrower Group Member is proceeding with diligence and in good faith to cure such default, then such thirty (30)-day cure period shall be extended to such date, not to exceed a total of sixty (60) days, as shall be necessary for such Borrower Group Member, diligently to cure such default.
(f)    Indebtedness. (i) A default shall occur in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Indebtedness or any amount due and payable by any Borrower Group Member (other than Indebtedness under the Loan Documents) in an aggregate principal and/or notional amount exceeding $5,000,000, or (ii) a default shall occur in the performance or observance of any obligation or condition, subject to any applicable grace period with respect to any Indebtedness of a Borrower Group Member (other than Indebtedness under the Loan Documents) in an aggregate principal and/or notional amount exceeding $5,000,000 if the effect of such default results in the acceleration of the maturity of such Indebtedness, other than to the extent paid in accordance therewith.
(g)    Bankruptcy Events. (i) Any Borrower Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of an administrator, a receiver, a trustee, a custodian, a conservator or other similar official for it or for all or any substantial part of its assets, or any Borrower Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Borrower Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of sixty (60) days; or (iii) there shall be commenced against any Borrower Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) any Borrower Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Borrower Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due.
(h)    Judgments. One (1) or more judgments or orders for the payment of money in excess of $15,000,000 (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) shall be rendered against any Borrower Group

Member and there shall be a period of sixty (60) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise shall not be in effect with respect to any Borrower Group Member, as applicable.
(i)    ERISA. (i) The Borrower or any Subsidiary shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA) or any failure by any Plan that is subject to Title IV of ERISA to satisfy the minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Subsidiary, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) there is a determination that any Plan that is subject to Title IV of ERISA is, or is reasonably expected to be, in “at risk” status (within the meaning of Title IV of ERISA), (vi) the Borrower or any Subsidiary shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the insolvency or endangered or critical status (within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA) of, a Multiemployer Plan or (vii) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vii) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect.
(j)    Loan Documentation. (i) Any Loan Document shall cease to be in full force and effect or shall be declared void by a Governmental Authority, or any party thereto (other than a Lender Party) shall claim such unenforceability or invalidity, or (ii) any security interest in the Collateral purported to be created by any Security Document shall cease to be, or shall be asserted in writing by any Borrower Group Member not to be, a valid and perfected security interest having the priority required by the Loan Documents in the securities, assets or properties covered thereby.
then, and in any such event, (A) if such event is an Event of Default specified in clauses (i) or (ii) of paragraph (g) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section 7.01, the Security Documents, presentment, demand, protest and all other notices of any kind from the Administrative Agent or the Lenders with respect to a Default or Event of Default are hereby expressly waived by the Borrower. Upon the occurrence and during the continuance of any Event of Default, any proceeds received as a result of the exercise of any remedies by the Lenders shall be applied in accordance with the terms of the Collateral Agreement.

ARTICLE VIII.
AGENTS
Section 8.01    Appointment.
(a)    In order to expedite the transactions contemplated by this Agreement, ALTER DOMUS (US) LLC is hereby appointed by the Lender Parties (other than the Administrative Agent) to act as the Administrative Agent and ALTER DOMUS (US) LLC is hereby appointed by the Lender Parties (other than the Collateral Agent) to act as the Collateral Agent. Each Lender Party (on behalf of itself in its capacity as a Lender Party) and each assignee of any such Lender Party or Affiliate hereby irrevocably authorizes the Administrative Agent and Collateral Agent to take such actions on behalf of such Lender, Affiliate or assignee and to exercise such powers as are specifically delegated to the Administrative Agent or the Collateral Agent, respectively, by the terms and provisions hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Administrative Agent is hereby expressly authorized by such Lender Party and Affiliate, without hereby limiting any implied authority, (i) to receive on behalf of such Lender Party and Affiliate all payments of principal of and interest on the Loans and all other amounts due to such Lender Party and Affiliate hereunder, and promptly to distribute to such Lender Party and Affiliate its proper share of each payment so received; (ii) to give notice on behalf of such Lender Party and Affiliate of any Event of Default specified in this Agreement of which the Administrative Agent has knowledge acquired in connection with the performance of its duties as Administrative Agent hereunder; and (iii) to distribute to such Lender and Affiliate copies of all notices, financial statements and other materials delivered by any Borrower Group Member pursuant to this Agreement as received by the Administrative Agent. Notwithstanding anything to the contrary contained in this Agreement, no Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice conspicuously labeled as a “Notice of Default” and describing such Default or Event of Default is given to such Agent by the Borrower or a Lender Party (other than the Agents).
(b)    Neither the Agents nor any of their respective Related Parties shall be liable for any action taken or omitted by any of them (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Article VII or Section 9.08, as applicable) or; (ii) to the extent caused by its or their own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction (for the avoidance of doubt, any action taken or not taken by any Agent at the direction of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Article VII or Section 9.08, as applicable) shall not constitute gross negligence or willful misconduct), or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by any Borrower Group Member of any of the terms, conditions, covenants or agreements contained in any Loan Document. The Agents shall not be responsible to any Lender Party for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or any other Loan Documents or other instruments or agreements. The Agents shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Article VII or Section 9.08, as applicable) and, except as otherwise specifically provided herein or in the other Loan Documents, such instructions and any action or inaction pursuant thereto shall be binding on each Lender Party. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. . Neither the Agents nor any of their Related Parties shall have any responsibility to any of the any Borrower Group Members or any other Person party hereto or to any other Loan Document on account of the failure, delay in performance or breach by, or as a result of information provided by, any Lender Party of any of its obligations hereunder or to any Lender Party on account of the failure of or delay in performance or breach by any other Lender Party or Borrower of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith. Each Agent may execute any and all duties hereunder by or through agents, employees or any sub-agent appointed by it and shall not be responsible for the misconduct or negligence of such agents, employees or any sub-agent. Each Agent shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel. Each Agent shall have the right (but not the obligation) at any time to seek instructions concerning any action to be taken or not taken or right exercisable by such Agent under the Loan Documents.
Section 8.02    Nature of Duties.
(a)    Each Lender Party hereby acknowledge that no Agent shall be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so as set forth in this Agreement or any other Loan Document, by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Article VII, Section 4.01 or Section 9.08, as applicable); provided that no Agent shall be required to take any action (i) that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and (ii) unless, upon demand, such Agent receives an indemnification satisfactory to it from the Lenders against all liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against such Agent. Each Lender Party further acknowledges and agrees that so long as an Agent shall make any determination to be made by it hereunder or under any other Loan Document in good faith, such Agent shall have no liability in respect of such determination to any Person. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities except those expressly set forth herein, or any fiduciary relationship with any Lender Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Loan Documents or otherwise exist against any Agent. Each Lender Party recognizes and agrees that no Arranger shall have any duties or responsibilities under this Agreement, any other Loan Document, or any fiduciary relationship with any Lender Party, or shall have any functions, responsibilities, duties, obligations or liabilities for acting as such hereunder. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees, and may consult with any other consultants in the exercise of such powers, rights and remedies and the performance of such duties.
(b)    Notwithstanding anything to the contrary contained in this Agreement, no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement,

warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report, statement, agreement or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent, or (vi) calculating any MOIC Payment Amount, and shall be entitled to rely upon, and shall not incur any liability for relying upon, any calculation of the MOIC Payment Amount provided to it by the Required Lenders.
Section 8.03    Resignation by the Agents. Subject to the appointment and acceptance of a successor Agent as provided below, any Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor with, so long as no Event of Default has occurred and is continuing, the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed). If no successor shall have been so appointed by the Required Lenders and approved by the Borrower and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation (or such earlier date as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may, but is not obligated to, on behalf of the Lenders with, so long as no Event of Default has occurred and is continuing, the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed), appoint a successor Agent which shall be a bank with an office in New York, New York and an office in London, England (or a bank having an Affiliate with such an office) having a combined capital and surplus that is not less than $500,000,000 or an Affiliate of any such bank. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date. Upon the acceptance of any appointment as Agent hereunder by a successor bank, and upon payment of such retiring Agent’s charges and all other amounts payable to it hereunder, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent, to the extent not discharged above, shall be discharged from its duties and obligations hereunder. After an Agent’s resignation hereunder, the provisions of this Article VIII, Section 2.13 and Section 9.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.
Section 8.04    Each Agent in its Individual Capacity. With respect to its Commitments and Loans, each Agent in its individual capacity and not as Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not an Agent, and the Agent and their Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower Group Members or their Affiliates as if it were not an Agent.
Section 8.05    Indemnification. Each Lender agrees (a) to reimburse the Agents, on demand, in the amount of its pro rata share (based on its Commitments hereunder (or if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of its applicable outstanding Loans or if the principal amounts have been paid in full, in accordance with its Commitments hereunder prior to the expiration or the termination thereof and the repayment of the principal amounts)) of any reasonable expenses incurred for the benefit of the Lenders by the Agents, including reasonable counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, which shall not have been reimbursed by the Borrower, and (b) to indemnify and hold harmless each Agent and any of its Related Parties, on demand, in the amount of such pro rata share (based on its Commitments hereunder (or if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of its applicable outstanding Loans or if the principal amounts have been paid in full, in accordance with its Commitments hereunder prior to the expiration or the termination thereof and the repayment of the principal amounts)), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, fees, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in its capacity as Agent or any of them in any way relating to or arising out of this Agreement, any other Loan Document, any other document or agreement executed in connection herewith or therewith or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the Borrower; provided that no Lender Party shall be liable to an Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements determined by a final non-appealable judgment of a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of such Agent or any of its Related Parties. This Section 8.05 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
Section 8.06    Lack of Reliance on Agents.
Each Lender Party acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender Party also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.
Section 8.07    Loan Documents. Each Lender Party (and each Person that becomes a Lender Party hereunder pursuant to Section 9.04), hereby authorizes, directs and requires each of the Administrative Agent and the Collateral Agent to enter into the Loan Documents to which it is a party on behalf of such Lender Party and agrees that such Agent may take such actions on its behalf as are contemplated by the terms of the Loan Documents.
Section 8.08    Removal of Administrative Agent. Anything herein to the contrary notwithstanding and, subject to this Section 8.08, if at any time the Person serving as Administrative Agent is, in its capacity as a Lender, a Defaulting Lender, the Required Lenders may by notice to the Borrower and such Person and, subject to the prior written approval of the Borrower, remove such Person as Administrative Agent and appoint a replacement Administrative Agent reasonably acceptable to the Borrower. Such removal will, to the fullest extent permitted by applicable law, be effective on the earlier of (i) the date a replacement Administrative Agent is appointed and (ii) the date that is five (5) Business Days after the giving of such notice by the Required Lenders (regardless of whether a replacement Administrative Agent has been appointed); provided that, if no replacement Administrative Agent has been appointed, the Lenders shall assume and perform all of the duties of the Administrative Agent (with Administrative Agent consents being treated as Required Lender consents) hereunder until such time as the Required Lenders appoint a successor agent pursuant to this Section 8.08.
Section 8.09    Delegation of Duties. Any Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one (1) or more co-agents, sub-agents and/or attorneys-in-fact appointed by such Agent. Any Agent and any such co-agents, sub-agents and/or attorneys-in-fact may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article VIII shall apply to any such co-agents, sub-agents and/or attorneys-in-fact and to the Related Parties of each Agent and any such co-agents, sub-agents and/or attorneys-in-fact, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent. No Agent shall be responsible for the misconduct or negligence of any such co-agents, sub-agents and/or attorneys-in-fact.
Section 8.10    No Risk of Funds. No provision of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby shall require any Agent to: (i) expend or risk its own funds or provide indemnities in the performance of any of its duties hereunder or the exercise of any of its rights or powers or (ii) otherwise incur any financial liability in the performance of its duties or the exercise of any of its rights or powers.
Section 8.11    Lender ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one (1) of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA) of one (1) or more Benefit Plans in connection with the Loans or the Commitments;
(ii)    the transaction exemption set forth in one (1) or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans the Commitments and this Agreement;
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (i) subsection (a)(i) above is true with respect to a Lender or (ii) a Lender has provided another representation, warranty and covenant in accordance with subsection (a)(iv) above, such Lender further (A) represents and warrants, as of the date such Person became a Lender party hereto, to, and (B) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates and not, for the avoidance of doubt, to or for the benefit of the Borrower, that none of the Administrative Agent or any of its Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
Section 8.12    Erroneous Payments.
(a)    Each Lender hereby agrees that (i) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Lender (whether or not known to such Lender) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect and (ii) to the extent permitted by applicable law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including waiver of any defense based on “discharge for value” or any similar theory or doctrine. A notice of the Administrative Agent to any Lender under this clause (a) shall be conclusive, absent manifest error.
(b)    Without limiting the immediately preceding clause (a), each Lender hereby further agrees that if it receives a payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent, (y) that was not preceded or accompanied by notice of payment, or (z) that such Lender otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each case, if an error has been made each such Lender is deemed to have knowledge of such error at the time of receipt of such Erroneous Payment, and to the extent permitted by applicable law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including waiver of any defense based on “discharge for value” or any similar theory or doctrine.  Each Lender agrees that, in each such case, it shall promptly (and, in all events, within one Business Day of its knowledge (or deemed knowledge) of such error) notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(c)    The Borrower and each other Loan Party hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Erroneous Payment (or portion thereof) for any reason (and without limiting the Administrative Agent’s rights and remedies under this Section 8.12), the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party except, in each case and solely with respect to subsection (ii) of this clause (c), to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of prepaying, repaying, discharging or otherwise satisfying any Obligations owed by the Borrower or any other Loan Party.
(d)    In addition to any rights and remedies of the Administrative Agent provided by law, Administrative Agent shall have the right, without prior notice to any Lender, any such notice being expressly waived by such Lender to the extent permitted by applicable law, with respect to any Erroneous Payment for which a demand has been made in accordance with this Section 8.12 and which has not been returned to the Administrative Agent, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Administrative Agent or any of its Affiliate, branch or agency thereof to or for the credit or the account of such Lender. Administrative Agent agrees promptly to notify the Lender after any such setoff and application made by Administrative Agent; provided, that the failure to give such notice shall not affect the validity of such setoff and application.
(e)    Each party’s obligations under this Section 8.12 shall survive the resignation or replacement of any Agent, the termination of the Loan Documents, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
Section 8.13    Appointment of Supplemental Agents.
(a)    It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case any Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, each Agent is hereby authorized to appoint an additional individual or institution selected by them in their sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent, as applicable (any such additional individual or institution being referred to herein individually as a “Supplemental Agent” and collectively as “Supplemental Agents”).
(b)    In the event that any Agent appoints a Supplemental Agent, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to such Agent shall be exercisable by and vest in such Supplemental Agent to the extent, and only to the extent, necessary to enable such Supplemental Agent to exercise such rights, powers and privileges and to perform such duties, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Agent shall run to and be enforceable by either such Agent or such Supplemental Agent, and (ii) the provisions of this Article VIII and of Section 9.05 (obligating the Borrower to pay such Agent’s expenses and to indemnify such Agent) that refer to such Agent shall inure to the benefit of such Supplemental Agent and all references therein to such Agent shall be deemed to be references to such Agent or such Supplemental Agent, as the context may require.
(c)    Should any instrument in writing from the Borrower be required by any Supplemental Agent so appointed by such Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower shall execute, acknowledge and deliver any and all such instruments promptly upon request by such Agent. In case any Supplemental Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by law, shall vest in and be exercised by such Agent until the appointment of a new Supplemental Agent. No Agent shall be responsible for the misconduct or negligence of any such Supplemental Agent.
Section 8.14    Administrative Agent May File Proofs of Claim. In case of the pendency of any Bankruptcy Proceeding or any other judicial proceeding relative to any Borrower Group Member, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) is hereby authorized by the Lenders, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lender Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, and the Administrative Agent and their respective agents and counsel and all other amounts due the Lender Parties under Sections 2.09 and 9.05) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Agents under Sections 2.09 and 9.05.

ARTICLE IX.
MISCELLANEOUS
Section 9.01    Notices.
(a)    Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by electronic means, to the applicable address set forth in Schedule 9.01.
(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures set forth in Section 9.17 or as otherwise approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent, the Collateral Agent and Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; and provided, further, that approval of such procedures may be limited to particular notices or communications.
(c)    All notices and other communications given to any party hereto, other than the Collateral Agent, in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service, sent by electronic means or (to the extent permitted by paragraph (b) above) or on the date five (5) Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section or in accordance with the latest unrevoked direction from such party given in accordance with this Section. All notices and other communications given to the Collateral Agent shall be deemed to have been given on the date actually received by the Collateral Agent.
(d)    Any party hereto may change its address (including email address) for notices and other communications hereunder by notice to the other parties hereto.
Section 9.02    Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower Group Members in this Agreement and the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, the execution and delivery of the Loan Documents, regardless of any investigation made by such Persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated. Without prejudice to the survival of any other agreements contained herein, the indemnification contained herein (including pursuant to Sections 2.12, 2.14 and 9.05) shall survive the payment in full of the principal and interest hereunder and the termination of the Commitments or this Agreement.
Section 9.03    Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, the Administrative Agent, the Collateral Agent, and the Lenders named herein and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the Borrower, each Lender Party and their respective successors and permitted assigns.

Section 9.04    Successors and Assigns; Participations and Assignments.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of each Lender (and any attempted assignment or transfer by Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section 9.04) and, to the extent expressly contemplated hereby, the Related Parties of each of the Lender Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i) Subject to the conditions set forth in paragraph 9.04(b)(ii) below, any Lender may assign to one (1) or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with:
(A)    the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of the Borrower; provided that no consent of the Borrower shall be required (1) for any assignment of a Loan or Commitment to an assignee that is, immediately prior to giving effect to such assignment, a Lender or an Affiliate of a Lender or an Approved Assignee, so long as the assigning Lender has delivered to Borrower written notice of such assignment at least three (3) Business Days prior to the date of the proposed transfer, or (2) if an Event of Default under Section 7.01(b), (c) or (g) has occurred and is continuing, for any assignment to any other Eligible Assignee; and provided, further, that the Borrower shall be deemed to have consented to any assignment of all or a portion of a Loan or Commitment unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and
(B)    the acknowledgement of the Administrative Agent.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender, an Affiliate of a Lender, an Approved Assignee or an Approved Fund, an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans in the aggregate, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless the Borrower and the Administrative Agent otherwise consent;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance;

(D)    except in the case of an assignment by a Lender to one (1) of its Affiliates, the assignee Lender shall have paid to the Administrative Agent a processing and recordation fee in the amount of $3,500; and
(E)    the assignee, if it shall not already be a Lender immediately prior to such assignment, shall deliver to the Administrative Agent an Administrative Questionnaire; and a duly executed Internal Revenue Service Form W-9 (or other applicable tax form) and all documentation and other information with respect to the assignee requested by the Administrative Agent that may be required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act.
(iii)    Subject to acceptance and recording thereof pursuant to paragraph 9.04(b)(iv) of this Section 9.04, from and after the recordation date of each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender hereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.11, 2.12, 2.13 and 9.05). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)    Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder) and any written consent to such assignment required by paragraph 9.04(b)(i) of this Section 9.04, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(v)    Notwithstanding any other language to the contrary contained herein, the parties hereto hereby acknowledge and agree that (a) the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Eligible Assignees and (b) the Borrower and each Lender acknowledge and agree that the Administrative Agent shall have no responsibility or obligation to determine whether any Lender or potential Lender is an Eligible Assignee and that the Administrative Agent shall have no liability with respect to any assignment or participation made to any Person that is not an Eligible Assignee.
(c)    (i) Any Lender may, without the consent of Borrower or the Administrative Agent, sell participations to one (1) or more banks or other entities (other than a natural person (or holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural persons) or any Borrower Group Member) (each such bank or entity, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower and the Lender Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument (oral or written) pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that (x) such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.04(a)(i) or clause (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xi), (xii) or (xiii) of the first proviso to Section 9.08(b) that affects such Participant and (y) no other agreement (oral or written) with respect to such Participant may exist between such Lender and such Participant. Subject to paragraph 9.04(c)(ii) of this Section 9.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04. To the extent permitted by applicable Requirements of Law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.
(ii)    A Participant shall not be entitled to receive any greater payment under Section 2.12, 2.13 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent or to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant shall not be entitled to the benefits of Section 2.13 unless such Participant complies with Section 2.13(g) as though it were a Lender (it being understood that the documentation required under Section 2.13(g) shall be delivered to the participating Lender).
(iii)    Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant, and the principal and interest amounts of each such Participant’s interest in such Lender’s rights and/or obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the Proposed United States Treasury Regulations (or any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of the applicable rights and/or obligations of such Lender under this Agreement. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining the Participant Register.
(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.05    Expenses; Indemnity.
(a)    The Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Agents and their respective Related Parties in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents, or by the Agents and their respective Related Parties in connection with the administration of this Agreement (including expenses incurred in connection with due diligence and initial and ongoing Collateral examination), but limited, in the case of legal fees, disbursements and charges, to the reasonable fees, disbursements and charges of (i) one (1) New York counsel to the Lenders taken as a whole; (ii) one (1) primary counsel to the Administrative Agent and the Collateral Agent taken as a whole; (iii) one (1) local counsel in each jurisdiction where each of the Borrower Group Members are located; and (iv) in the case of a conflict of interest, one additional counsel in each relevant jurisdiction that is material to each group of similarly situated Persons, or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions hereby contemplated shall be consummated) or incurred by any Lender Party in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made hereunder, but limited (and subject to the Upfront Fee Letter), in the case of legal fees, disbursements and charges, to the reasonable fees, disbursements and charges of (x) Milbank LLP, as New York counsel to the Coordinating Lead Arranger, (y) Winston Taylor LLP, as New York counsel to PC Energy and ALSC, and (z) Holland & Knight LLP, as primary counsel to the Agents. This Section 9.05(a) shall not apply with respect to Taxes other than any Other Taxes that are Indemnified Taxes.
(b)    The Borrower agrees to indemnify each Agent and each of their respective Related Parties (each such Person being called an “Agent Indemnitee”) and each Arranger and each Lender and each of their respective Related Parties (each such Person being called an “Lender Indemnitee”; and together with the Agent Indemnitees, each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable and documented counsel fees, charges and disbursements of (i) one (1) New York counsel to the Lenders taken as a whole, (ii) one (1) primary counsel to the Administrative Agent and the Collateral Agent taken as a whole; (iii) one (1) local counsel in each jurisdiction where each of the Borrower Group Members are located; and (iv) in the case of an actual or reasonably perceived conflict of interest, one additional firm of primary counsel and one additional firm of counsel in each relevant jurisdiction that is material to each group of similarly situated Persons, incurred by or asserted against any Indemnitee by any Person arising out of, in any way connected with, or as a result of (A) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations hereunder or thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (B) the use of the proceeds of the Loans or (C) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless whether or not any Indemnitee is a party thereto (other than claims solely as between the Lender Parties, except for claims against any Agent in its capacity as such)); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Subject to and without limiting the generality of the foregoing sentence, the Borrower agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable and documented counsel or consultant fees, charges and disbursements (but limited, in the case of legal fees, to (i) one (1) New York counsel to the Lenders taken as a whole; (ii) one (1) primary counsel to the Administrative Agent and the

Collateral Agent taken as a whole; (iii) one (1) local counsel in each jurisdiction where each of the Borrower Group Members are located; and (iv) in the case of an actual or perceived conflict of interest, one additional firm of primary counsel and one additional firm of counsel in each relevant jurisdiction that is material to each group of similarly situated Persons), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (1) any Environmental Claim to the extent related in any way to the Borrower, (2) any violation of or liability under any Environmental Law by any Borrower Group Member, or (3) any actual or alleged presence, Release or threatened Release of Hazardous Materials at, in, under, on, to or from any Real Property, any property owned, leased or operated by any predecessor of the Borrower Group Members, or, to the extent related in any way to the Borrower Group Members, any property at which the Borrower Group Members have sent Hazardous Materials for treatment, storage or disposal; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and hereby waives all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. The provisions of this Section shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of any Lender Party. All amounts due under this Section shall be payable within five (5) Business Days of written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested. This Section 9.05(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    Unless an Event of Default shall have occurred and be continuing, the Borrower shall, other than in connection with any such defense by any Agent Indemnitee, be entitled to assume the defense of any action against a Lender Indemnitee for which indemnification is sought hereunder with counsel of its choice at its expense (in which case the Borrower shall not thereafter be responsible for the fees and expenses of any separate counsel retained by such Lender Indemnitee except as set forth below); provided that such counsel shall be reasonably satisfactory to each such Lender Indemnitee. Notwithstanding the Borrower’s election to assume the defense of such action, each Lender Indemnitee shall have the right to employ separate counsel and to participate in the defense of such action, and the Borrower shall bear the reasonable fees, costs and expenses of such separate counsel, if (i) the use of counsel chosen by the Borrower to represent such Lender Indemnitee would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the Borrower and such Lender Indemnitee and such Lender Indemnitee shall have reasonably concluded that there are legal defenses available to it that are different from or additional to those available to the Borrower (in which case the Borrower shall not have the right to assume the defense of such action on behalf of such Lender Indemnitee); (iii) the Borrower shall not have employed counsel reasonably satisfactory to such Lender Indemnitee to represent it within a reasonable time after notice of the institution of such action; or (iv) the Borrower shall authorize in writing such Lender Indemnitee to employ separate counsel at the Borrower’s expense. The Borrower will not be liable under this Agreement for any amount paid by a Lender Indemnitee to settle any claims or actions if the settlement is entered into without the Borrower’s consent, which consent may not be withheld, conditioned or delayed unless such settlement is unreasonable in light of such claims or actions against, and defenses available to, such Lender Indemnitee but if settled with the Borrower’s prior written consent or if there is a judgment by a court of competent jurisdiction in any such proceeding then the Borrower agrees to indemnify and hold harmless each Lender Indemnitee in respect thereof to the extent set forth in Section 9.05(b). For the avoidance of doubt, the Borrower acknowledges and agrees that this Section 9.05 shall not apply to any Agent Indemnitee and such Agent Indemnitee shall be permitted to utilize its own counsel for all purposes under this Agreement and the other Loan Documents.
Section 9.06    Right of Set-off. If an Event of Default shall have occurred and be continuing, each Agent, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other indebtedness in whatever currency at any time owing by such Agent, such Lender or such Affiliate to or for the credit or the account of Borrower, against any and all obligations of Borrower, now or hereafter existing under any Loan Document held by such Agent or Lender or their respective Affiliates, irrespective of whether or not such Agent, such Lender or such Affiliate shall have made any demand under such Loan Document, and although such obligations of Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Agent or such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Agent, each Lender and their respective Affiliates under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Agent or such Lender or their respective Affiliates may have. Each Lender Party agrees to promptly notify the Borrower and the Administrative Agent after its exercise of any right of set off pursuant to this Section 9.06; provided that the failure to give such notice shall not affect the validity of such application.
Section 9.07    GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.
Section 9.08    Waivers; Amendment.
(a)    No failure or delay of any Lender Party in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce any such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender Parties hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Borrower in any case shall entitle such Person to any other or further notice or demand in similar or other circumstances.
(b)    Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders and acknowledged by the Administrative Agent and (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Administrative Agent or Collateral Agent (as applicable) and consented to by the Required Lenders (in each case, with a copy of all amendments, waivers or modifications promptly provided to the Administrative Agent); provided that no such agreement shall:
(i)    subject to Section 2.10, decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest (other than with respect to default interest) on any Loan, without the prior written consent of each Lender directly affected thereby;
(ii)    increase or extend any Commitment of any Lender or decrease the Fees of any Lender without the prior written consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments shall not constitute an increase or extension of the Commitments of any Lender or the extension or waiver of the payment of principal);
(iii)    extend or waive any date for payment of principal of any Loan or reduce the amount due on any such date or extend any date on which payment of interest on any Loan, or any Fee is due, without the prior written consent of each Lender adversely affected thereby;
(iv)    amend or modify the provisions of Section 2.15(b) or (c) or any other provision of this Agreement or the other Loan Documents in a manner that would by its terms alter the pro rata sharing of payments required thereby, or permit any payment, prepayment, or distribution to be made to any Lender on a non-pro rata basis (other than as expressly provided in the Defaulting Lender provisions set forth in Section 2.16), without the prior written consent of each Lender adversely affected thereby;
(v)    amend or modify the provisions of this Section 9.08, the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby;
(vi)    (x) release all or substantially all the Collateral without the written consent of each Lender or (y) with respect to any Loan Party party to the Collateral Agreement as a Subsidiary Guarantor, release any Subsidiary Guarantor from its Guaranty thereunder, release of all or substantially all of the value of its Guaranty thereunder or limit its liability in respect of such Guaranty without the written consent of each Lender; or

(vii)    change the order of priority of payments set forth in the provisions of the Collateral Agreement relating to application of proceeds, in any case, without the prior written consent of each Lender adversely affected thereby;
(viii)    subordinate the Liens securing the Obligations to the Liens securing any other Indebtedness or obligations, or subordinate the Obligations in right of payment to any other Indebtedness or obligations, in each case, whether by amendment to any Loan Document, the incurrence of any priming or super-priority Indebtedness, or otherwise, without the prior written consent of each Lender;
(ix)    permit any Indebtedness to be secured by Liens on the Collateral that are senior to, or pari passu with, the Liens securing the Obligations (other than Permitted Liens), unless such Indebtedness is offered to all Lenders on a pro rata basis and on the same terms and conditions, without the prior written consent of each Lender;
(x)    amend, modify or waive any provision of this Agreement in a manner that has the effect of depriving any Lender of the right to a pro rata opportunity to provide Delayed Draw Commitments under Section 2.20(a), unless such amendment, modification or waiver is offered to all Lenders on the same terms, without the prior written consent of each Lender adversely affected thereby (for the avoidance of doubt, nothing in this clause (x) shall impair the approval rights of the Required Lenders expressly set forth in Section 2.20);
(xi)    amend, modify, or waive any provision of this Agreement in a manner that has the effect of permitting payments of amounts owed under the Loan Documents in any form other than in cash without the prior written consent of each Lender;
(xii)    amend, modify, or waive any provision of this Agreement in a manner that has the effect of creating or permitting the existence of an “unrestricted subsidiary” or any concept of similar import that results in the exclusion of any Subsidiary of Borrower from the covenants or events of default contained in this Agreement or releases or excludes substantially all of the assets of any Domestic Subsidiary of the Borrower from the guarantee and collateral requirements contained in the Loan Documents, without the prior written consent of each Lender; or
(xiii)    amend, modify, or waive any provision of Section 6.13 (or any other definition or provision of any Loan Document) to the extent such amendment, modification, or waiver would have the effect of permitting any transaction or action that would otherwise be prohibited by clauses (viii), (ix), (x), (xi) or (xii) of this proviso or Section 6.13, in each case, without the prior written consent of each Lender;
provided, further, that no such agreement shall (i) amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent acting as such at the effective date of such agreement, as applicable or (ii) amend, modify or waive any provision of Section 8.05 or Section 9.05 that affects any Agent without the written consent of such Agent, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section and any consent by any Lender pursuant to this Section shall bind any assignee of such Lender.
The parties acknowledge and agree that in no event shall any waiver, amendment or modification be effective with respect to an Agent unless and until such Agent receives a copy of such waiver, amendment or modification.

(c)    Notwithstanding the other provisions of this Section 9.08, the Borrower and the Administrative Agent and/or the Collateral Agent may (but shall have no obligation to) amend or supplement the Loan Documents without the consent of any other Lender Party (i) to cure any ambiguity, defect or inconsistency, (ii) to make any change that would provide any additional rights or benefits to the Lender Parties, or (iii) to make, complete or confirm any grant of Collateral or make equity contributions, in either case, permitted or required by this Agreement or any of the Loan Documents or any release of any Collateral that is otherwise permitted under the terms of this Agreement and the other Loan Documents; provided that no amendment, supplement, or modification made pursuant to this Section 9.08(c) shall (A) have the effect of subordinating the Liens securing the Obligations, (B) permit the incurrence of Indebtedness secured by Liens senior to or pari passu with the Liens securing the Obligations (other than Permitted Liens as in effect on the Closing Date), (C) amend or modify the definition of “Required Lenders”, “Eligible Assignee”, or any other defined term in a manner that would result in a change that would otherwise require the consent of each Lender or each affected Lender under Section 9.08(b), or (D) have the effect of waiving, amending, or modifying any provision of this Agreement that restricts liability management transactions or non-pro-rata treatment of Lenders.
(d)    Without the consent of any other Lender Party, the Borrower and the Administrative Agent and/or the Collateral Agent, as applicable, may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local Requirements of Law to give effect to or protect any security interest for the benefit of the Secured Parties in any property or so that the security interests therein comply with applicable Requirements of Law. Notwithstanding any provision herein to the contrary, the Administrative Agent and Collateral Agent Fee Letter may be amended, supplemented, waived or otherwise modified by the parties thereto without the consent of any other Person.
(e)    Notwithstanding anything to the contrary contained herein, if at any time any change in GAAP would affect any computation, basket or defined term set forth in any Loan Document, and the Borrower shall at such time or thereafter so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend the relevant provisions of the Loan Documents to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, such computation, basket or defined term shall continue to be computed in conformity with GAAP but without giving effect to such identified changes to GAAP. Any amendment pursuant to this clause (e) shall not require the consent of any Secured Party other than the Administrative Agent.
Section 9.09    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable Requirements of Law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable Requirements of Law, the rate of interest payable hereunder, together with all Charges payable to such Lender, shall be limited to the Maximum Rate; provided that such excess amount shall be paid to such Lender on subsequent payment dates to the extent not exceeding the legal limitation.
Section 9.10    Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Fee Letters and any other fee letters entered into between Borrower and any Lender Party or Arranger (or any of their Affiliates) in connection with the Loan Documents shall survive the execution and delivery of this Agreement and remain in full force and effect. Subject to the last sentence of Section 9.04(a), nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.
Section 9.11    WAIVERS. EACH PARTY HERETO IRREVOCABLY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.
Section 9.12    Severability. In the event any one (1) or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
Section 9.13    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one (1) contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile or “pdf” transmission shall be as effective as delivery of a manually signed original.
Section 9.14    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
Section 9.15    Jurisdiction; Venue.
(a)    The Borrower and each Lender Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any of the Lender Parties or the Borrower, as applicable, of the foregoing in any way relating to this Agreement or any other Loan Document (other than any Mortgage) or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in each case sitting in New York City, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.
(b)    Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in each case sitting in New York City. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c)    Each of the parties hereto hereby irrevocably and unconditionally waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 9.15 any special, exemplary, punitive or consequential damages (except to the extent due and owing by any Agent pursuant to a claim in favor of any third-party).
Section 9.16    Confidentiality. Each Lender Party (and any sub-agent appointed by any Agent) agrees that it shall maintain in strict confidence the terms and conditions of the Loan Documents and any information relating to the Borrower and any other Affiliate of the Borrower and its respective businesses provided to it by or on behalf of the Borrower or any other Affiliate of the Borrower (other than information that (a) has become available to the public other than as a result of a disclosure by such Lender Party, (b) has been independently developed by such Lender Party or its Representatives (as defined herein) without use of information provided hereunder or by violating this Section 9.16 or (c) was or becomes available to such Lender Party or its Representatives from a third party having, to such Lender Party’s knowledge, no legal or contractual obligations of confidentiality to the Borrower or any other Affiliate of the Borrower with respect to such information) and shall not reveal the same other than to such Lender Party’s Affiliates and its and their respective members, partners, investors, directors, officers, employees, consultants, sources of debt and/or equity financing, co-investors, agents, advisors, any existing or potential client of any Lender Party or its Affiliates, or any existing or potential, direct or indirect, investor in any private fund, investment vehicle or account sponsored, managed and/or advised by such Lender Party or any of its Affiliates (collectively, “Representatives”) or to any Person that approves or administers the Loans on behalf of such Lender Party (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16), except (A) to the extent necessary to comply with any law, rule, regulation, legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of normal reporting or review procedures to Governmental Authorities or the National Association of Insurance Commissioners, (C) to its Related Parties’ Affiliates, directors (or equivalent managers), officers, members, partners, stockholders, co-investors, financing sources, managed accounts, legal counsel employees, independent auditors, other professionals, experts and advisors, including accountants, legal counsel and other advisors, or other agents and sub-agents that are retained by such Agent or such Lender to assist with administration of the Loans in the ordinary course of business (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (D) in order to enforce its rights under any Loan Document in a legal proceeding, (E) to any prospective assignee of, or prospective Participant in, any of its rights under this Agreement and each of their respective direct and indirect investors, professional advisors or investment advisors (so long as such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (F) to its pledgees permitted under Section 9.04(d), (G) (i) to the extent necessary and on a confidential basis, to its insurers, re-insurers and other credit support providers and (ii) on a confidential basis, to any rating agency in connection with rating the Borrower or this Agreement and (H) to any direct or indirect actual or prospective contractual counterparty to a Hedge Agreement or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.16). In addition, the Administrative Agent and the Lenders may disclose (A) the existence of this Agreement, (B) statistical data about this Agreement without reference to specific terms and conditions or persons except as contemplated in clause (C), and (C) the identity of each of the Administrative Agent, the Collateral Agent and the Lenders to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.
Notwithstanding anything to the contrary herein, Restricted Documents may only be disclosed to the Administrative Agent and the legal advisors to the Lender Parties (to the extent required by legal advisor in order to deliver reports required pursuant to any Loan Document), subject to redaction of commercially sensitive information in any such disclosed Restricted Documents provided to the Administrative Agent or the legal advisors and/or subject, if necessary or advisable based on the relevant Restricted Document, to any such recipient providing confidentiality undertakings or agreements directly to the applicable counterparty to such Restricted Document. As used herein, “Restricted Documents” means any confidential document that contains confidentiality restrictions that require the Borrower or any of their Affiliates, as applicable, to comply with a restricted procedure and identified as such by the Borrower to the Administrative Agent.
Section 9.17    Communications.
(a)    Delivery.
(i)    The Borrower hereby agrees that it will use all reasonable efforts to provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any Default or Event of Default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications collectively, the “Communications”), by transmitting the

Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at the address referenced on Schedule 9.01. Nothing in this Section 9.17 shall prejudice the right of any Arranger, any Lender Party or Borrower to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document.
(ii)    The Administrative Agent agrees that receipt of the Communications by the Administrative Agent at the email address referenced in Schedule 9.01 shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform (as defined below) shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such email address.
(b)    Posting. The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks, SyndTrak or a substantially similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (each, an “Agent Party”) have any liability to Borrower, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of Borrower’s or the Administrative Agent’s transmission of communications through the internet, except to the extent the liability of any Agent Party is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent Party’s gross negligence or willful misconduct.
Section 9.18    Release of Liens. In the event that Borrower conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of any of its assets in a transaction not prohibited by this Agreement and the other Loan Documents, the Administrative Agent and the Collateral Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by Borrower and at Borrower’s expense to release any Liens created by any Loan Document in respect of such assets (including Equity Interests in Borrower); provided that, as a condition precedent to any such release, (i) the Administrative Agent may request and rely upon a certificate of a Responsible Officer of the Borrower certifying that the applicable transaction is permitted under this Agreement and the other Loan Documents and (ii) the Administrative Agent may request direction from the Required Lenders (or all Lenders, to the extent required under Section 9.08) prior to executing any such release. In addition, the Collateral Agent agrees to take such actions as are reasonably requested by the Borrower and at Borrower’s expense to terminate the Liens and security interests created by the Loan Documents immediately upon the occurrence of the Discharge Date. Any representation, warranty or covenant contained in any Loan Document relating to any such assets shall no longer be deemed to be made with respect to, nor will it be applicable to, such assets once such assets are so conveyed, sold, leased, assigned, transferred or disposed of.
Section 9.19    U.S.A. Patriot Act. Each Agent and each Lender hereby notifies Borrower that pursuant to the requirements of the U.S.A. Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow the Agents and the Lenders to identify Borrower in accordance with the U.S.A. Patriot Act.
Section 9.20    Scope of Liability. Notwithstanding anything to the contrary in this Agreement, any other Loan Document, or any other document, certificate or instrument executed by Borrower pursuant hereto or thereto, none of the Lender Parties shall have any claims with respect to the transactions contemplated by the Loan Documents against Borrower or any of its Affiliates (other than the Borrower Group Members), shareholders, officers, directors, employees representatives, Controlling persons, executives or agents (collectively, the “Non-Recourse Persons”), such claims against such Non-Recourse Persons (including as may arise by operation of law) being expressly waived hereby; provided that the foregoing provision of this Section 9.20 shall not:
(a)    constitute a waiver, release or discharge (or otherwise impair the enforceability) of any of the Obligations, or of any of the terms, covenants, conditions, or provisions of any Loan Document and the same shall continue (subject to clause (e) below, but without personal liability of the Non-Recourse Persons) until fully paid, discharged, observed, or performed;
(b)    constitute a waiver, release or discharge of any lien or security interest purported to be created pursuant to the Security Documents (or otherwise impair the ability of any Secured Party to realize or foreclose upon any Collateral);
(c)    limit or restrict the right of any Lender Party (or any assignee, beneficiary or successor thereto) to name Borrower or any other person as a defendant in any action or suit for a judicial foreclosure or for the exercise of any other remedy under or with respect to any Loan Document, or for injunction or specific performance, so long as no judgment in the nature of a deficiency judgment shall be enforced against any Non-Recourse Person, except as set forth in other provisions of this Section 9.20;
(d)    in any way limit or restrict any right or remedy of any Lender Party (or any assignee or beneficiary thereof or successor thereto) with respect to, and each of the Non-Recourse Persons shall remain fully liable to the extent that it would otherwise be liable for its own actions with respect to, any fraud (which shall not include innocent or negligent misrepresentation), willful misrepresentation, or misappropriation of revenues, profits or proceeds from or of any Collateral, that should or would have been paid as provided herein or paid or delivered to any Lender Party (or any assignee or beneficiary thereof or successor thereto) towards any payment required under this Agreement or any other Loan Document; or
(e)    affect or diminish in any way or constitute a waiver, release or discharge of any obligation, covenant, or agreement made by any Non-Recourse Person (or any security granted by any Non-Recourse Person in support of the obligations of any Person) under or in connection with any Loan Document or as security for the Obligations.
Section 9.21    Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any

Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 9.22    E-Signature. The words “execution”, “execute”, “signed”, “signature”, and words of like import in or related to any document signed or to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 9.23    Acknowledgements. Borrower hereby acknowledges that:
(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
(b)    neither any Agent nor any Lender Party has any fiduciary relationship with or duty to Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agent and the Lender Parties, on the one (1) hand, and Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
(c)    no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby or thereby among the Lender Parties or among the Borrower and the Lender Parties.
Section 9.24    Acknowledgement Regarding Any Supported QFCs.
To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)    As used in this Section 9.24, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed by their respective authorized representatives as of the day and year first written above.
FLOTEK INDUSTRIES, INC.,
as Borrower

By: /s/ Ryan G. Ezell
Name: Ryan G. Ezell
Title: Chief Executive Officer

FLOTEK INTERNATIONAL, INC.,
as Subsidiary Guarantor

By: /s/ Ryan G. Ezell
Name: Ryan G. Ezell
Title: Chief Executive Officer

FLOTEK CHEMISTRY, LLC,
as Subsidiary Guarantor

By: /s/ Ryan G. Ezell
Name: Ryan G. Ezell
Title: Chief Executive Officer

JP3 MEASUREMENT, LLC,
as Subsidiary Guarantor

By: /s/ Ryan G. Ezell
Name: Ryan G. Ezell
Title: Chief Executive Officer

FLOTEK PAYMASTER, INC.,
as Subsidiary Guarantor

By: /s/ Ryan G. Ezell
[Signature Page to Credit Agreement]

Name: Ryan G. Ezell
Title: Chief Executive Officer

MATERIAL TRANSLOGISTICS, INC,
as Subsidiary Guarantor

By: /s/ Ryan G. Ezell
Name: Ryan G. Ezell
Title: Chief Executive Officer

PWRTEK, LLC,
as Subsidiary Guarantor

By: /s/ Ryan G. Ezell
Name: Ryan G. Ezell
Title: Chief Executive Officer

USA PETROVALVE, INC.,
as Subsidiary Guarantor

By: /s/ Ryan G. Ezell
Name: Ryan G. Ezell
Title: Chief Executive Officer

FLOTEK EXPORT, INC.,
as Subsidiary Guarantor

By: /s/ Ryan G. Ezell
Name: Ryan G. Ezell
Title: Chief Executive Officer

[Signature Page to Credit Agreement]

ALTER DOMUS (US) LLC,
as Administrative Agent

By: /s/ Pinju Chiu
Name: Pinju Chiu
Title: Counsel

[Signature Page to Credit Agreement]

ALTER DOMUS (US) LLC,
as Collateral Agent

By: /s/ Pinju Chiu
Name: Pinju Chiu
Title: Counsel

[Signature Page to Credit Agreement]

ELDA RIVER CREDIT OPPORTUNITIES MASTER FUND A, L.P,
as Coordinating Lead Arranger and Lender
By: Elda River Credit Partners, LLC
Its: General Partner

By: Elda River Capital Management, LLC,
Its: Managing Member

By: /s/ Timothan Nolan
Name: Timothy Nolan
Title: General Counsel and Chief Compliance Officer

ELDA RIVER EMERALD FUND LLC – SERIES 3 as Lender
By: Elda River Capital Management, LLC,
Its: Managing Member

By: /s/ Timothan Nolan
Name: Timothy Nolan
Title: General Counsel and Chief Compliance Officer

[Signature Page to Credit Agreement]

PC ENERGY CREDIT I LLC,
as a Lender

By: /s/ Robert J. Barrett IV
Name: Robert J. Barrett IV
Title: President
[Signature Page to Credit Agreement]

AMERICAN LIFE & SECURITY CORP.,
as a Lender
By: Antarctica Investment Advisors, LLC,
its Investment Manager

By: /s/ Chandra R. Patel
Name: Chandra R. Patel
Title: Managing Partner

[Signature Page to Credit Agreement]